      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1998

                                                          REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              THE WMA CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                           6311                          58-2179041
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)
                                                             S. HUBERT HUMPHREY, JR.
                                                       PRESIDENT & CHIEF EXECUTIVE OFFICER
           11315 JOHNS CREEK PARKWAY                        11315 JOHNS CREEK PARKWAY
             DULUTH, GEORGIA 30097                            DULUTH, GEORGIA 30097
                (770) 248-3311                                   (770) 453-9300
    (Name, address, including zip code, and          (Name, address, including zip code, and
    telephone number, including area code, of    telephone number, including area code, of agent
    registrant's principal executive offices)                     for service)

                             ---------------------

                                with copies to:

                            CLAIR W. LANGMAID, ESQ.
                             MERRITT & TENNEY, LLP
                           200 GALLERIA PARKWAY, N.W.
                                   SUITE 500
                          ATLANTA, GEORGIA 30339-3183
                                 (770) 952-6550

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:   As soon
as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                               PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF           AMOUNT TO BE       PROPOSED MAXIMUM    AGGREGATE OFFERING       AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED         OFFERING PRICE          PRICE(1)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.....        Shares                 $               $37,500,000           $11,062.50
======================================================================================================================

(1) Estimated pursuant to Rule 457 solely for the purposes of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT HIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              THE WMA CORPORATION

                             CROSS REFERENCE SHEET

              (PURSUANT TO ITEM 501 OF REGULATION S-K SHOWING THE
            LOCATION IN THE PROSPECTUS OF THE RESPONSES TO THE ITEMS
                             OF PART I OF FORM S-1)

                    FORM S-1
                    ITEM NO.                                LOCATION IN PROSPECTUS
                    --------                                ----------------------
 1.  Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover
       Cover Pages of Prospectus................  Inside Front Cover Page;
                                                  Outside Back Cover Page
 3.  Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors
 4.  Use of Proceeds............................  Use of Proceeds
 5.  Determination of Offering Price............  Outside Front Cover Page; How to Subscribe
 6.  Dilution...................................  Dilution
 7.  Selling Security Holders...................  Not Applicable
 8.  Plan of Distribution.......................  How to Subscribe
 9.  Description of Securities to be
       Registered...............................  Description of Capital Stock
10.  Interests of Named Experts and Counsel.....  Experts
11.  Information with Respect to the
       Registrant...............................  Prospectus Summary; Risk Factors; The
                                                  Company; Dividend Policy; Capitalization;
                                                  Selected Financial Data; Management's
                                                  Discussion and Analysis of Financial
                                                  Condition and Results of Operations;
                                                  Business; Management; Certain Transactions
                                                  and Relationships; Principal Stockholders;
                                                  Description of Capital Stock; Shares
                                                  Eligible for Future Sale; Financial
                                                  Statements;
12.  Disclosure of Commission's Position on
       Indemnification for Securities Act
       Liabilities..............................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 9, 1998

                                               SHARES

                                   (LOGO WMA)
                                  COMMON STOCK
                             ---------------------

    All of the             shares of common stock, $.001 par value (the "Common
Stock") offered hereby (the "Subscription Offering") are being offered on a non-underwritten, best efforts, minimum-maximum basis by The WMA Corporation (the "Company") until termination or the maximum offering has been achieved. The Subscription Offering is being made directly and exclusively to: (i) certain independent sales agents contractually affiliated with World Marketing Alliance, Inc. ("Agent Subscribers"); (ii) certain employees of World Marketing Alliance, Inc. and its affiliated companies ("Employee Subscribers"); (iii) individual retirement accounts, simplified employee plans, and Keogh Plans (collectively, the "Pension Plans") of Agent Subscribers and Employee Subscribers; and (iv) certain other investors acceptable to the Company. The term "Subscribers" refers to all Agent Subscribers, Employee Subscribers, their Pension Plans and other investors who receive directly from the Company a copy of this Prospectus and a Subscription Agreement on which the Subscriber's name and mailing address is preprinted. See "How to Subscribe" for a description of the procedures to be followed in order to subscribe in the Subscription Offering.

    To date, there is no public market for shares of Common Stock of the
Company. The subscription price per share of Common Stock is $        (the
"Subscription Price"). The Subscription Price was set by the Company after
consultation with             , its financial advisor for the Subscription
Offering. See "How to Subscribe -- Determination of Offering Price". The minimum
subscription is 50 shares or $        . All subscription funds received will be
held in escrow pending receipt and acceptance of subscription agreements to purchase a minimum of $5,250,000 of Common Stock (the "Minimum Offering"). See "How to Subscribe -- Subscription Agent and Escrow Arrangements" for a description of the escrow arrangements. The Subscription Offering will terminate on October 30, 1998, if the Company fails to receive and accept by that date subscription agreements between Subscribers and the Company (the "Subscription Agreements") for the Minimum Offering.

    SUBSCRIPTION AGREEMENTS TOGETHER WITH PAYMENT FOR THE NUMBER OF SHARES FOR WHICH THE SUBSCRIBER WISHES TO SUBSCRIBE MUST BE RECEIVED BY AMERICAN STOCK TRANSFER & TRUST COMPANY, THE COMPANY'S SUBSCRIPTION AGENT (THE "SUBSCRIPTION AGENT"), PRIOR TO THE EXPIRATION TIME ("EXPIRATION TIME") WHICH SHALL BE THE EARLIER OF (I) OCTOBER 30, 1998 IF THE MINIMUM OFFERING IS NOT ATTAINED BY THAT DATE (II) RECEIPT AND ACCEPTANCE BY THE COMPANY OF SUBSCRIPTION AGREEMENTS TO PURCHASE A MAXIMUM OF $37,500,000 OF COMMON STOCK, OR (III) MARCH 31, 1999 UNLESS SUCH DATE IS EXTENDED BY THE COMPANY TO NO LATER THAN DECEMBER 31, 1999, OR (IV) TERMINATION OF THE SUBSCRIPTION OFFERING BY THE COMPANY AFTER THE MINIMUM OFFERING HAS BEEN ATTAINED. THE COMPANY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO INCREASE THE MAXIMUM NUMBER OF SHARES OFFERED TO NO MORE THAN
        . THE COMPANY MAY ACCEPT SUBSCRIPTION AGREEMENTS AFTER ATTAINING THE MINIMUM OFFERING UNTIL THE EXPIRATION TIME. Subscribers are urged to act promptly in returning their completed Subscription Agreements and payments to the Subscription Agent prior to the Expiration Time. See "How to Subscribe -- Expiration Time". ALL SUBSCRIPTION AGREEMENTS RECEIVED BY THE SUBSCRIPTION AGENT ARE IRREVOCABLE.

    The Company has applied to the National Association of Securities Dealers Automatic Quotation System ("NASDAQ") National Market to have the Company's Common Stock approved for quotation under the symbol "WMAC". It is anticipated that such quotation will become effective on or before October 30, 1998, if the Company has received the Minimum Offering by that date.

                             ---------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN RISK FACTORS TO BE TAKEN INTO CONSIDERATION IN DETERMINING WHETHER TO INVEST IN THE COMPANY'S COMMON STOCK.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY THE SECURITIES COMMISSION OF ANY STATE, NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===================================================================================================================
                                                                       SUBSCRIPTION              PROCEEDS TO
                                                                          PRICE                   COMPANY(1)
-------------------------------------------------------------------------------------------------------------------
Per Share......................................................             $                    $37,500,000
-------------------------------------------------------------------------------------------------------------------
Total................................         Minimum(2)                    $                    $ 5,250,000
-------------------------------------------------------------------------------------------------------------------
                                              Maximum(3)                    $                    $37,500,000
===================================================================================================================

(1) Before deducting expenses of the Subscription Offering payable by the Company, estimated to be $750,000.
(2) Assumes              shares are sold in the Subscription Offering at the
    Subscription Price.
(3) Assumes all shares are sold in the Subscription Offering at the Subscription Price. The Company reserves the right in its sole discretion to increase the maximum number of shares of Common Stock available in the Subscription
    Offering to no more than              .

    The shares of Common Stock offered in the Subscription Offering are subject to the receipt and acceptance of properly completed Subscription Agreements accompanied by proper payment of the total purchase price in good funds and subject to the Company's right to terminate the Subscription Offering at any time in its absolute discretion. The Company may reject any Subscription Agreement in whole or in part for any reason. Funds received by the Subscription Agent will be placed in an escrow account and will remain the property of the Subscribers pending acceptance by the Company of the Minimum Offering. Escrowed subscription funds relating to Subscription Agreements which the Company has not accepted within one month after the Expiration Time will be returned promptly thereafter to Subscribers. See "How to Subscribe -- Subscription Agent and Escrow Arrangements". It is expected that delivery of certificates representing the Common Stock will be made no later than sixty days after the Expiration Time.
                             ---------------------
                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1998.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information herein and the Company's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, (i) all financial data relating to the Company have been prepared using generally accepted accounting principles in the United States ("GAAP"), (ii) "Company" means The WMA Corporation and, unless the context requires otherwise, its wholly-owned subsidiary, WMA Life Insurance Company Limited, a Bermuda life insurance company ("WMA Life"), and (iii) "WMA Agency" means World Marketing Alliance, Inc., an insurance agency, WMA Securities, Inc., a securities broker, and certain related persons that are involved in the marketing and sale of life insurance, annuities and other financial services. The Company does not have any investment in WMA Agency and the Common Stock offered in the Subscription Offering represents no interest in WMA Agency. Certain information contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy, are forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the forward-looking statements contained herein, see "Risk Factors". See "Glossary of Insurance Terms" for definitions of certain insurance terms used herein.

                                  THE COMPANY

     The Company, through WMA Life, provides reinsurance for certain life insurance companies on variable universal life insurance ("VUL") and variable annuity products sold through WMA Agency. Through 1997, the Company primarily reinsured mortality risks on VUL products, but it has recently expanded its most significant reinsurance relationship to assume more of the benefits and risks associated with the underlying policies. For the year ended December 31, 1997, the Company earned $1.5 million on revenues of $6.8 million. Total assets and stockholders' equity at December 31, 1997 were $25.1 million and $22.1 million, respectively. As of December 31, 1997, the Company reinsured approximately 150,000 policies and had life reinsurance in force with an aggregate face value of $4.2 billion.

     For the three months ended March 31, 1998, the Company earned $314,000 on revenues of $2.1 million. Total assets and stockholders' equity at March 31, 1998 were $27.2 million and $22.4 million, respectively. As of March 31, 1998, the Company reinsured approximately 167,200 policies and had life reinsurance in force with an aggregate face value of nearly $4.7 billion.

     The Company benefits from the ongoing support of WMA Agency, an international sales and marketing organization which markets life insurance, annuities and other financial services. WMA Agency is authorized to sell life insurance and annuity products in all 50 states and in other jurisdictions. WMA Agency has a large network of independent insurance agents ("WMA Sales Associates"). The Company's Chief Executive Officer, S. Hubert Humphrey, Jr., owns substantially all of the common stock of World Marketing Alliance, Inc. and the related companies constituting WMA Agency.

     The Company was formed in 1995, principally to provide an opportunity for WMA Sales Associates to participate indirectly in certain of the business produced by WMA Agency. In a non-underwritten offering initiated in December, 1995, the Company offered shares of its Common Stock to certain WMA Sales Associates and employees of WMA Agency. The Company believes that WMA Sales Associates who have an equity interest in the Company have a greater incentive to place profitable and persistent business with life insurers that are reinsured by the Company. As of March 31, 1998, WMA Sales Associates and employees of WMA Agency owned substantially all of the outstanding Common Stock of the Company. The Company has entered into an agreement with WMA Agency which provides that WMA Agency will use its best efforts to cause the life insurance companies with which it has selling agreements to enter into reinsurance agreements with the Company covering the life insurance and annuity products sold through WMA Agency. See "Certain Relationships and Related
Transactions -- WMA Agency Agreement."

     The Company currently has reinsurance agreements with the three following life insurance companies (hereinafter collectively referred to as the "Ceding Life Companies"):

     - Western Reserve Life Assurance Company of Ohio ("Western Reserve"), a member of the AEGON international insurance group.

     - Kemper Investors Life Insurance Company ("Kemper"), a member of the Zurich international insurance group.

     - American Skandia Life Assurance Corporation ("American Skandia"), a member of the Skandia international insurance group.

     The Company's most significant reinsurance relationship is currently with Western Reserve.

     The Company recently entered into new reinsurance agreements with Western Reserve on certain VUL and variable annuity products which will enable the Company to participate in earnings arising principally from mortality and expense charges, costs of insurance charges, sales charges associated with surrenders, credited interest rate spreads, administrative charges and asset based allowances. These new reinsurance agreements provide that Western Reserve will reinsure on a coinsurance and modified coinsurance basis with the Company, during 1998, 20% of certain of its VUL policies and 40% of certain of its variable annuity products sold through WMA Agency. In subsequent years, the Company and Western Reserve will jointly determine the quota share percentages applicable to new VUL and variable annuity business written through WMA Agency. This determination will be based, upon (i) the total new premiums collected by Western Reserve written through WMA Agency, and (ii) the total new VUL and variable annuity business written by WMA Agency with all insurance companies during a given year. As the premium volume of new business of Western Reserve's VUL and variable annuity business written through WMA Agency increases in subsequent years, the Company's quota-share percentage of reinsurance of this business may also increase up to a maximum of 40% of Western Reserve's VUL production written through WMA Agency and 50% for such variable annuity production. These quota-share percentages may be less with regard to new business, if scheduled Western Reserve market share percentages of WMA Agency's total VUL and variable annuity production are not attained. See
"Business -- Reinsurance Agreements".

     BUSINESS STRATEGY. The Company's ability to achieve growth and profitability will depend upon the marketing and sales efforts of WMA Agency and upon the successful implementation of the Company's business strategy. The principal elements of this strategy are:

          Expand Reinsurance Coverages. By broadening its current reinsurance coverages beyond mortality risks, the Company seeks to diversify its exposure and participate more fully in earnings generated by life insurance and annuity products sold through WMA Agency. The new reinsurance agreements with Western Reserve are significant steps taken to implement the Company's strategy. The Company will seek to enter into similar agreements with certain other life insurance companies whose products are sold through WMA Agency.

          Continue to Leverage the Relationship with WMA Agency. The ability of WMA Agency to market and sell life insurance and annuity products for the Ceding Life Companies is the basis of all of the Company's reinsurance relationships and has enabled the Company to negotiate its new reinsurance agreements with Western Reserve. The Company will seek to continue its close relationship with WMA Agency and to utilize this relationship to negotiate reinsurance agreements favorable to the Company.

          Strengthen the Relationship with WMA Sales Associates. Through investments in the Company, WMA Sales Associates have the opportunity to participate in earnings generated by certain life insurance and annuities sold through WMA Agency. As a result of their equity interest in the Company, WMA Sales Associates have a greater incentive to place profitable and persistent business with the Ceding Life Companies, which benefits the Company through its reinsurance agreements with the Ceding Life Companies.

          Pursue Strategic Opportunities and Acquisitions. The Company will consider acquisitions and other opportunities designed to enable the Company to further benefit from its relationship with WMA Agency. The Company over time may expand and diversify its operations into businesses related to the sale and administration of life insurance, annuities and other financial services sold through WMA Agency.

     RISK FACTORS. Prospective Subscribers should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus in its entirety.

     FORWARD-LOOKING STATEMENTS. Certain statements in this Prospectus Summary and under the captions "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to increases in revenues and net income by expanding reinsurance capacity and writing different types of reinsurance, such as coinsurance and modified coinsurance. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                             (corporate structure)

                                  THE OFFERING

Common Stock offered in the
  Subscription
  Offering(1)..............       shares

Common Stock to be
outstanding after the
  Subscription
  Offering(1)..............       shares

Use of Proceeds............  The amount of proceeds from the Subscription
                             Offering will vary depending upon, among other things, the total number of shares subscribed for in the Subscription Offering. It is anticipated that the proceeds of the Subscription Offering will be applied to make additional contributions to the capital of WMA Life. WMA Life shall use a significant portion of the proceeds to make payments of reinsurance allowances to Western Reserve.

Proposed NASDAQ National
  Market Symbol............  WMAC
---------------

(1) Assumes all shares offered in the Subscription Offering are sold at the Subscription Price. The Company, however, reserves the right, in its sole discretion, to increase the maximum number of shares being offered to no
    more than              and to extend the Expiration Time to no later than
    December 31, 1999.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary historical financial data derived from the Consolidated Financial Statements of the Company for the period March 9, 1995 through December 31, 1995, the years ended December 31, 1996 and 1997, and for the three month periods ended March 31, 1997 and 1998. The summary historical financial data as of and for the years ended December 31, 1996 and 1997 have been derived from the Consolidated Financial Statements of the Company audited by KPMG Peat Marwick LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. The financial data as of and for the period ended December 31, 1995 have been derived from the Consolidated Financial Statements of the Company audited by Snyder, Camp, Stewart & Company, LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. This information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                          YEAR OR PERIOD ENDED
                                                              DECEMBER 31,
                                                       --------------------------    THREE MONTHS
                                                         FROM                       ENDED MARCH 31,
                                                       MARCH 9,                     ---------------
                                                         1995      1996     1997     1997     1998
                                                       --------   ------   ------   ------   ------
                                                                                      (UNAUDITED)
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
  Premiums...........................................   $    0    $2,007   $5,217   $1,068   $1,729
  Net investment income..............................        6       627    1,088      257      250
  Total revenues.....................................        6     2,634    6,800    1,325    2,138
  Total benefits and expenses........................      361     1,977    4,465      797    1,662
  Net income (loss) before income taxes..............     (355)      657    2,335      528      476
  Net income (loss) after income taxes...............     (355)      544    1,519      323      314
  Basic and diluted income (loss) per share..........   $(0.87)   $ 0.44   $ 0.63   $ 0.14   $ 0.13
  Weighted average common shares outstanding.........      408     1,247    2,395    2,386    2,497

                                                 AS OF DECEMBER 31,                  MARCH 31,
                                          ---------------------------------   -----------------------
                                           1995        1996         1997         1997         1998
                                          -------   ----------   ----------   ----------   ----------
                                                                                    (UNAUDITED)
                                                            (AMOUNTS IN THOUSANDS)
BALANCE DATA SHEET:
  Total investments.....................   $   0    $   16,157   $   18,413   $   16,857   $   17,836
  Total assets..........................     782        19,270       25,066       20,542       27,159
  Total liabilities.....................     887           917        2,990        1,070        4,709
  Total stockholders' equity
     (deficit)..........................    (105)       18,353       22,076       19,472       22,450
OTHER DATA:
  Life reinsurance business in force....   $   0    $2,673,000   $4,162,000   $2,983,000   $4,660,000
  Actual shares outstanding.............     500         2,306        2,498        2,412        2,496

                                  RISK FACTORS

     An investment in the Company's Common Stock involves certain significant risks. Prospective Subscribers should carefully consider the factors set forth below, as well as other information contained in or incorporated by reference into this Prospectus before purchasing the shares offered hereby.

RELIANCE ON WMA AGENCY AND WMA SALES ASSOCIATES

     All life insurance and annuities reinsured by the Company were written by the Ceding Life Companies through WMA Agency. The Company's growth is, and for the foreseeable future will continue to be, completely dependent on (i) WMA Agency's ability to market and sell life insurance and annuity products, and
(ii) WMA Agency's agreement and ability to use its influence to encourage the life insurance companies with which it places business to reinsure a portion of such business with the Company. Management believes that the ability of WMA Agency to market and sell life insurance and annuity products could be affected by many factors, including the following: the ability of WMA Agency to recruit, train, motivate and retain successful WMA Sales Associates; the degree of market acceptance of the products offered through WMA Agency; the loss of the services of Mr. Humphrey; a change in control of WMA Agency; the relationship between WMA Agency and Western Reserve and the other life insurance companies with which WMA Agency currently places, or may in the future place, business; the failure of WMA Agency or WMA Sales Associates to comply with federal, state and National Association of Securities Dealers ("NASD") regulatory requirements applicable to the sale of insurance and investment products; adverse publicity concerning WMA Agency; the ability of WMA Agency to meet its debt obligations; and competition from other financial services companies in the sale of insurance and investment products. See "-- Certain WMA Agency Regulatory Matters".

     The Company's growth will depend largely on the efforts of WMA Sales Associates, who are independent contractors of WMA Agency. WMA Sales Associates can voluntarily terminate their contracts with WMA Agency at any time. Future growth in the Company's business will depend largely upon either an increase in the productivity of existing WMA Sales Associates or growth in the number of productive WMA Sales Associates. Since WMA Sales Associates are contracted by WMA Agency and not by the Company, the Company is not in a position to direct or oversee the activities of WMA Sales Associates. Due to competition among insurance companies and insurance marketing organizations for successful producers, there can be no assurance that WMA Agency will be able to retain some or all of the top producing members of its significant sales teams. The loss of one or more of the top producing sales teams within WMA Agency could have a material, adverse effect upon the Company.

CERTAIN WMA AGENCY REGULATORY MATTERS

     The VUL and variable annuity products marketed by WMA Agency are treated as securities under federal and state securities laws. In order to sell these products, the WMA Sales Associates must be individually licensed by the NASD and must become affiliated with a registered securities broker-dealer. WMA Securities, Inc. ("WMAS") is a registered broker-dealer having common ownership with WMA Agency. All of the WMA Sales Associates who are licensed to sell VUL and variable annuity products are registered representatives of WMAS.

     As a registered broker-dealer, WMAS's operations are subject to periodic examination and review by both the NASD and the Securities and Exchange Commission ("SEC"), a federal agency. In September, 1997, the Atlanta District Office of the SEC examined the operations of WMAS. On February 3, 1998, WMAS received a letter from the SEC setting forth certain alleged deficiencies and violations of the Securities Exchange Act of 1934 pertaining to net capital requirements, record keeping and other compliance matters. In response to this letter, WMAS subsequently engaged a consultant to make recommendations to WMAS on how to improve its compliance practice and has notified the SEC in its response that it plans to implement the consultant's recommendations. Implementation of these recommendations is underway and will involve significant capital expenditures by WMAS and could lead to a temporary disruption of WMAS's business.

     The Company understands that it is not the current policy of the SEC to issue any written advice as to whether the steps taken by a recipient of a deficiency letter to address alleged deficiencies are adequate or satisfactory; therefore, it is unlikely that WMAS will receive any indication from the SEC regarding the adequacy of the corrective action that it has taken or intends to take, until the SEC conducts a subsequent examination of the operations of WMAS and the alleged deficiencies contained in the current deficiency letter are no longer found to exist. WMAS cannot determine when or if the SEC will conduct a subsequent examination of its operations nor can it predict the outcome of such examination should it occur.

     If the SEC believes that the alleged deficiencies contained in the above deficiency letter rise to the level of a potential violation of the federal securities laws, the SEC, through its Enforcement Division, may initiate further investigation. If such a further investigation reveals one or more violations of the federal securities laws, the Enforcement Division may recommend the imposition of sanctions against WMAS. These sanctions, should they be imposed, could take various forms, including but not limited to, the imposition of monetary penalties which can be quite substantial depending upon the nature and severity of the violation, heightened regulatory scrutiny by the SEC and NASD, and the temporary suspension or permanent revocation of WMAS's registration or of the licenses of WMA Sales Associates, resulting in the broker-dealer's inability to continue operations.

     There can be no assurance that the SEC, through its Enforcement Division, after an investigation, will not seek to impose sanctions against WMAS, which if substantial could impair the financial and operating condition of WMAS. If WMA Sales Associates are no longer able to maintain their licenses with WMAS, a disruption of the sale of new VUL and variable annuity products would result until the WMA Sales Associates could become registered with another broker-dealer. There can be no assurance, however, that WMA Sales Associates could register with another broker-dealer. Consequently, such a disruption could cause a significant interruption in the production of new business reinsured by the Company due to the Company's dependence upon WMA Agency and WMA Sales Associates for the marketing of new VUL and variable annuity policies which the Company may then reinsure.

DEPENDENCE ON CEDING LIFE COMPANIES

     Through March 31, 1998, the Company derived substantially all of its life insurance reinsurance revenue from VUL policies issued by Western Reserve and substantially all of its annuity reinsurance revenues from variable annuities issued by American Skandia. The termination of the Company's reinsurance relationships with either of these life insurance companies would have a material adverse effect on the operating results and prospects of the Company. The Company will have significant reinsurance balances due from the Ceding Life Companies, in particular Western Reserve, and, as a result, will be exposed to risk associated with the collection of these balances.

     Policies reinsured by the Company are administered by the Ceding Life Companies. The Ceding Life Companies provide the Company with the information necessary for managing the reinsurance business. Since the Company does not participate in the underwriting or any of the direct administration of the reinsured policies and has not independently reviewed the administrative practices of the Ceding Life Companies, management may not have sufficient information to evaluate the quality of or the administration of the business reinsured by the Company or the accuracy of the information provided by the Ceding Life Companies. See "Business -- Policy Administration".

LIMITED OPERATING AND PRODUCT HISTORY

     The Company, formed in 1995, did not commence its reinsurance operations until the end of the second quarter of 1996. Accordingly, it has been engaged in the reinsurance business for a relatively short period of time and has a limited history of operations. No assurance can be given that the future operations of the Company will be profitable.

     The Company's operating results are based on certain assumptions involving persistency, mortality, investment yields, expenses and other material characteristics of the reinsured policies. In view of the limited history of these policies, there can be no assurance that the assumptions made by the Company will prove to be appropriate. To the extent that actual product performance varies from the Company's assumptions, the Company may be required to make adjustments that may have a material adverse effect on the operating results and financial condition of the Company in future periods.

DEPENDENCE UPON VARIABLE PRODUCTS

     The Company currently reinsures only VUL and variable annuity policies sold through WMA Agency. No assurance can be given that VUL and variable annuity policies will continue to be accepted in the marketplace or that the Company will be able to reinsure other insurance products in the future. See "Federal Tax Proposals" and "Business -- Reinsurance Agreements".

LIMITED MANAGEMENT STAFF EXPERIENCE

     Most of the officers of the Company have limited experience or expertise in operating a reinsurance business. The Company has historically relied upon WMA Agency, the Ceding Life Companies and other third party providers for all managerial and administrative services. During the second quarter of 1998, the Company hired four employees, all of whom had previously been employees of WMA Agency. The Company will continue to rely on third party providers for many services. There can be no assurance that the Company will have sufficient resources and skills to operate its reinsurance business in a profitable manner or that it will be able to obtain or retain appropriate services from third party providers.

CONFLICTS OF INTEREST

     Mr. Humphrey, the Company's President, currently owns 20% of the Company's outstanding Common Stock. Mr. Humphrey has also recently been granted stock
options to purchase another      shares of Common Stock. In the event of his
exercise of these stock options, Mr. Humphrey would own   % of the Company's
Common Stock after the Subscription Offering. See "Management -- Executive Compensation". WMA Agency is also controlled by Mr. Humphrey and is, therefore, an affiliate of the Company. In addition, Mr. Humphrey and certain directors and officers of the Company are also employees of WMA Agency. The Company has and may continue to enter into transactions from time to time with WMA Agency, Mr. Humphrey, other officers or directors of the Company or their affiliates. Such transactions necessarily involve conflicts of interest, and the terms of such transactions may not necessarily be equivalent to the terms of transactions entered into between unrelated parties pursuant to arms length negotiations.

     The Company's officers do not, and are not required to, devote their time exclusively to the business of the Company, nor are they subject to noncompetition agreements. As a consequence, they could legally engage in activities which could be adverse to the best interests of the Company, subject to their fiduciary obligations to the Company under applicable corporate law. See "Certain Relationships and Related Transactions".

     In view of the substantial relationships among the Company, WMA Agency and Mr. Humphrey, conflicts of interest will exist or arise with respect to existing and future business dealings, including, without limitation: the terms of WMA Agency's selling agreements (including commission arrangements) and the Company's reinsurance relationships with life insurance companies; the relative commitment of time and energy of Mr. Humphrey and the other common executive officers of WMA Agency and the Company; agreements between the Company and WMA Agency; potential acquisitions of properties or businesses; the issuance of additional securities by the Company; the election of the Company's directors; and the payment of dividends by the Company. The Company's Board of Directors recently amended the Company's by-laws to require transactions in which a director or executive officer has a direct or indirect material interest to be approved by a majority of the Board of Directors, including a majority of disinterested directors, after full disclosure, or by the vote of the holders of a majority of the shares of Common Stock outstanding. There can be no assurance that any conflicts of interest will be resolved in favor of the Company. See "Certain Relationships and Related Transactions".

MATERIAL RISKS IN THE COMPANY'S REINSURANCE BUSINESS

     The Company faces certain specialized risks common to all life reinsurance companies. The Company's profitability will depend on the successful management of these material business risks, which are typically similar to the risks that the Ceding Life Companies face. Because of the Company's reliance on the Ceding Life Companies, the Company has less control over certain of these risks than the Ceding Life Companies or other life insurance companies. These risks include: adverse insurance experience; miscellaneous and external events; investment risk; and disintermediation, which are summarized as follows:

          Adverse Insurance Experience is the risk of mispricing the contingency being insured against. Items that typically make up the components of pricing include mortality, expenses, persistency (lapses and surrenders) and investment income. Although the Company does not participate in the selection of pricing assumptions or methodologies used in pricing the Ceding Life Company products, it does evaluate these elements in pricing the reinsurance agreements.

        - Mortality is the relative incidence of death experienced by insured lives as a group. Risk exists that the mortality on the lives reinsured by WMA Life may be above the mortality assumed in pricing its reinsurance or by the Ceding Life Companies in pricing the underlying policies, in which case profitability will be adversely affected.

        - Expenses typically consist of reinsurance expense allowances and internal operating expenses of the Company. Reinsurance expense allowances typically reimburse the Ceding Life Companies for commissions, issue expenses and administrative expenses that are associated with the reinsured policies. In general, the Company is not at risk for variance in the Ceding Life Companies' actual expenses from those agreed upon under the reinsurance agreements. However, operating expenses of the Company do represent a critical element in profitability. Risk exists that the expenses actually incurred will exceed expenses assumed by the Company in establishing the pricing of the reinsurance by the Company or by the Ceding Life Companies in pricing the underlying policies.

        - Persistency is the extent to which insurance policies are maintained by the policyholder. Policyholders sometimes do not pay premiums, thus causing their policies to lapse, or policyholders may choose to surrender their policies for their cash surrender value. Actual persistency is a factor in determining whether new business is profitable to insurance companies. If the actual experience is different from the initial assumptions, a loss could result. Depending on the nature of the reinsurance, and that of the underlying policy, a lapse or surrender may result in surrender charge revenue. The surrender charge revenue may be less than, or greater than, unamortized acquisition expenses. Accordingly, current period revenue may either increase or decrease. In addition, often during the first policy year, a refund of certain reinsurance allowances may occur upon policy lapse or surrender. The refund is intended to recover certain reinsurance expense allowances paid to the Ceding Life Companies. Nonetheless, all policy lapses and surrenders will result in lost future revenues and possibly profitability associated with the business reinsured. If persistency is worse than assumed in pricing the reinsurance product, profitability is likely to be adversely affected.

        - Investment income is based on the rate of return on invested cash. Assumptions regarding the amount of investment income affect the pricing of the reinsurance offered by the Company. Risk exists that the Company will not earn sufficient investment income to support the pricing of products or reinsurance.

          Miscellaneous and External Events are business risks that are difficult to estimate prior to their occurrence, including such items as litigation, governmental and regulatory changes, tax law changes, product acceptance, epidemics, catastrophic events, market trends, a significant drop in the U.S. securities markets or a general economic downturn. Any such development could have a material adverse effect upon the Company.

          Investment Risk includes credit risk, interest rate risk and the risk of a diminishing rate of return on invested assets. Credit risk may include asset depreciation caused by asset default or credit deterioration on fixed income securities. Interest rate risk is associated with changes in asset values due to changes in interest rates. Although changes in interest rates will cause the market value of fixed income securities to change, the gain or loss associated with the change will not be realized unless the asset is sold. Aside from temporary fluctuations, the risk associated with the rate of return on investment assets is determined by the ability of the Company to achieve a net investment yield on its investments that is at least as great as that assumed in pricing its reinsurance agreements over the life of the business.

          Unlike insurance regulations in the United States, Bermuda insurance regulations do not impose any restrictions on the Company's investments other than the requirement that investments must be made for the "potential benefit" of the company. Thus, other than provisions of reinsurance agreements that may require that the investments be of a certain quality, the Company has discretion to make any type of investment. While the Company has developed specific investment guidelines for its investment manager, these guidelines are subject to change at the discretion of the Company. Furthermore, the investment advisor has absolute discretion in making investment portfolio decisions and selections within the Company's guidelines. The ability of the Company to select investments without regulatory restrictions may increase the risks of asset default or impairment and could negatively affect the Company's results of operations. See "Business -- Investments".

          Disintermediation is the risk that interest rates rise and policy loans and surrenders increase. The Company may have to sell assets at a loss to fund these cash outflows.

LIQUIDITY REQUIREMENTS

     As a result of the new reinsurance agreements with Western Reserve on a coinsurance and modified coinsurance basis and similar agreements that the Company may enter into in the future, the Company will require substantially greater amounts of cash to pay reinsurance expense allowances to the Ceding Life Companies than it has been required to make under its monthly renewable term reinsurance arrangements. During the first year in which a policy is reinsured on a coinsurance basis, the Company is required to reimburse the Ceding Life Company for acquisition costs, including initial commissions and issuance expense. The reimbursements made by the Company to the ceding company under these arrangements are expected to be a substantial proportion of the amount of premiums received by the Company during the first year a policy is in effect.

     The Company believes that its existing sources of cash and the net proceeds from the Subscription Offering will be sufficient to meet the Company's cash obligations under the new reinsurance agreement with Western Reserve through the second quarter of 1999 provided the $37,500,000 of proceeds are raised in the Subscription Offering. Depending on the aggregate amount of proceeds raised in the Subscription Offering and the Company's future cash requirements, the Company may have to resort to other methods of raising the necessary capital to fund required payments to the Ceding Life Companies, such as borrowing from financial institutions or the sale of additional common stock or securities in subsequent private or underwritten public offerings. There can be no assurance that such alternative sources of financing will be available to the Company at an acceptable cost, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

FEDERAL TAX PROPOSALS

     WMA Life's reinsurance agreements involve VUL policies and variable annuities which receive favorable tax treatment compared to many investment alternatives. Any material change in such income tax treatment, or the adoption of a "flat tax" or national sales tax in place of the current federal income tax structure in the United States, may have a material adverse effect on the market for such products.

     In February of this year, the Clinton Administration proposed several changes in the existing income tax law which, if enacted, would make variable life insurance policies and variable annuities materially less attractive to potential purchasers. One proposal would repeal the tax-free treatment of any exchange of a life insurance, endowment or annuity contract for a variable form of a life insurance or annuity contract. A second proposal would tax any gain realized upon the transfer by a policyholder among the various types of investment options available in variable life insurance and variable annuity products. Such transfers are presently tax-free. A third proposal would reduce the policyholder's tax basis in a life insurance or annuity contract by an amount equal to specified mortality and expense charges.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company will depend to a significant extent on the continued services of the key executive officers of the Company, including S. Hubert Humphrey, Jr., Thomas W. Montgomery and Edward F. McKernan. The Company does not have employment agreements with any of these executive officers. The loss or unavailability of such key executive officers, or the inability to attract or retain key officers or employees in the future, could have a material adverse effect upon the Company's operations. See "Management -- Executive Officers and Directors".

GEOGRAPHIC CONCENTRATION

     The Company estimates that approximately 45% of the VUL and approximately 29% of the variable annuity premiums received by WMA Agency on business reinsured by the Company in 1997 was issued by the Ceding Life Companies in California. As a result, the Company's results of operations may be significantly affected by regulatory, economic, demographic and other conditions specific to California as they may relate to WMA Agency, the Ceding Life Companies or the Company.

COMPETITION

     The Company could not continue to write reinsurance or compete in the reinsurance industry without its relationship with WMA Agency. The Company is dependent upon the ability of WMA Agency to compete effectively in a highly competitive industry with other marketing organizations and financial service companies in the sale of insurance and investment products. Many of the financial service companies with which WMA Agency competes have significantly greater financial resources and marketing capabilities than WMA Agency. See "Business -- Marketing-WMA Agency".

ABSENCE OF FINANCIAL RATING

     The Company is not currently rated by any insurance company rating service such as A.M. Best Company, Inc. Growth in the Company's business may be affected by the absence of a rating.

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

     The WMA Corporation is a holding company with no direct operations, and its principal asset is the capital stock of WMA Life, a Bermuda life insurance company. The Company relies, and will rely, primarily on funds retained at the holding company level and potential dividends from WMA Life to meet ongoing cash requirements of the holding company. The ability of WMA Life to pay dividends to The WMA Corporation is subject to, among other things, regulatory restrictions under the insurance laws of Bermuda. See "Business -- Regulation". No assurance can be given that more restrictive regulations governing the payment of dividends by WMA Life will not be adopted in the future. Inability on the part of WMA Life to pay dividends to The WMA Corporation, in an amount sufficient to enable the Company to meets its cash requirements at the holding company level, could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources".

REGULATION

     WMA Life is a registered Bermuda insurance company and is subject to regulation and supervision in Bermuda. Generally, Bermuda's statutes and regulations applicable to insurance companies are less restrictive than those of any state in the United States. Among other things, the Bermuda statutes and regulations require WMA Life to maintain minimum levels of capital and surplus, prescribe solvency standards, limit transfers of ownership of its capital shares, and provide for the performance of certain periodic examinations of WMA Life's financial condition. Furthermore, Bermuda statutes limit the ability of WMA Life to pay dividends.

These statutes and regulations may, to some extent, restrict the ability of WMA Life to write reinsurance policies and distribute funds to the Company. These statutes and regulations are for the benefit of policyholders of insurance companies and not investors.

     In general, reinsurers domiciled outside the United States ("alien reinsurers") are not subject to substantial direct regulation in the United States. However, most, if not all, states of the United States, do not permit ceding insurance companies to take credit on their statutory financial statements for reinsurance obtained from unlicensed or unadmitted reinsurers, such as the Company, unless appropriate security measures exist. In order for the Ceding Life Companies to receive credit for reinsurance written, WMA Life has had to post acceptable letters of credit with the Ceding Life Companies whose policies it reinsures. If WMA Life should encounter difficulty in obtaining such letters of credit in the future, its ability to operate and expand its business would be severely limited.

     There can be no assurance that inquiries or challenges to WMA Life's reinsurance activities will not be raised in the future, or that WMA Life's location, regulatory status or restrictions on its activities resulting therefrom will not adversely affect WMA Life. In the past decade, the insurance and reinsurance industry in the United States has become subject to increased regulatory scrutiny. In the past, there have been Congressional and other initiatives in the United States at both the federal and state levels regarding increased supervision and regulation of the insurance and reinsurance industry, including proposals to supervise and regulate alien reinsurers. If WMA Life were to become subject to any insurance laws of the United States or any state thereof or of any other jurisdiction at any time in the future, there can be no assurance that WMA Life would be in compliance with such laws or that coming into compliance with such laws would not have a material adverse effect on WMA Life. See "Business -- Regulation".

SIGNIFICANT CONTROL BY MR. HUMPHREY

     Mr. Humphrey is the President and Chairman of the Company and currently owns 20.0% of the outstanding Common Stock of the Company. Mr. Humphrey also
owns stock options to purchase an additional   shares of Common Stock. WMA
Agency holds proxies to vote 402,836 shares of the Common Stock of the Company or 16.1% of the outstanding shares. These proxies were given by WMA Sales Associates and senior executives of WMA Agency who obtained loans from WMA Agency to enable them to purchase these shares from the Company in its previous non-underwritten public offering. Since Mr. Humphrey owns substantially all of the outstanding shares of common stock of WMA Agency, such proxies effectively vest more than 36.1% of voting control in Mr. Humphrey during the period such loans are outstanding. Through his ownership and management positions, Mr. Humphrey will continue to have significant influence over the affairs of the Company.

     Mr. Humphrey had pledged his 500,000 shares of the Company's Common Stock to Money Services, Inc., a subsidiary of AEGON USA, Inc., in connection with loans made to WMA Agency and Mr. Humphrey. Mr. Humphrey's shares were recently released from this pledge by the lender.

     Mr. Humphrey intends to purchase        shares of Common Stock from the
Company in a private transaction at the Subscription Price.

IMMEDIATE AND SUBSTANTIAL DILUTION

     Subscribers in the Subscription Offering will experience immediate and substantial dilution in the net tangible book value of their shares from the price per share they will pay in the Subscription Offering. See "Dilution".

NO PUBLIC MARKET FOR COMMON STOCK

     There is presently no public market for shares of the Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or be sustained following the completion of the Subscription Offering or that the market price of the Common Stock will not decline below the Subscription Price after the Subscription Offering. Until such a market develops for the Common Stock, Subscribers in the

Subscription Offering may not be able to quickly liquidate their investment. This lack of an active public market may significantly limit the ability to sell, and adversely affect the price, of the Common Stock.

     The U.S. equity securities markets have from time to time experienced significant price and volume fluctuations, which have affected the market prices of stocks in a particular business sector (e.g., insurance companies) and which may be unrelated to the operating performance of a specific company in such business sector. Factors such as limited demand for the Common Stock, actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory action and the general economy could have a material adverse effect on the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of the Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and make it more difficult for the Company to sell its equity securities in the future at a time and price which it deems appropriate. The currently outstanding shares of Common Stock are, and upon completion of the Subscription Offering the shares sold in the Subscription Offering will be, freely transferable without restrictions on resale, except that those shares held by "affiliates" (as defined in Rule 144 promulgated under the Securities Act of 1933) will not be freely tradable until certain holding periods and trading volume limitations of Rule 144 are satisfied. The Company recently established a stock option plan for its directors, officers and employees and authorized the issuance of warrants to purchase Common Stock to key management employees of WMA Agency. The shares of Common Stock issuable upon the exercise of the stock options and warrants will not be freely transferable and will be subject to restrictions on resale. See "Management -- Executive Compensation" and "Shares Eligible for Future Sale".

YEAR 2000 COMPLIANCE

     The Company is dependent on the data processing systems of the Ceding Life Companies for the year 2000 and beyond. There can be no assurance that these systems will be able to properly process information relating to the year 2000 and beyond. The failure of these systems to be Year 2000 compliant could have a material adverse effect upon the Company.

                                  THE COMPANY

     The Company provides reinsurance to life insurance companies whose policies are sold through WMA Agency. To fund its reinsurance operations, the Company raised an aggregate of $20.5 million of proceeds in an offering of Common Stock and warrants to certain agents and employees of WMA Agency in late 1995 and 1996 and upon the exercise of such warrants in 1996 and 1997. As of March 31, 1998, WMA Sales Associates and employees of WMA Agency, including Mr. Humphrey, owned substantially all of the Company's outstanding Common Stock. All warrants from the 1995 offering have been exercised.

     The Company was incorporated in Delaware in March, 1995 under the name WMA International Corporation. On March 3, 1998, the Company's stockholders approved the change of its name to The WMA Corporation. The Company is a holding company, owning all of the outstanding stock of WMA Life, a reinsurance corporation formed under the laws of Bermuda in August, 1995. The Company's executive office address is 11315 Johns Creek Parkway, Duluth, Georgia 30097, and its telephone number is 770-248-3311.

     Inquiries regarding this Subscription Offering should be directed to the Company's Information Line at 1-800-741-5279.

                                HOW TO SUBSCRIBE

GENERAL

     You should have received with this Prospectus the following documents:

          (i) A preprinted card containing the Subscription Agreement(1); and

          (ii) A postage paid envelope for returning your completed Subscription Agreement and your payment to the Subscription Agent through the U.S. Postal Service.

     To become a Subscriber in the Subscription Offering, you must enclose in the postage paid envelope:

          (i) your check or money order for the $          Subscription Price
     multiplied by the number of shares you intend to purchase (the "Aggregate Purchase Price") payable to THE WMA CORPORATION; and

          (ii) the properly completed and signed Subscription Agreement indicating the number of shares to which you are subscribing.

     Your check and the properly completed and signed Subscription Agreement must be mailed so that they will be received by the Subscription Agent no later than the Expiration Time which is the earlier of (i) October 30, 1998 if the Minimum Offering is not attained by that date, (ii) the date on which the Company has received and accepted Subscription Agreements to purchase the maximum of $37,500,000 of Common Stock, (iii) March 31, 1999 unless such date is extended by the Company to no later than December 31, 1999, or (iv) the date of termination of the Subscription Offering by the Company after the Minimum Offering is attained. No other documents should be included in the return envelope. The minimum number of shares to which you may subscribe is 50. Except as discussed in the following paragraph, the maximum number of shares to which
you may subscribe is      shares.

     Since the number of shares of Common Stock available in the Subscription Offering is limited, the number of shares you will be entitled to purchase may be less than the number of shares to which you subscribed. If there are not sufficient shares to fully allocate to all Subscribers in accordance with their Subscription Agreements, certain Subscribers may have the number of shares to which they subscribed reduced on a pro-rata basis unless the Company, in its sole discretion, increases the maximum number of shares available in the Subscription Offering. See "-- Allocation and Acceptance of Subscription Agreements".

---------------

1 A second card is enclosed if you intend for a Pension Plan to subscribe for shares. Subscription cards for Pension Plans may be obtained from the Company upon request.

COMPLETION AND MAILING OF SUBSCRIPTION AGREEMENTS

     Your properly completed Subscription Agreement and a check or money order in the amount of the Aggregate Purchase Price payable to The WMA Corporation should be mailed to the Subscription Agent as follows:

                    American Stock Transfer & Trust Company
                                 40 Wall Street
                              New York, N.Y. 10005

     Subscription Agreements will be rejected by the Subscription Agent if:

          (i) the Subscription Agreement is improperly completed or unsigned;

          (ii) the Subscription Agreement is sent without an accompanying check or money order;

          (iii) the Subscription Agreement accompanied by a check or money order for the Aggregate Purchase Price in good funds is not received by the Subscription Agent by the Expiration Time; or

          (iv) the Subscription Agreement is accompanied by a check or money order for Aggregate Purchase Price not in good funds.

     Subscription Agreements will also be rejected if the Subscription Offering has been fully subscribed or the Subscription Offering has been terminated. In addition, Subscription Agreements may also be rejected in whole or in part for any reason. See "-- Termination of Subscription Offering".

     The Subscription Agent will promptly deposit all checks and money orders for Subscription Agreements that have not been rejected into an escrow account maintained by the Subscription Agent. See "-- Subscription Agent and Escrow Arrangements".

ALLOCATION AND ACCEPTANCE OF SUBSCRIPTION AGREEMENTS

     The Company has agreed to follow the recommendation of WMA Agency for the allocation and acceptance of Subscription Agreements. Prior to acceptance by the Company, all properly completed Subscription Agreements received with good funds prior to the Expiration Time will be divided into three separate levels based upon a priority system established by WMA Agency relating to production levels and other factors. Subscribers in the first and second priority levels will have their Subscription Agreements preprinted with an allotted number of shares. Subscribers in these priority levels may subscribe for more or less than the preprinted allotted number of shares, but not less than the minimum number of shares nor more than the maximum number of shares to which a Subscriber may subscribe. Subscribers in the first and second priority levels will have their Subscription Agreements filled for the lesser of the number of shares subscribed or the allotted number of shares preprinted on their Subscription Agreements. Subscriptions for shares in excess of the allotted number of shares preprinted on their Subscription Agreements, if any, shall then be subject to proration in the third priority level. Those Subscribers in the first and second priority levels will have their Subscription Agreements filled for no more than the allotted number of shares preprinted on their Subscription Agreements. The preprinted number of shares allotted to Subscribers in the first and second priority levels will be reserved only through the earlier of termination of the Subscription Offering of the Company or October 30, 1998. After October 30, 1998, assuming there has been no termination, reserved but unsubscribed shares will be made available to Subscribers in the third priority level.

     Subscribers in the third priority level, which may include Subscribers in the first two priority levels, will then have their Subscription Agreements filled for the maximum number of shares they indicate on their completed
Subscription Agreements, subject to the      share maximum subscription for a
Subscriber, including his or her Pension Plan. If there are not sufficient shares to fully allocate to all of the shares subscribed for in the third priority level, all shares subscribed for in the third priority level will be reduced on a pro-rata basis, unless the Company determines, in its sole discretion, to increase the maximum number of shares of Common Stock available in the Subscription Offering prior to accepting Subscription Agreements from this priority level. Shares subscribed for in the first two priority levels up to the allotted number of shares preprinted on their Subscription Agreements will not be subject to proration. In no event shall the number of shares reduced by proration be less than 50.

     After shares have been allocated to Subscription Agreements in the above manner, the Company may then accept the Subscription Agreements, subject to all of its rights to accept or reject any Subscription Agreement or any portion thereof for any reason.

METHOD OF PAYMENT

     Only checks and money orders will be accepted as payment. Cash, credit card numbers and other forms of payment should not be sent and will not be accepted. The check or money order must be payable to THE WMA CORPORATION in U.S. dollars and drawn on a bank in the United States. The check must be cashed upon initial deposit; no attempt will be made to redeposit any dishonored checks. Due to legal and other restrictions, if shares are being purchased directly by a Pension Plan, the Company will only accept checks drawn directly on the Pension Plan.

EXPIRATION TIME

     Your properly completed Subscription Agreement, along with a check or money order for the Aggregate Purchase Price must be received by the Subscription Agent prior to the Expiration Time, which is the earlier of (i) October 30, 1998 if the Minimum Offering is not attained by that date, (ii) the date on which the Company has received and accepted Subscription Agreements to purchase the maximum of $37,500,000 of Common Stock (or such greater amount as the Company
may determine not to exceed $          in the aggregate), (iii) March 31, 1999,
unless such date is extended by the Company to no later than December 31, 1999 or (iv) the date of termination of the Subscription Offering by the Company after the Minimum Offering is attained. You are strongly urged to allow sufficient time to ensure that your completed Subscription Agreement and payment are received by the Subscription Agent prior to the Expiration Time.

ELIGIBILITY REQUIREMENTS; ONE SUBSCRIPTION AGREEMENT PER SUBSCRIBER

     To be eligible to subscribe in the Subscription Offering, you must (i) be an independent sales agent or employee of WMA Agency or its affiliated companies, or an investor acceptable to the Company, and/or a Pension Plan of such agent, employee or other investor, (ii) have received this Prospectus addressed to you from the Company and (iii) have your name preprinted on the enclosed Subscription Agreement.

     You may subscribe for shares by submitting the completed Subscription Agreement, together with your check or money order, using one or both of the following options for registering the shares:

          (i) Registration may be in your individual name ("Individual Name"), or in your and your spouse's names together, as joint tenants with right of survivorship or as tenants in common ("Joint Name"). You may not submit Subscription Agreements in both an Individual Name and Joint Name.

          (ii) Registration may be in the name of your Pension Plan ("Pension Plan Name").

     You may submit one or two Subscription Agreements, as described in subparagraphs (i) and (ii) above. If you submit additional Subscription Agreements, all Subscription Agreements from you will be rejected and returned to you, along with your check or money order. Subscription Agreements seeking forms of registration other than those listed above, including trusts other than Pension Plans, will be rejected and returned to you, along with your check or money order.

     Subscribers who wish to have the shares which they purchased pursuant to this Subscription Agreement registered in the name of a trust other than a Pension Plan, should subscribe individually and transfer the shares to such trust after they have received their stock certificate for the shares purchased in the Subscription Offering.

     ALL SUBSCRIPTION AGREEMENTS, ONCE RECEIVED BY THE SUBSCRIPTION AGENT, ARE IRREVOCABLE.

ACCEPTED SUBSCRIPTION AGREEMENTS

     Unless the Subscription Offering is terminated or the Company rejects a Subscription Agreement for any reason, Subscription Agreements meeting the subscription requirements discussed above under "-- Eligibility Requirements; One Subscription Agreement Per Subscriber," which are received by the Subscription Agent prior to the Expiration Time will be accepted by the Company. Promptly after the Company accepts your Subscription Agreement but no later than sixty days after the Expiration Time, the Company will cause the Subscription Agent to forward to each investor whose Subscription Agreement or portion thereof has been accepted:

          (i) A certificate representing the number of shares of Common Stock for which the Subscription Agreement has been accepted; and

          (ii) A check in the amount of the refund required in the event of a pro-rata share reduction.

     No Subscription Agreements will be formally accepted by the Company until after the Company has received or accepted the Minimum Offering. Therefore, Subscribers will not be notified if and to what extent their Subscription Agreements have been accepted, and should not expect to receive certificates representing their shares of Common Stock, until after your Subscription Agreement has been accepted by the Company but no later than sixty days after the Expiration Time. Pending attainment of the minimum Subscription Offering, all funds will be held in an escrow account maintained by the Subscription Agent. See "-- Subscription Agent and Escrow Arrangements".

TERMINATION OF SUBSCRIPTION OFFERING

     The Subscription Offering will be automatically terminated if the Company fails to attain the Minimum Offering by October 30, 1998, in which case all funds received by the Company will be returned without interest. The Subscription Offering may also be terminated by the Company at any time in its sole discretion for any reason. If the Subscription Offering is terminated for any reason other than the failure to attain the Minimum Offering, all amounts received from Subscribers whose Subscription Agreements have not been accepted by the Company will be promptly refunded after such termination date, with interest from the date the Minimum Offering is attained, but in no event will be sent later than sixty days after such date. Interest on such funds will be paid as described under "-- Subscription Agent and Escrow Arrangements".

RETURNED SUBSCRIPTION AGREEMENTS AND FUNDS

     If a Subscription Agreement is rejected by the Subscription Agent because
(i) the Subscription Agreement was improperly completed or unsigned, (ii) the Subscription Agreement was sent without an accompanying check or money order,
(iii) the Subscription Agreement accompanied by a check or money order for the Aggregate Purchase Price was not received by the Subscription Agent by the Expiration Time, (iv) the Subscription Agreement was accompanied by a check or money order not in good funds, or (v) the Subscription Offering has been terminated as described under "-- Termination of Subscription Offering", then the Subscription Agent will promptly refund all funds that accompanied the rejected Subscription Agreement. If the full amount of shares subscribed and paid for was not accepted by the Company, the Subscription Agent will promptly refund any excess Aggregate Purchase Price received. No interest will be paid on checks or money orders that have not been deposited into the escrow account or that have been deposited, but are not in good funds.

SUBSCRIPTION AGENT AND ESCROW ARRANGEMENTS

     American Stock Transfer & Trust Company has been engaged to serve as Subscription Agent. The Subscription Agent has caused copies of this Prospectus and Subscription Agreement materials to be delivered to prospective Subscribers as directed by the Company. Following receipt of Subscription Agreements from prospective Subscribers, the Subscription Agent will verify that (i) the submitted checks and money orders are for good funds, (ii) the Subscription Agreement has been fully and properly completed and signed, and (iii) the Subscribers have not previously submitted a Subscription Agreement. All

Subscription Agreements which the Subscription Agent is not able to so verify will be rejected and returned to the prospective Subscribers.

     All amounts received from Subscribers whose Subscription Agreements are not rejected will be promptly deposited into an escrow account maintained by the Subscription Agent. Escrowed funds will be invested in short-term securities issued or guaranteed by the U.S. Government. If the Minimum Offering is attained, funds will be released from the escrow account to the Company to purchase Common Stock, or refunded to Subscribers whose Subscription Agreements are rejected. Subscribers whose Subscription Agreements have been accepted by the Company, in whole or in part, will not be entitled to any interest, including any interest on any amounts refunded. Escrowed subscription funds relating to Subscription Agreements which the Company has not accepted within one month after the Expiration Time will be returned promptly thereafter to Subscribers. No interest will be paid if the Minimum Offering is not attained. In addition, no interest will be paid on funds held in escrow unless: (i) the Subscription Offering is terminated by the Company after the Minimum Offering is attained, or (ii) a properly submitted Subscription Agreement is not accepted by the Company for any reason. In any such case, the Subscription Agent will promptly remit to each Subscriber an amount equal to the Aggregate Purchase Price plus a pro rata amount of the interest accrued from the date the Company has received and accepted the Minimum Offering. There can be no assurance, however, of the rate of interest earned on your funds. Neither the Company nor the Subscription Agent will have any liability or responsibility with respect to amounts in the escrow account.

PENSION PLANS

     Pension Plans include individual retirement accounts ("IRAs"), simplified employee plans ("SEPs") and Keogh Plans. Pension Plans which purchase Common Stock in the Subscription Offering will be subject to the provisions of ERISA which are extremely complex. Competent professional counsel should determine the application of these complex provisions. The purchase of shares of Common Stock by a Pension Plan may constitute a "prohibited transaction" in violation of ERISA and corresponding Internal Revenue Code sections. Common stock purchased pursuant to the Subscription Offering by a Pension Plan with borrowed funds may subject the Pension Plan to income taxes pursuant to Internal Revenue Code
Section 512, Unrelated Business Taxable Income. Consequently, owners of Pension Plans should consult with their legal counsel regarding the tax and fiduciary consequences of a purchase of securities pursuant to the Subscription Offering including concepts related to acquisition indebtedness, unrelated debt-financed income, and prohibited transactions. No opinion of counsel has been obtained by the Company with respect to the application of ERISA to purchases by Pension Plans of securities pursuant to the Subscription Offering. Violation of ERISA and the corresponding Internal Revenue Code sections can result in the imposition of income and excise taxes, penalties and disqualification of a Pension Plan.

DETERMINATION OF OFFERING PRICE

     The offering price of $     per share of Common Stock has been determined
by the Company in consultation with its financial advisor. Many factors were considered including, but not limited to, the price of its earlier successful, non-underwritten offering initiated in 1995 ($10.00 per share), the perceived public demand for additional shares of Common Stock, and the enhanced value of a share of Common Stock since its last offering due to the Company's financial and operating performance to date.

QUESTIONS-INFORMATION LINE

     You should refer to the Subscription Offering Questions and Answers included in the back of this Prospectus which the Company believes will answer questions that Subscribers may have regarding the Subscription Offering. The Company has also created a toll free telephone "Information Line" to answer questions that Subscribers may have regarding the Subscription Offering and the procedures outlined in this Prospectus. The number is 1-800-741-5279 and is available between 9:00 a.m. and 6:00 p.m., Eastern Daylight Savings Time, Monday through Friday until the Subscription Offering is terminated or successfully completed.

                                USE OF PROCEEDS

     The minimum and maximum net proceeds to the Company from the sale of Common Stock offered hereby, after payment of expenses by the Company of approximately $750,000, are estimated to be $4,500,000 and $36,750,000, respectively. The net proceeds, if any, will be used by the Company to make additional contributions to the capital of WMA Life, a significant portion of which will be used by WMA Life to make payments of reinsurance expense allowances to Western Reserve and other Ceding Life Companies. See "Business -- Reinsurance Agreements", "Risk Factors -- Liquidity Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                DIVIDEND POLICY

     The Company has not paid any dividends and does not anticipate declaring or paying any dividends in the foreseeable future. The Company intends to retain earnings, if any, for the purpose of financing WMA Life's reinsurance business and to be available for other strategic opportunities that may develop. Future dividend policy will be subject to the discretion of the Board of Directors, and will be contingent upon the Company's future earnings, if any, the Company's financial condition and capital requirements, regulatory restrictions, general business conditions and other factors.

     The payment of dividends by the Company in the future will be largely dependent on the Company's receipt of dividends from WMA Life. The payment of dividends by WMA Life to the Company is restricted under Bermuda insurance law and regulations. See "Business -- Regulation -- Bermuda Payment of Dividends".

                                    DILUTION

     At March 31, 1998, the net tangible book value of the Company was $22.33 million, or $8.95 per share. Net tangible book value per share represents the amount of total tangible assets (including deferred acquisition costs) less total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of all of the shares of Common Stock offered in the Subscription Offering, at the Subscription Price, the pro forma net tangible book value of the Company at March 31, 1998 would have been
approximately $     million or $     per share (after deducting estimated
Subscription Offering expenses). This represents an immediate increase in net
tangible book value of $     per share to the existing stockholders and an
immediate dilution in net tangible book value of $     per share to Subscribers
purchasing shares of Common Stock in the Subscription Offering. The following table illustrates this dilution on a per share basis:

Subscription Price..........................................  $
Net tangible book value before the Subscription Offering....   8.95
Increase in net tangible book value per share attributable
  to Subscribers............................................
Pro forma net tangible book value per share after the
  Subscription Offering.....................................

Dilution per share to Subscribers...........................

     The following table summarizes the investments of the existing stockholders and new Stockholders after giving effect to the sale of all of the shares of Common Stock offered hereby at the Subscription Price.

                                                                  TOTAL CONSIDERATION
                                   SHARES PURCHASED       ------------------------------------
                                 --------------------                                 AVERAGE
                                              PERCENT                   PERCENT        PRICE
                                   AMOUNT     SHARES        AMOUNT      INVESTED     PER SHARE
                                 ----------   -------     -----------   --------     ---------
Existing Stockholders..........   2,495,710        %      $20,705,100         %        $8.30
New Stockholders...............
          Total................

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1998 and as adjusted to give effect to (i) the sale of all shares of Common Stock being offered by the Company in the Subscription Offering at the Subscription Price and the application of the maximum estimated net proceeds to the Company of $36,750,000 and (ii) the sale of shares of Common Stock being offered by the Company in the Subscription Offering representing $5,250,000 and the application of the minimum estimated net proceeds to the Company of $4,500,000. See "Use of Proceeds". The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                         AT MARCH 31, 1998
                                                              ---------------------------------------
                                                                        AS ADJUSTED(1)   AS ADJUSTED
                                                                        --------------   ------------
                                                                           MAXIMUM         MINIMUM
                                                              ACTUAL     SUBSCRIPTION    SUBSCRIPTION
                                                              -------   --------------   ------------
                                                                      (DOLLARS IN THOUSANDS)
Short and Long Term Debt....................................  $     0      $     0         $     0
Stockholders' Equity:
  Common stock, par value $.001 par value; 10,000,000 shares authorized; 2,500,000 shares issued -- actual
     shares issued, as adjusted, maximum; and
               shares issued, as adjusted, minimum..........        2
  Additional paid-in capital................................   20,229
  Retained earnings.........................................    2,023        2,023           2,023
  Unrealized gain (loss) on securities available for sale,
     net....................................................      238          238             238
  Treasury stock, at cost; 4,290 shares actual and
     shares, as adjusted....................................      (42)         (42)            (42)
                                                              -------      -------         -------
          Total Stockholders' Equity........................   22,450       59,200          26,950
                                                              -------      -------         -------
          Total Capitalization..............................  $22,450      $59,200         $26,950
                                                              =======      =======         =======

---------------

(1) Does not include (i) 600,000 shares reserved for issuance upon exercise of warrants issued or to be issued to a limited number of key management employees of WMA Agency, or (ii) 900,000 shares reserved for issuance upon exercise of stock options granted or to be granted to officers, directors and employees of the Company. See "Management -- Executive Compensation" and "Certain Relationships and Related Transactions -- WMA Agency Agreement".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents summary historical financial data derived from the Consolidated Financial Statements of the Company for the period March 9, 1995 through December 31, 1995, the years ended December 31, 1996 and 1997, and for the three month periods ended March 31, 1997 and 1998. The summary historical financial data as of and for the years ended December 31, 1996 and 1997 have been derived from the Consolidated Financial Statements of the Company audited by KPMG Peat Marwick LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. The financial data as of and for the period ended December 31, 1995 have been derived from the Consolidated Financial Statements of the Company audited by Snyder, Camp, Stewart & Company, LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. This information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                           YEAR OR PERIOD
                                                         ENDED DECEMBER 31,
                                                    ----------------------------     THREE MONTHS
                                                      FROM                         ENDED MARCH 31,
                                                    MARCH 9,                       ----------------
                                                      1995      1996      1997      1997     1998
                                                    --------   ------   --------   ------   -------
                                                                                     (UNAUDITED)
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
  Premiums........................................   $    0    $2,007   $  5,217   $1,068   $ 1,729
  Deposits and other considerations...............        0         0     30,099        0    20,708
  Modco and coinsurance reserve adjustment........        0         0    (29,904)       0   (20,549)
  Other income....................................        0         0        300        0         0
  Net investment income...........................        6       627      1,088      257       250
                                                     ------    ------   --------   ------   -------
          Total revenues..........................        6     2,634      6,800    1,325     2,138
  Benefits, claims and settlement expenses........        0       977      2,409      394       875
  Reinsurance premium allowances, net.............        0       576      1,454      304       472
  Amortization of deferred acquisition costs......        0         6        121       (2)      125
  Other expenses..................................      361       418        481      101       190
                                                     ------    ------   --------   ------   -------
          Total benefits and expenses.............      361     1,977      4,465      797     1,662
                                                     ------    ------   --------   ------   -------
          Net income (loss) before income taxes...     (355)      657      2,335      528       476
  Income tax expense..............................        0       113        816      205       162
                                                     ------    ------   --------   ------   -------
          Net income (loss) after income taxes....   $ (355)   $  544   $  1,519   $  323   $   314
                                                     ======    ======   ========   ======   =======
  Basic and diluted income (loss) per share.......   $(0.87)   $ 0.44   $   0.63   $ 0.14   $  0.13
  Weighted average common shares outstanding......      408     1,247      2,395    2,386     2,497

                                                 AS OF DECEMBER 31,                 MARCH 31,
                                          --------------------------------   -----------------------
                                           1995       1996         1997         1997         1998
                                          ------   ----------   ----------   ----------   ----------
                                                                                   (UNAUDITED)
                                                            (AMOUNTS IN THOUSANDS)
BALANCE DATA SHEET:
  Total investments.....................  $    0   $   16,157   $   18,413   $   16,857   $   17,836
  Total assets..........................     782       19,270       25,066       20,542       27,159
  Future policy benefits................       0          614        1,294          546        1,499
  Total liabilities.....................     887          917        2,990        1,070        4,709
  Total stockholders' equity
     (deficit)..........................    (105)      18,353       22,076       19,472       22,450
OTHER DATA:
  Life reinsurance business in force....  $    0   $2,673,000   $4,162,000   $2,983,000   $4,660,000
  Actual shares outstanding.............     500        2,306        2,498        2,412        2,496

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the consolidated results of operations and financial condition of The WMA Corporation should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto, included elsewhere herein.

OVERVIEW

     The Company is a holding company, owning all of the outstanding capital stock of WMA Life, a Bermuda life insurance corporation. WMA Life commenced reinsurance operations at the end of the second quarter of 1996. WMA Life is presently engaged in providing reinsurance to certain insurance companies with respect to VUL and variable annuity policies sold through WMA Agency. See "Business -- Reinsurance Agreements".

     Under a reinsurance agreement, the economic consequences of certain insurance risks are transferred from the ceding company to the reinsurer. Depending upon the type of reinsurance agreement, these risks may include mortality, persistency, expense and investment. Key considerations in evaluating the risks include industry experience, the ceding company's pricing and assumptions, the type of product, the ceding company's underwriting practices and procedures, the type of distribution system, the ceding company's recent experience and the market for the product.

     The Ceding Life Companies retain responsibility for the payment of all surrender values, commissions and expenses involved in issuing and maintaining the policies. In addition, the Ceding Life Companies administer the reinsurance contracts and, on a monthly basis, provide WMA Life with information regarding premiums, reserves, benefits, claims and settlement expenses for policies reinsured. Financial activity between the Ceding Life Companies and WMA Life is settled on either a monthly or quarterly basis.

MRT REINSURANCE

     Through the first quarter of 1998, WMA Life's reinsurance indemnity agreements included two agreements relating to VUL policies. The reinsurance of the VUL policies includes business previously and currently being sold through WMA Agency and issued by Western Reserve and Kemper. The Western Reserve and Kemper reinsurance agreements provide for the reinsurance of a portion of all individual VUL policies sold by WMA Agency on a Monthly Renewable Term basis ("MRT"), a variation of Yearly Renewable Term reinsurance. Under the MRT reinsurance agreements with Western Reserve and Kemper, WMA Life assumes a portion of the mortality risk related to the VUL policies written by the ceding companies. At March 31, 1998, WMA Life's reinsurance inforce constituted 167,204 life insurance policies with an aggregate face amount of $4.66 billion.

COINSURANCE AND MODIFIED COINSURANCE REINSURANCE

     Under a coinsurance arrangement, WMA Life assumes a proportionate share of the insurance risks and expenses and receives a proportionate share of the premiums or revenues associated with the underlying policies. The insurance risks include mortality, lapses, cash surrenders and investment risks. Additionally, under coinsurance, WMA Life must establish a proportionate share of the policy reserves. Under a modified coinsurance arrangement, the reserves and assets related to the reserves are retained by the Ceding Life Companies.

     In July of 1997, WMA Life executed a reinsurance agreement with American Skandia on a modified coinsurance basis, a variation of coinsurance. This agreement provides for the reinsurance of a portion of all Imperium variable annuity policies sold by WMA Agency commencing as of January 1, 1997. The Imperium policies are products exclusively distributed and sold by WMA Agency.

     Effective January 1, 1998, WMA Life commenced reinsurance on a coinsurance and modified coinsurance basis with Western Reserve of all Freedom Wealth Creator variable annuity policies sold through WMA Agency. This agreement will enable the Company to participate in revenues arising principally from mortality and expense charges, sales charges associated with surrenders, credited interest rate spreads, administrative charges and asset based allowances.

     As of March 31, 1998, WMA Life had reinsurance inforce for 3,352 variable annuity policies with reinsured annuity contract benefits of $55.47 million.

     Commencing April 1, 1998, WMA Life is also reinsuring on a coinsurance and modified coinsurance basis with Western Reserve all Financial Freedom Builder VUL policies sold through the WMA Agency. This new agreement will enable the Company to participate in revenues arising principally from mortality and expense charges, cost of insurance charges, sales charges associated with surrenders, credited interest rate spreads, administrative charges and asset based allowances. Coincidental with this new agreement, WMA Life will cease reinsuring Financial Freedom Builder VUL policies sold after March 31, 1998 on a MRT reinsurance basis.

ACCOUNTING

     WMA Life recognizes premiums as earned on MRT reinsurance for the mortality risk reinsured. WMA Life reflects premiums and deposits relating to its proportionate share of the coinsured policies in Deposits and other considerations on the Consolidated Financial Statements. Increases in policyholder account balances on reinsured policies, plus incurred policy benefits and claims, less investment gains and losses of the reinsured policies' separate account funds are reflected in the Modco and coinsurance reserve adjustment on the Consolidated Financial Statements.

     The netting of Deposits and other considerations and the Modco and coinsurance reserve adjustment equals revenues of $159,000 for the period ended March 31, 1998. This netting equals the policy mortality and expense charges, policy administration charges, asset based allowances and deferred sales charges that have been assessed against the reinsured policy account balances.

     Net investment income is the gross income earned from the invested assets less the investment management expenses and custodial fees.

     Life insurance claims settled and the change in the liability for future policy benefits relating to MRT reinsured VUL policies are recorded as Benefits, claims and settlement expenses on the Consolidated Financial Statements. The liability for future policy benefits was recorded on the balance sheet at $1.50 million at March 31, 1998. The liability for future policy benefits includes the liability for the fixed account portion of the Western Reserve variable annuity policies under the new agreement. The change in the liability for the fixed account portion of such policies is recorded in the Modco and coinsurance reserve adjustment.

     WMA Life also recognizes costs that are directly associated with the acquisition of the reinsured policies. These costs include actuarial, legal and accounting fees, and salaries and expenses incurred directly by WMA Life, and reinsurance allowances paid to the Ceding Life Companies in accordance with the reinsurance agreements. These expenses are deferred to the extent that such costs are deemed recoverable from future policy revenues in accordance with GAAP and are recorded as deferred acquisition costs on the balance sheet. Deferred acquisition costs are amortized over the lives of the underlying policies (with regard to the terms of the reinsurance agreement), in proportion to the ratio of revenues collected during the then current period to total anticipated revenues. Deferred acquisition costs increased $2.06 million during the first three months of 1998 to $6.56 million at March 31, 1998. Amortization of deferred acquisition costs is recorded on the Consolidated Statements of Operations.

     Professional fees, management fees and other expenses include expenses incurred for actuarial, legal, and accounting services received. Amortization of deferred organization costs, interest expense and miscellaneous operating expenses are also included.

RESULTS OF OPERATIONS

     Since the Company did not commence reinsurance operations until the end of the second quarter of 1996, no meaningful comparisons can be made with respect to results of operations in years prior to 1996.

Additionally, results of operations for 1997 include twelve months of operations, while results of operations for 1996 include only six and one-half months of operations.

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997.

     Revenues. The Company's revenues increased by $813,000, or 61%, to $2.14 million in 1998 from $1.33 million in 1997. The increase was attributable primarily to the growth in premiums associated with the Western Reserve MRT agreement. Further, a revenue increase of $159,000 was attributable to the coinsurance and modified coinsurance agreements WMA Life entered into with American Skandia during 1997 and with Western Reserve in 1998.

     Premiums. Premiums increased by $661,000, or 62%, to $1.73 million in 1998 from $1.07 million in 1997. The increase was attributable primarily to the growth in premiums associated with a MRT reinsurance agreement WMA Life entered into with Western Reserve during the second quarter of 1996, and to a much lesser extent to a MRT agreement executed during the fourth quarter of 1996 with Kemper. The increase in premiums was due to an increase in the number and reinsured amount of VUL policies sold by WMA Agency.

     Net Investment Income. Net investment income decreased by $7,000 to $250,000 in 1998 from $257,000 in 1997. Investment income is earned from the investment in securities (fixed income and equity) and cash equivalents. The decrease was primarily the result of a decrease in the Company's invested asset portfolio by approximately $82,000. Investment expenses of $17,000 and $8,000 for 1998 and 1997, respectively, related to investment advisor fees and custodial fees which were netted with gross investment income. Controlling interest in the Company's outside investment advisor and manager recently changed and, consequently, in May of 1998, the Company's engagement will cease to continue. The Company expects to retain a new manager coincidental with the termination of its current manager.

     Benefits, Claims and Settlement Expenses. Benefits, claims and settlement expenses increased by $481,000, or 122%, to $875,000 in 1998 from $394,000 in
1997. This increase primarily resulted from an increase in volume of in force business. The amount of business inforce at March 31, 1998, was $4.66 billion as compared to $2.98 billion at March 31, 1997, which represented a $1.68 billion, or 56% increase.

     Reinsurance Premium Allowances, Net. Net reinsurance premium allowances increased by $168,000, or 55%, to $472,000 in 1998 from $304,000 in 1997. Gross reinsurance premium allowances represent a portion of reinsurance premiums paid or allowed by WMA Life to the ceding companies for each policy reinsured. A certain portion of the gross reinsurance allowances related to the production of new business was primarily related to the Company's share of commissions, certain development costs and other expenses related to the production of new business. These amounts have been deferred to the extent that such costs are deemed recoverable from future policy revenue in accordance with GAAP. The balance of those amounts not deferred are reflected as net reinsurance premium allowances and are often a level percentage of individual policy revenues (e.g., renewal reinsurance allowances). Similar to the increase in benefits, claims and settlement expenses, the increase in net reinsurance premium allowances was due to an increase in the volume of business in force and placement of the reinsured variable annuity business.

     Professional Fees, Management Fees and Other Expenses. Professional fees, management fees and other expenses increased by $89,000, or 88%, to $190,000 in 1998 from $101,000 in 1997. The increase in expenses was primarily associated with an increase in the amount of reinsurance business activities and expenses relating to the administration of the Company.

     Amortization of Deferred Acquisition Costs. Amortization of deferred acquisition costs increased by $127,000 to $125,000 in 1998. The increase in amortization of deferred acquisition costs was attributable primarily to increased revenues associated with business reinsured and with the placement of new business.

     Income Taxes. Income taxes decreased by $43,000 to $162,000 in 1998 from $205,000 in 1997. The Company's effective tax rate was 34% in 1998 and 39% in 1997. The higher effective tax rate in 1997 was due to the reversal of a valuation allowance for deferred tax assets.

     Net Income. As a result of the foregoing, net income for the quarter ended March 31, 1998, was $314,000 compared to $323,000 for the quarter ended March 31, 1997.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996.

     Revenues. The Company's revenues increased by $4.17 million, or 159%, to $6.80 million in 1997 from $2.63 million in 1996. The increase was attributable primarily to the growth in premiums associated with the Western Reserve MRT agreement. Additional revenue increases of $195,000 and $300,000 were attributable to the modified coinsurance agreement WMA Life entered into with American Skandia during 1997, and to a one-time payment to the Company from Western Reserve to compensate the Company for delays in a product introduction that is reinsured under the MRT agreement. An increase in investment income of $461,000 also contributed to the increase in revenue.

     Premiums. Premiums increased by $3.21 million, or 160%, to $5.22 million in 1997 from $2.01 million in 1996. The increase was attributable primarily to the growth in premiums associated with the MRT reinsurance agreement WMA Life entered into with Western Reserve during the second quarter of 1996, and to a much lesser extent to the MRT agreement executed during the fourth quarter of 1996 with Kemper. The increase in Western Reserve premiums was due to a full year of operations in 1997, and an increase in the number and reinsured amount of VUL policies sold by WMA Agency for Western Reserve.

     Net Investment Income. Net investment income increased by $461,000, or 74%, to $1.09 million in 1997 from $627,000 in 1996. Investment income is earned from the investment in securities (fixed income and equity) and cash equivalents. Investment income in 1997 from securities was $1.04 million and $117,000 from cash equivalents, in comparison to $277,000 and $385,000 in 1996, respectively. The increase was the result of a majority of the Company's assets being invested in fixed income securities during 1997, as compared to 1996 when the Company's assets were invested primarily in cash or cash equivalent securities for ten months of the year. In November of 1996, the Company engaged an outside investment advisor and manager, that redirected the Company's investment portfolio into longer term fixed income and some equity securities. Investment expenses of $65,000 and $35,000 for 1997 and 1996, respectively related to investment advisor fees and custodial fees which were netted with gross investment income.

     Benefits, Claims and Settlement Expenses. Benefits, claims and settlement expenses increased by $1.43 million, or 146%, to $2.41 million in 1997 from $977,000 in 1996. This increase primarily resulted from an increase in volume of in force business and a full year of reinsurance operations in 1997, which lengthened the exposure period for reinsured policies from six and one-half months in 1996. The amount of business in force at December 31, 1997, was $4.16 billion as compared to $2.67 billion at December 31, 1996, which represented a $1.49 billion, or 56% increase. As of December 31, 1996, WMA Life's death benefit exposure on business reinsured through the Western Reserve MRT agreement commenced with each policy's monthiversary occurring during the month of June, for all policies in force on June 30, 1996.

     Reinsurance Premium Allowances, Net. Net reinsurance premium allowances increased by $878,000, or 152%, to $1.45 million in 1997 from $576,000 in 1996.
Similar to the increase in benefits, claims and settlement expenses, the increase in net reinsurance premium allowances was due to an increase in the length of the exposure period, and an increase in the volume of business in force.

     Professional Fees, Management Fees and Other Expenses. Professional fees, management fees and other expenses increased by $63,000, or 15%, to $480,000 in 1997 from $417,000 in 1996. The increase in expenses was primarily associated with an increase in the amount of reinsurance business, as well as a full year of operations in 1997 as compared to six and one-half months in 1996. Expenses relating to the administration of the Company also contributed to the increase. Future periods will reflect an increase in salary expenses and a decrease in management fees.

     Amortization of Deferred Acquisition Costs. Amortization of deferred acquisition costs increased by $115,000 to $121,000 in 1997 from $6,000 in 1996. The increase in deferred acquisition costs was attributable primarily to: (i) a full year of operations in 1997 as compared to only six and one-half months reported for 1996, and (ii) an increase in business assumed.

     Income Taxes. Income taxes increased by $703,000 to $816,000 in 1997 from $113,000 in 1996. The Company's effective tax rate was 34.9% in 1997 and 17.2% in 1996. The increase in effective tax rate is due to the reversal of a valuation allowance for deferred tax assets in 1997.

     Net Income. As a result of the foregoing, net income for the year ended December 31, 1997, was $1.52 million compared to $545,000 for the year ended December 31, 1996, which represented an increase of $975,000.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the principal sources of the Company's cash flow have been premiums, investment income, maturing investments and proceeds from sales of invested assets and the Company's Common Stock. In addition to the need for cash flow to meet operating expenses, the liquidity requirements of the Company relate primarily to the payment of gross reinsurance allowances, operating expenses and claims.

     The Company's cash requirements for operating expenses will consist of salary and benefits; management service fees; investment management and custodial account fees; accounting and consulting services fees; expenses related to regulatory issues and compliance with corporate and tax matters; and other incidental administrative expenses. Prior to 1998, the Company incurred no expense for salary and benefits because it had no employees. The Company has hired several employees during the second quarter of 1998. The Company incurred no capital expenditures in 1997 or the first quarter of 1998.

     The Company has no assets other than the stock of WMA Life and invested assets. The Company will rely on income from its invested assets, proceeds of the Subscription Offering retained at the holding company and dividends from WMA Life to meet holding company cash requirements.

     The Company's primary source of liquidity was $1.99 million in cash and cash equivalents at March 31, 1998, a decrease of $183,000 from the prior comparable period. As a result of the American Skandia and new Western Reserve agreement, WMA Life has repositioned its investment portfolio to meet the liquidity requirements of these agreements. The effective duration of the Company's fixed income portfolio is just over four years, with over 95% of the fixed income securities having a maturity of less than 10 years. The Company's fixed income portfolio represents over 96% of the total invested assets, and has an average quality rating of Aa2 by Moody's.

     As a result of the new reinsurance agreements with Western Reserve, the Company will require substantially greater amounts of cash to make payments to Western Reserve than it has been required to make under its MRT agreement. During the first year in which a policy is reinsured on a coinsurance basis, the Company is required to reimburse Western Reserve for acquisition costs, including first year commissions and issuance expenses.

     In recognition of these liquidity requirements, during the first quarter of 1998, the Company contributed additional capital to WMA Life through a transfer of assets, and corresponding due and accrued investment income, with an amortized cost of approximately $10.16 million.

     The Company believes that its existing sources of cash and the net proceeds from the maximum Subscription Offering will be sufficient to meet the Company's cash needs for its current business, including the new Western Reserve agreements through the second quarter of 1999. The Company is exploring additional methods of raising the necessary capital to finance its growth, such as borrowing from financial institutions or the sale of additional securities in other private or public offerings. There can be no assurance that such alternatives would be available to the Company at an acceptable cost, if at all.

     The Company's reinsurance agreements provide security to the Ceding Life Companies through a letter of credit ("LOC") for the benefit of the Ceding Life Companies. WMA Life has previously secured a LOC of $2,000,000 in favor of Western Reserve and a LOC of $30,000 in favor of Kemper. The LOCs were issued by IBJ Schroder, the Company's custodian, and collateralized by the Company's assets held with the custodian. If determined to be necessary, WMA Life will develop facilities for future LOCs and trust arrangements in support of additional reinsurance agreements.

     The Company has reviewed its internal business systems and believes its systems, primarily its computer systems, will process date information accurately and without interruption when required to process dates in the year 1999 and beyond. The Company has discussed the year 2000 issue with the Ceding Life Companies and the steps they have taken to address the situation. The Company believes its operations will not be affected. The Company has not been required to expend significant resources to address the year 2000 issue and does not anticipate any significant expenditures.

     The Company is dependent on the data processing systems of the Ceding Life Companies and for the year 2000 and beyond. There can be no assurance that these systems will be able to properly process information relating to the year 2000 and beyond. The failure of these systems to be year 2000 compliant could have a material adverse effect upon the Company.

                                    BUSINESS

     The Company, through WMA Life, provides reinsurance for certain life insurance companies on variable universal life insurance ("VUL") and variable annuity products sold through WMA Agency. Through 1997, the Company primarily reinsured mortality risks on VUL products, but it has recently expanded its most significant reinsurance relationship to assume more of the benefits and risks associated with the underlying policies. For the year ended December 31, 1997, the Company earned $1.5 million on revenues of $6.8 million. Total assets and stockholders' equity at December 31, 1997 were $25.1 million and $22.1 million, respectively. As of December 31, 1997, the Company reinsured approximately 150,000 policies and had life reinsurance in force with an aggregate face value of $4.2 billion.

     For the three months ended March 31, 1998, the Company earned $314,000 on revenues of $2.1 million. Total assets and stockholders' equity at March 31, 1998 were $27.2 million and $22.4 million, respectively . As of March 31, 1998, the Company reinsured approximately 167,200 policies and had life reinsurance in force with an aggregate face value of nearly $4.7 billion.

     The Company benefits from the ongoing support of WMA Agency, an international sales and marketing organization which markets life insurance, annuities and other financial services. WMA Agency is authorized to sell life insurance and annuity products in all 50 states and in other jurisdictions. WMA Agency has a large network of independent insurance agents ("WMA Sales Associates"). The Company's Chief Executive Officer, S. Hubert Humphrey, Jr., owns substantially all of the common stock of World Marketing Alliance, Inc. and the related companies constituting WMA Agency.

     The Company was formed in 1995, principally to provide an opportunity for WMA Sales Associates to participate indirectly in certain of the business produced by WMA Agency. In a non-underwritten offering initiated in December, 1995, the Company offered shares of its Common Stock to certain WMA Sales Associates and employees of WMA Agency. The Company believes that WMA Sales Associates who have an equity interest in the Company have a greater incentive to place profitable and persistent business with life insurers that are reinsured by the Company. As of March 31, 1998, WMA Sales Associates and employees of WMA Agency owned substantially all of the outstanding Common Stock of the Company. The Company has entered into an agreement with WMA Agency which provides that WMA Agency will use its best efforts to cause the life insurance companies with which it has selling agreements to enter into reinsurance agreements with the Company covering the life insurance and annuity products sold through WMA Agency. See "Certain Relationships and Related
Transactions -- WMA Agency Agreement".

     The Company currently has reinsurance agreements with the three following life insurance companies (hereinafter collectively referred to as the "Ceding Life Companies"):

     - Western Reserve Life Assurance Company of Ohio ("Western Reserve"), a member of the AEGON international insurance group.

     - Kemper Investors Life Insurance Company ("Kemper"), a member of the Zurich international insurance group.

     - American Skandia Life Assurance Corporation ("American Skandia"), a member of the Skandia international insurance group.

     The Company's most significant reinsurance relationship is currently with Western Reserve.

     The Company recently entered into new reinsurance agreements with Western Reserve on certain VUL and variable annuity products which will enable the Company to participate in earnings arising principally from mortality and expense charges, costs of insurance charges, sales charges associated with surrenders, credited interest rate spreads, administrative charges and asset based allowances. These new reinsurance agreements provide that Western Reserve will reinsure on a coinsurance and modified coinsurance basis with the Company, during 1998, 20% of certain of its VUL policies and 40% of certain of its variable annuity products sold through WMA Agency. In subsequent years, the Company and Western Reserve will jointly determine the quota share percentages applicable to new VUL and variable annuity business written through WMA Agency. This determination will be based, upon (i) the total new premiums collected by Western

Reserve written through WMA Agency, and (ii) the total new VUL and variable annuity business written by WMA Agency with all insurance companies during a given year. As the premium volume of new business of Western Reserve's VUL and variable annuity business written through WMA Agency increases in subsequent years, the Company's quota-share percentage of reinsurance of this business may also increase up to a maximum of 40% of Western Reserve's VUL production written through WMA Agency and 50% for such variable annuity production. These quota-share percentages may be less with regard to new business, if scheduled Western Reserve market share percentages of WMA Agency's total VUL and variable annuity production are not attained. See "Business -- Reinsurance Agreements".

     BUSINESS STRATEGY. The Company's ability to achieve growth and profitability will depend upon the marketing and sales efforts of WMA Agency and upon the successful implementation of the Company's business strategy. The principal elements of this strategy are:

          Expand Reinsurance Coverages. By broadening its current reinsurance coverages beyond mortality risks, the Company seeks to diversify its exposure and participate more fully in earnings generated by life insurance and annuity products sold through WMA Agency. The new reinsurance agreements with Western Reserve are significant steps taken to implement the Company's strategy. The Company will seek to enter into similar agreements with certain other life insurance companies whose products are sold through WMA Agency.

          Continue to Leverage the Relationship with WMA Agency. The ability of WMA Agency to market and sell life insurance and annuity products for the Ceding Life Companies is the basis of all of the Company's reinsurance relationships and has enabled the Company to negotiate its new reinsurance agreements with Western Reserve. The Company will seek to continue its close relationship with WMA Agency and to utilize this relationship to negotiate reinsurance agreements favorable to the Company.

          Strengthen the Relationship with WMA Sales Associates. Through investments in the Company, WMA Sales Associates have the opportunity to participate in earnings generated by certain life insurance and annuities sold through WMA Agency. As a result of their equity interest in the Company, WMA Sales Associates have a greater incentive to place profitable and persistent business with the Ceding Life Companies, which benefits the Company through its reinsurance agreements with the Ceding Life Companies.

          Pursue Strategic Opportunities and Acquisitions. The Company will consider acquisitions and other opportunities designed to enable the Company to further benefit from its relationship with WMA Agency. The Company over time may expand and diversify its operations into businesses related to the sale and administration of life insurance, annuities and other financial services sold through WMA Agency.

POLICIES REINSURED

     The Company currently reinsures only VUL and variable annuity policies.

     - VUL is a flexible premium adjustable life insurance plan that offers a form of permanent insurance to the policyholder, but also enables the policyholder, within certain limitations, to change the face amount or death benefit of the policy and the timing of the premium payments to meet the policyholder's situation, even after the policy is written. The death benefits and cash values in VUL policies vary to reflect investment experience of the policy's fixed or separate accounts (i.e., a separate pool of assets, typically mutual funds). The policyholder may specify, within limits and from time to time, where the assets in the separate account are to be invested. The policy has a guaranteed minimum death benefit, while cash values vary with the investment performance of the fixed and separate accounts. In a VUL policy, the investment risk of the separate account is passed on to the policyholder. From the premium paid by the policyholder, the insurance company deducts charges for the cost of the mortality risk and administrative expenses. The balance is placed in the fixed or separate account for investment in accordance with the policyholder's direction. The net amount of risk on a

       VUL policy is the difference between the specified face amount of insurance and the value of the assets in the fixed and separate accounts at any given time.

     - Variable annuity contracts provide for flexible premium payments and guarantee that the contract holder will receive a series of periodic payments commencing at a specified date. The amount of the deferred annuity cash values will vary in accordance with the investment experience of the policy's fixed and separate accounts much in the same manner as a VUL policy. Variable annuities may provide a guaranteed minimum death benefit prior to the commencement of annuity benefit payments.

REINSURANCE TYPES

     The Company currently writes three types of reinsurance: Monthly Renewable Term ("MRT"), Coinsurance and Modified Coinsurance ("ModCo").

     Monthly Renewable Term. MRT, also referred to as risk premium reinsurance, is a plan of reinsurance in which the premium rates are not directly related to the premium rates on the original plan of insurance. Under MRT reinsurance, the Ceding Life Company reinsures the mortality risk with the Company. The amount reinsured in any one month is not based on the face amount of the policy, but rather on a net amount of risk. The net amount of risk in any policy month is mutually agreed upon in advance, based upon a formula or table of values. The Ceding Life Company retains responsibility for establishing the policy reserves as well as for the payment of all policy benefits, commissions and expenses involved in issuing and maintaining the business.

     The Company is also subject to a persistency risk, although it is not part of the risk transferred. Persistency risk is associated with the possibility that the Company may not be able to recover its acquisition expenses during the life of the policies. MRT reinsurance involves limited investment risk, no cash surrender risk, no policy loans, and little surplus strain compared to other forms of reinsurance.

     Coinsurance. Coinsurance is applicable to any type of insurance: life, disability, medical or annuity. Under coinsurance arrangements, reinsurance risk is ceded to the reinsurer on essentially the same basis as that of the underlying policy. The Company receives a proportionate share of gross premiums from the Ceding Life Companies. The Company then provides an expense allowance to the Ceding Life Companies in recognition of commissions and other expenses associated with the underlying policy. These other expenses relate to costs associated with underwriting, marketing, policy issue and maintenance. The reinsurer pays a proportionate share of policy benefits and establishes a proportionate share of the policy reserves.

     Modified Coinsurance. ModCo is a variation of coinsurance. Modified coinsurance is similar to coinsurance except that reserves and assets related to the reserves that would otherwise be recorded and held by the Company are retained by the ceding company. ModCo reinsurance is used primarily for products that develop cash values which allows the ceding company to retain the associated assets for investment purposes.

REINSURANCE AGREEMENTS

     The Company provides reinsurance for VUL and variable annuity policies issued by the Ceding Life Companies and sold through WMA Agency. The following table indicates the names and types of insurance products currently reinsured by the Company, the Ceding Life Companies that issue the policies underlying the reinsurance, and the type of reinsurance applicable to each.

                                                                                                                  REINSURANCE
                            NAME OF PRODUCT            PRODUCT                                  INITIAL POLICY    COMMENCEMENT
       COMPANY                 REINSURED                 TYPE            REINSURANCE TYPE        ISSUE DATES          DATE
       -------         -------------------------   ----------------   ----------------------   ----------------   ------------
Western Reserve        Freedom Equity Protector    VUL                Monthly Renewable Term   1992 to present       6/96
Western Reserve        Financial Freedom Builder   VUL                Monthly Renewable Term   8/97 to 3/98          8/97
Western Reserve        Financial Freedom Builder   VUL                Coinsurance and ModCo    4/98 to present       4/98
Western Reserve        Freedom Wealth Creator      Variable Annuity   Coinsurance and ModCo    1/98 to present       1/98
American Skandia       Imperium                    Variable Annuity   ModCo                    1/97 to present       1/97
Kemper                 Power VUL                   VUL                Monthly Renewable Term   10/96 to present      10/96

     New Western Reserve Agreements. The Company recently entered into two new reinsurance agreements with Western Reserve. The reinsurance to be written by the Company will be on a coinsurance basis, except the separate accounts of such policies which are reinsured on a modified coinsurance basis. Western Reserve will initially cede to WMA Life:

        - 20% quota share of the Financial Freedom Builder VUL policies effective April 1, 1998, and

        - 40% quota share of the Freedom Wealth Creator variable annuities policies effective January 1, 1998.

     The percentage of reinsurance to be ceded in subsequent years will be determined before the close of each calendar year. This determination will be based upon two factors: (i) the expected new or "first year" VUL "target" premium and variable annuity premium to be collected by Western Reserve written through WMA Agency for the ensuing calendar year, and (ii) total first year VUL "target" premiums and variable annuity premium written through WMA Agency with all insurance companies during a given year. The latter factor is used to determine Western Reserve's market share of the total new VUL and variable annuity premium volume in a given year. VUL "target" premium is an amount, specific to the insurance product, which varies by issue age, sex and issue class, that provides for basic insurance benefits coverage.

     The Company's VUL reinsurance percentages will be 20%, 25%, 30%, 35% or 40% based on expected first year VUL collected target premium levels of $50-149 million, $150-199 million, $200-249 million, $250-599 million, or $600 million or more, respectively. These reinsurance percentages will be reduced if the percentage of Western Reserve's "market share" of WMA Agency first year VUL collected target premium falls below certain thresholds. Western Reserve's market share is measured by first year VUL target premium collected by Western Reserve to total first year VUL target premium written by WMA Agency. These market share thresholds are 90%, 85%, 80%, 75% and 70% for first year VUL collected target premium levels of $50-149 million, $150-199 million, $200-249 million, $250-349 million, and $350 million or more, respectively.

     The reinsurance percentages may be reduced 5% for each full 10% of realized market share below the thresholds above. The VUL reinsurance percentages may also be reduced to the extent WMA Agency's VUL first year target premium production attributed to any insurance company, other than Western Reserve, is greater than 10% of total VUL first year target premium written by WMA Agency. The reinsurance percentage may be reduced 5% for each full 5% in excess of the 10% limitation.

     The Company's variable annuity reinsurance percentages will be 40% or 50% based on expected first year variable annuity collected premium levels of $100-249 million or $250 million or more, respectively. These reinsurance percentages may be reduced if the percentage of Western Reserve's market share of WMA Agency first year variable annuity collected premium falls below certain thresholds. Western Reserve's market share is measured by first year variable annuity premiums collected by Western Reserve to total first year variable annuity premiums written by WMA Agency. These market share thresholds are 45% and 30% for first year variable annuity collected premium amounts of $100-249 million and $250 million or more, respectively. The reinsurance percentages may be reduced 5% for each full 5% of realized market share below the thresholds above, subject to a minimum reinsurance percentage of 25%. The variable annuity reinsurance percentage may also be reduced 5% if WMA Agency's first year variable annuity premium growth rate is 0% or less.

     The agreement requires the Company, as a non-authorized foreign reinsurer, to provide irrevocable, automatically renewable, LOCs acceptable to the state regulators and Western Reserve in an amount at any given time sufficient to offset Western Reserve's ceded statutory reserves and liabilities and any outstanding losses, if reinsurance credits are not otherwise available.

     As to reinsurance in force, the agreements are unlimited as to its duration and shall remain in effect for so long as the reinsured policies in force. As to the reinsurance of new business, the agreements have a five year term. Thereafter, the agreements may be canceled as to the reinsurance of any new business (i) immediately upon notice by one party if the other party becomes insolvent, dissolves, ceases to legally exist, or otherwise ceases to be legally authorized to act as a reinsurer or insurer; (ii) upon thirty (30) days written notice by a party if the other party has materially breached the agreement and has failed to cure such breach within such thirty (30) days; and (iii) when and as agreed upon by the parties in writing. Either party can also cancel the agreement for any reason after the initial five year term, upon giving the other party three hundred sixty five (365) days advance written notice of cancellation.

     None of the policies reinsured under the new agreements are subject to recapture until after a policy has been in force for thirty-five (35) years after its issuance, except any annuity contract that has gone into pay-out status or annuitizes, in which event the Company must pay the reinsured an amount equal to the annuity contract's annuity value reduced by contingent deferred sales charges specified in the annuity contract.

MARKETING-WMA AGENCY

     All of the Company's reinsurance business is generated by the marketing efforts of the WMA Agency which places business with the Ceding Life Companies. As a consequence, the Company is dependent upon WMA Agency to market those products which the Company reinsures. WMA Agency is separate from the Company, and the shares being offered hereby do not represent any interest in WMA Agency. The Company does not use reinsurance intermediaries or engage in any direct marketing activities.

     WMA Agency, which began operations in January of 1991, and its affiliates have 325 employees housed in a new 100,000 square foot office building, located in Duluth, Georgia, a northern suburb of Atlanta. WMA Agency currently markets a variety of life insurance and annuity products in addition to VUL and variable annuities. These products include ordinary life, term life, variable life, universal life, fixed annuities, equity indexed annuities, long term care, disability and health insurance. WMA Agency markets products for numerous life insurance and annuity companies, among them Kemper, Western Reserve, American Skandia, Fortis Benefits Investors, Inc., The Midland Life Insurance Company and Pacific Life Insurance Company.

     WMA Agency emphasizes recruiting and team building as a means for WMA Sales Associates to build their own independent sales organizations. WMA Agency stresses a "turnkey" approach to building teams and making sales. WMA Agency provides all new WMA Sales Associates with business material such as the Business Format System(C), which includes manuals, videos and tapes instructing WMA Sales Associates on how to build a large sales organization.

     WMA Agency's best selling product is VUL, which is an insurance product in which cash values can accumulate on a tax-deferred basis, typically in the separate accounts of a life insurance company. The separate accounts are managed by outside fund managers. WMA Agency believes that the middle-income market for this product in the U.S. has been largely overlooked by the industry and that VUL is the best life and retirement product for this market segment. WMA Agency has developed a proprietary software program containing all of WMA Agency's recruiting material, sales illustrations and product data for all of its preferred insurance carriers. This software includes the Financial Lifestyles Strategy(C) program, which is a needs-based analysis program designed to address a client's particular financial situation and incorporates multiple cross-selling opportunities for WMA Sales Associates. WMA Agency also markets insurance products in Mexico, Canada, Philippines, Taiwan, Puerto Rico and Guam.

     WMA Agency's senior management team consists of S. Hubert Humphrey, Jr., President and Chief Executive Officer, Thomas W. Montgomery, Executive Vice-President, and Susan Davies, Senior Vice President of Agency Operations. Mr. Humphrey directs the overall marketing focus of the sales force. Two advisory groups meet with Mr. Humphrey quarterly. One is comprised of the seven senior sales leaders, while the other is comprised of 34 top level WMA Sales Associates (including the seven senior sales leaders). Mr. Humphrey relies upon these advisory groups and their experience, knowledge and relationships with their sales teams when developing marketing strategies for WMA Agency.

     WMA Agency sales force is organized into numerous sales teams, each headed by a Marketing Director ("MD"). The MDs and intermediate managers earn override commissions upon sales made by WMA Sales Associates in their teams and have corresponding supervisory authority and responsibility. A WMA Sales Associate rises to the Marketing Director level in stages, qualifying for each successive stage by meeting goals for number of policies sold, number of new agents recruited and achieving certain training, educational and licensing requirements. An MD must sign a Marketing Director agreement which places additional responsibilities upon him or her for the WMA Sales Associates recruited who comprise his or her sales team. An MD's responsibilities include the training, supervision and motivation of his or her WMA Sales Associates, as well as the financial liability for commissions advanced to those WMA Sales Associates. Independent field offices are managed by MDs, and multiple MDs may be located in one office. These offices are not under the direct control of WMA Agency; however, WMA Agency contractually controls all marketing and recruiting literature, pays commissions to WMA Sales Associates and provides training programs and product materials to these offices. WMA Agency also sponsors marketing meetings throughout the year, an annual convention, incentive trips and recognition awards throughout the WMA sales teams. The WMA Agency broadcasts a one and one-half hour motivational and training program weekly to numerous MD offices throughout the United States via the Echostar(R) satellite network. Many product providers participate in these broadcasts.

     Existing WMA Sales Associates recruit both experienced agents and also individuals without prior experience in the life insurance business. Newly-licensed agents typically remain at their previous occupations until they acquire sales experience and develop an established insurance income. As a result, a large portion of the newly-appointed WMA Sales Associates are initially part-time agents.

     Upon joining WMA Agency, a new WMA Sales Associate is required to enter an agency training program which includes a number of courses related to product training, sales compliance issues and financial service related topics. Each level of sales promotion up to the MD level requires additional courses and training. Pre-licensing classes for various state insurance licenses and securities licensing classes are provided by independent parties approved by WMA Agency.

UNDERWRITING

     As an automatic reinsurer, the Company relies upon the underwriting of the Ceding Life Companies on the policies the Company reinsures. The Company reviews and monitors the underwriting standards and procedures of the Ceding Life Companies, including rules used for policy continuations, changes, reentries, reinstatements, and conversions. See "-- Policy Administration".

POLICY ADMINISTRATION

     Policies reinsured by the Company are administered by the Ceding Life Companies. The Ceding Life Companies provide the Company with all information necessary for processing the reinsurance. Management may not have sufficient information to properly evaluate the administration of the business reinsured by the Company or the accuracy of the information provided by the Ceding Life Companies, since it has only conducted a limited review of the administrative practices of the Ceding Life Companies.

     The Company's reinsurance agreements give the Company the right to periodically audit the books and records of the Ceding Life Companies to ensure that all business is being properly ceded and administered. To date, the Company has not conducted any such audit of these companies, but it expects to exercise this right in the future.

FUTURE POLICY BENEFITS

     The provision for future policy benefits reflected in the Company's Consolidated Financial Statements included herein are calculated based on GAAP. Liabilities for future policy benefits under the MRT agreements include provisions for expected future claims, claims in the course of settlement, and claims incurred but not reported. The liability is estimated using methods that include assumptions, such as estimates of expected investment yields, mortality, terminations and expenses applicable at the time the reinsurance contract is executed including provision for the risk of adverse deviation. Liabilities for future policy benefits under the coinsurance agreements equal policyholder account balances.

     Liabilities for future policy benefits reflected in the Company's Consolidated Financial Statements included herein are based on information provided by the Ceding Life Companies. The reserves established by the Company with respect to individual risks or classes of business may be greater or less than those established by the Ceding Life Companies, due to the use of different mortality and other assumptions. Actual mortality experience in a particular period may be greater than expected mortality experience and, consequently, may adversely affect the Company's operating results for such period.

     Since the majority of the Company's business is relatively new, no meaningful experience analysis has been developed. However, results from 1996 and 1997 indicate claim experience has been favorable.

RETROCESSION

     As of March 31, 1998, the Company has not reinsured ("retroceded") any of its reinsurance. However, the Company will retrocede portions of the mortality risk in excess of its retention limits due to the new reinsurance agreements with Western Reserve. Under its retrocession agreement, the Company in most instances will retain the first $100,000 of its mortality risk on any one insured life, with the excess being retroceded.

INVESTMENTS

     The Company's investments are selected with the objective of maximizing investment returns consistent with appropriate credit, diversification, tax and regulatory considerations, while providing sufficient liquidity to enable the Company to meet its obligations as a reinsurance company on a timely basis.

     The Company had engaged an independent investment advisor and manager to invest the Company's assets in accordance with the Company's investment guidelines. The performance of, and the fees paid to, its investment advisor are reviewed periodically by the Board of Directors of the Company. The fees paid to its investment advisor during 1997 were $50,000. The Company's current investment manager was recently acquired and notified the Company that its engagement with the Company would terminate in May, 1998. The Company expects to engage a new investment manager and advisor to take over its investment portfolio upon termination of the current manager.

     The state insurance laws in the United States restricting the investments of insurance companies are not applicable to WMA Life. Unlike insurance regulations in the United States, Bermuda law does not limit or regulate investments of WMA Life provided that such investments are made for the Company's potential benefit. The Company has, however, developed specific investment guidelines which stress diversification of risks, conservation of principal and liquidity. The Company's investments, however, will be subject to market risks and fluctuations, as well as to risks inherent in particular securities. The guidelines are subject to change at the discretion of the Company's Board of Directors.

     The following table summarizes the Company's investment results for the periods indicated:

                                                       YEAR ENDED       THREE MONTHS ENDED
                                                      DECEMBER 31,           MARCH 31,
                                                    -----------------   -------------------
                                                     1996      1997       1997       1998
                                                    -------   -------   --------   --------
                                                       (DOLLARS IN
                                                       THOUSANDS)

Total cash and investments(1).....................  $11,838   $19,218   $18,967    $19,559

Net investment income(2)..........................  $   627   $ 1,088   $   257    $   250

Average annual yield..............................     5.30%     5.66%     5.42%      5.11%

Net realized investment gains.....................  $     0   $     0   $     0    $     0

---------------

(1) Average of the aggregate invested amounts at book value as of the beginning of the period, as of June 30 and as of the end of the period.
(2) After investment expenses, excluding realized and unrealized investment gains or losses.

     The Company classifies all fixed maturity securities and equity securities as "available for sale". The following table summarizes the Company's invested assets at book value and market value as of March 31, 1998.

                                                                BOOK VALUE       MARKET VALUE(1)
                                                              ---------------    ---------------
                                                               TOTAL      %       TOTAL      %
                                                              -------   -----    -------   -----
                                                                    (DOLLARS IN THOUSANDS)
Fixed maturities:
  United States Government and agencies.....................  $ 5,270    30.1%   $ 5,325    29.9%
  Commercial and industrial.................................    8,790    50.3      8,826    49.5
  Public utilities..........................................      798     4.6        801     4.5
  Mortgage backed securities................................    2,137    12.2      2,170    12.1
                                                              -------   -----    -------   -----
          Total invested assets.............................   16,995    97.2     17,122    96.0
Equity securities(2)........................................      488     2.8        714     4.0
                                                              -------   -----    -------   -----
          Total invested assets.............................  $17,483   100.0%   $17,836   100.0%
                                                              =======   =====    =======   =====

---------------

(1) The company's fixed maturities and equity securities are carried at market value. Market value represents the closing sales prices of marketable securities as of March 31, 1998.
(2) Consists of 6,500 shares of Standards & Poor's Deposit Receipts.

     All of the Company's fixed maturity investments are investment grade. The following table indicates by rating the composition of the Company's fixed maturities portfolio as of March 31, 1998:

                                                        BOOK VALUE        MARKET VALUE
                                                      ---------------    ---------------
RATING(1)                                              TOTAL      %       TOTAL      %
---------                                             -------   -----    -------   -----
                                                            (DOLLARS IN THOUSANDS)
Aaa.................................................  $ 7,993    47.0%   $ 8,087    47.3%
Aa..................................................    2,086    12.3      2,125    12.4
A...................................................    6,411    37.7      6,441    37.6
Baa.................................................      505     3.0        469     2.7
                                                      -------   -----    -------   -----
          Total fixed maturities....................  $16,995   100.0%   $17,122   100.0%
                                                      =======   =====    =======   =====

---------------

(1) Ratings are those assigned by Moody's when available, with remaining ratings as assigned by Standard and Poor's Corporation or the NAIC and converted to a generally comparable Moody's rating.

     The scheduled maturities of the Company's fixed maturities as of March 31, 1998 were as follows:

                                                        BOOK VALUE        MARKET VALUE
                                                      ---------------    ---------------
SCHEDULED MATURITY                                     TOTAL      %       TOTAL      %
------------------                                    -------   -----    -------   -----
                                                            (DOLLARS IN THOUSANDS)
Due in one year or less.............................  $   995     5.8%   $   995     5.8%
Due after one year through five years...............    6,116    36.0      6,152    35.9
Due after five years through ten years..............    7,423    43.7      7,511    43.9
Due after ten years.................................      324     1.9        294     1.7
Mortgage-backed securities..........................    2,137    12.6      2,170    12.7
                                                      -------   -----    -------   -----
          Total fixed maturities....................  $16,995   100.0%   $17,122   100.0%
                                                      =======   =====    =======   =====

     The Company's fixed maturity investment portfolio at March 31, 1998, is comprised primarily of debt securities of the U.S. Government, public utilities and other corporations, mortgage-backed and asset-backed securities. The Company's asset-backed securities are included in the investment tables as mortgage-backed securities. The Company's investments in mortgage-backed securities include collateralized mortgage obligations ("CMOs") and mortgage-backed pass-through securities. All of the Company's mortgage-backed securities are collateralized by mortgages issued by the Government National Mortgage Association ("GNMA"), an agency of the U.S. Government. GNMA mortgages are backed by the full faith and credit of the U.S. Government. Credit risk generally is not a consideration when investing in GNMA mortgage-backed securities.

COMPETITION

     The Company is dependent upon WMA Agency for marketing the VUL and variable annuity products the Company reinsures. WMA Agency faces intense competition in the sale of these products from the agency forces and marketing organizations of major life insurance companies, as well as from companies marketing investment related products such as mutual funds. Many of WMA Agency's competitors have substantially greater financial and marketing resources than WMA Agency. The Company believes that many large insurance companies have begun devoting significant resources to the development and marketing of VUL and variable annuities products that directly compete with those products sold through WMA Agency which are reinsured by the Company.

     Competition for sales agents with demonstrated ability is also intense. However, the Company believes that WMA Agency has been, and will continue to be, able to attract, motivate and retain productive, independent sales agents by providing innovative products and quality service.

REGULATION

  Bermuda

     WMA Life is registered as a long-term insurer under the Insurance Act 1978, as Amended, (the "Insurance Act"), which, among other things, imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister of Finance (the "Minister") powers to supervise, investigate and intervene in the affairs of insurance companies. A long-term insurer is one which issues life, annuity or accident and disability contracts for periods of not less than five years. WMA Life's Certificate of Registration is conditioned upon (i) maintaining the relevant solvency margins and other ratios applicable under Bermuda law and (ii) not writing any "general business" without obtaining the prior written approval of the Minister. General business is any business that is not long-term. Other significant aspects of the Bermuda insurance regulatory framework are set forth below.

     Cancellation of Insurer's Registration. An insurer's registration may be canceled by the Minister on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act. The registration may also be canceled, if, in the opinion of the Minister, the insurer has not been carrying on business in accordance with sound insurance principles.

     Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer, both of which, in the case of WMA Life, are required to be filed annually with the Registrar of Companies (the "Registrar"), who is the chief administrative officer under the Insurance Act. The auditor must be approved by the Minister as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its stockholders. WMA Life's auditor is KPMG Peat Marwick, (Hamilton, Bermuda), the Bermuda "tenant" of KPMG Peat Marwick LLP.

     Approved Actuary. WMA Life must appoint an actuary approved by the Minister and file with the Annual Statutory Financial Return an actuarial certificate in the prescribed form. Mr. Edward F. McKernan, an officer of the Company and WMA Life, was approved August 7, 1995, by the Minister of Finance as WMA Life's Actuary.

     Statutory Financial Statements. An insurer must prepare Annual Statutory Financial Statements. The Insurance Act prescribes rules for the preparation and substance of such Statutory Financial Statements (which include, in statutory form, a balance sheet, income statement, statement of capital and surplus and detailed notes thereto). The insurer is required to give detailed information and analysis regarding premiums, claims, reinsurance and investments. The Statutory Financial Statements are not prepared in accordance with United States GAAP and are distinct from financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981 of Bermuda, which may be prepared in accordance with GAAP. WMA Life is required to submit the Annual Statutory Financial Statements as part of the Statutory Financial Return.

     Annual Financial Return. WMA Life is required to file with the Registrar a Statutory Financial Return no later than four months from the insurer's financial year end (unless specifically extended). The Statutory Financial Return includes, among other matters, a report of an approved independent auditor on the Annual Statutory Financial Statements of the insurer; a solvency certificate; the Annual Statutory Financial Statements themselves; and the opinion of the approved Actuary. The solvency certificate must be signed by the Principal Representative and at least two directors of the insurer who are required to certify (among other matters) whether the minimum solvency margin has been met. The approved independent auditor is required to state its opinion it was reasonable for them to so certify.

     Minimum Capital and Surplus and Solvency Margin. The Insurance Act requires WMA Life to have a minimum level of statutory capital and surplus of $250,000. At December 31, 1997, WMA Life's statutory capital and surplus was $6,407,578. In addition, the Insurance Act provides that the statutory assets of WMA Life must exceed its statutory liabilities by at least $250,000. Statutory assets and liabilities refer to those assets and liabilities established in conformity with the requirements of the Insurance Act for the statutory balance sheet.

     Supervision, Investigation and Intervention. The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

     If it appears to the Minister that there is a risk that an insurer may become insolvent or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the Minister may (among other things) direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to sell certain investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets; not to declare or pay any dividends or other distributions or to restrict the making of such payments; and to limit its premium income.

     Principal Representative. An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a Principal Representative in Bermuda. For the purpose of the Insurance Act, WMA Life's Principal Representative and principal office is CFM Insurance Managers, Ltd., 3rd Floor, 44 Church Street, Hamilton HM 12, Bermuda. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its Principal Representative, and the Principal Representative may not cease to act as such, unless 30 days' notice in writing to the Minister is given of the intention to do so. It is the duty of the Principal Representative, within 30 days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that a reportable "event" has, to the Principal Representative's knowledge, occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of such a reportable "event" include failure by the reinsurer to comply substantially with a condition imposed upon the reinsurer by the Minister relating to a solvency margin or a liquidity or other ratio.

     Payment of Dividends. The payment of dividends by WMA Life to the Company is restricted by Bermuda regulations. Under the Insurance Act, no long-term insurer may declare or pay a dividend to any person other than a policyholder unless the value of the assets of its long-term business fund, as certified by the insurer's approved actuary, exceeds the liabilities of the insurer's long-term business by the margin prescribed by The Insurance Act; and the amount of any such dividend shall not exceed the aggregate of (i) that excess, and (ii) any other funds properly available for the payment of dividend, such as funds arising out of the business of the insurer other than long-term business. As a Bermuda company, WMA Life will also be subject to the provisions of the Bermuda Companies Act of 1981. Under that Act, WMA Life may not declare or pay a dividend or make a distribution out of contributed surplus if there are reasonable grounds for believing that (i) WMA Life is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of WMA Life's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

     As an "exempted company," WMA Life is exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as an exempted company it may not participate in certain business transactions, including (i) the acquisition or holding of land in Bermuda (except that required for their business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature, (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister, (iii) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities, or (iv) the carrying on of business of any kind in Bermuda, including insuring domestic risks, except in furtherance of their business carried on outside Bermuda.

  United States

     The insurance laws of each state of the United States generally do not directly regulate the sale of reinsurance within their jurisdictions by non-U.S. insurers, such as WMA Life. Nevertheless, the sale of reinsurance by alien reinsurers, such as WMA Life, to insurance companies domiciled or licensed in United States jurisdictions is indirectly regulated by state "credit for reinsurance" laws that operate to deny statutory financial statement credit to ceding insurers unless the non-admitted alien reinsurer posts acceptable security for ceded liabilities and agrees to certain contract provisions.

     From time to time, there have been Congressional and other initiatives in the United States regarding the supervision and regulation of the insurance industry, including proposals to supervise and regulate alien reinsurers. While none of these proposals has been adopted to date on either the Federal or state level, there can be no assurance that federal or state legislation will not be enacted subjecting WMA Life to supervision and regulation in the United States, which could have a material adverse effect on WMA Life. In addition, no assurance can be given that if WMA Life were to become subject to any laws of the United States or any state thereof or of any other country at any time in the future, it would be in compliance with such laws.

TAXATION

     Bermuda. Under current Bermuda law, there is no income tax or capital gains tax on the earnings of WMA Life, nor is there any withholding tax on dividends paid by WMA Life to the Company. WMA Life has received from the Minister an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to WMA Life, or to any of its operations or the shares, debentures or other obligations of WMA Life, until 2016.

     United States. The Company files a Federal income tax return as a domestic U.S. corporation and is taxed at an effective rate of 34%. WMA Life has been in existence for less than five tax years; therefore, the Company may not yet elect to file a life/non-life Federal consolidated income tax return.

     WMA Life has elected to be taxed under Section 953(d) as a domestic insurance company for all parts of the Internal Revenue Code. Under Section 816(a), due to the fact that more than 50% of WMA Life's reserves are mortality reserves, WMA Life is taxed as a life insurance company under Section 801. WMA Life also qualifies under Section 806 for the small life insurance company deduction of 60% of life insurance company taxable income ("LICTI"). The small life insurance company deduction is available to all life insurance companies which have assets of $500 million or less and taxable income of $3 million or less. Once LICTI, prior to taking into account the small life insurance company deduction, exceeds $3 million, the benefit of the small life insurance company deduction gradually decreases by 15% of the excess over $3 million until LICTI reaches $15 million when the benefit is eliminated. The benefit of the small life insurance company deduction is mitigated somewhat by the fact that such benefit results in WMA Life paying alternative minimum tax ("AMT"). WMA Life's effective tax rate, taking into account the full benefit of the small life insurance company deduction, was 19% in 1997 after taking into account the AMT. The small life insurance company deduction decreases and WMA Life's effective tax rate increases as LICTI increases above $3 million. The effective tax rate increase will not be as great as the rate of decrease of the small life insurance company deduction due to utilization of an AMT credit accumulated during the years of maximum benefit of the small life insurance company deduction. Ultimately as WMA Life is no longer eligible for the small life insurance company deduction and the accumulated AMT credit is utilized, WMA Life's statutory tax rate will increase to 34% or 35% depending upon its taxable income.

     Certain other major adjustments are made to book income in determining LICTI prior to taking into account the small life insurance company deduction. Such adjustments include: (i) an adjustment to compute mortality reserves under
Section 807(c)(1) resulting in an addback to LICTI, and (ii) an adjustment to add back a certain percentage of net premiums. The percentage is based upon the type of business written or reinsured by WMA Life. The rates vary from a low of 1.75% for non-tax qualified annuity premiums and 2.05% for group life to a high of 7.7% for all other types of non-tax qualified premiums. This addback is to then be amortized over a 120 month period. In general, net premiums for purposes of this calculation are defined under Regulation section 1.848-2 as gross premiums and other considerations (other than amounts on reinsurance agreements) and the net positive considerations for any reinsurance agreement reduced by the sum of return premiums and the net negative considerations for any reinsurance agreement.

     In general, the net consideration determined by a reinsurer for a reinsurance agreement equals (i) the gross amount of premiums and other considerations incurred by the ceding company with respect to the reinsurance agreement, less (ii) the gross amount incurred with respect to the reinsurance agreement, including any ceding commissions, reinsurance expense allowances, reimbursement of claims and benefits, modified coinsurance reserve adjustments, experience-rated adjustments and termination payments.

EMPLOYEES

     During the second quarter of 1998, the Company hired four employees. Two of the Company's employees are part-time employees who are also employed by WMA Agency. The Company believes its employee relations are good.

     The four employees of the Company are expected to be paid an aggregate of $200,000 during 1998 in the form of salary and incentive compensation.

PROPERTIES

     The Company currently subleases on a triple net basis approximately 1,500 square feet of office space in Duluth, Georgia from WMA Agency through January 20, 2008, at a base annual rental rate of $12.45 per square foot for the first five years of the lease term, which is equivalent to the rate being paid by WMA Agency to its lessor. This rate will increase by approximately 13.5% during the last five years of the term. The annual rental for this space during the first five years is $18,675. The Company does not own or lease any other properties.

LEGAL PROCEEDINGS

     The Company is not a party to, and is not aware of, any litigation or arbitration, that is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                                        AGE                   POSITION(S)
----                                        ---                   -----------
S. Hubert Humphrey, Jr....................  55    President and Director of the Company and
                                                    President of WMA Life
Thomas W. Montgomery......................  49    Executive Vice President, Secretary and
                                                  Director of the Company and Vice President
                                                    of WMA Life
Edward F. McKernan........................  42    Senior Vice President, Chief Financial
                                                  Officer, Actuary and Director of the
                                                    Company, and Vice President and Actuary of
                                                    WMA Life
C. Simon Scupham..........................  44    Director
Joseph F. Barone..........................  62    Director

     The following is certain additional information concerning each of the executive officers and directors of the Company.

     Mr. Humphrey became President and a Director of the Company in March, 1995 and President of WMA Life in August, 1995. He has also been the President and Chief Executive Officer of WMA Agency since its founding in January, 1991. Mr. Humphrey has been involved in the financial services field for 19 years. Prior to 1991, Mr. Humphrey had been a Regional Vice President and National Sales Director of A. L. Williams & Associates, Inc., a nationwide financial services company that was acquired by Primerica Financial Services, Inc. in 1989, and a Vice President of the A. L. Williams Corporation, an affiliated life reinsurance company.

     Mr. Montgomery has been the Executive Vice President, Secretary and a Director of the Company since March, 1995 and a Vice President of WMA Life since August, 1995. He has also been the Executive Vice President of WMA Agency since March, 1994. Mr. Montgomery is a certified public accountant and is a former audit and tax partner in the accounting firms of Richter & Company, P.C. and Davis, Crittenden, Richter & Fletcher, where he worked from 1973 to 1994.

     Mr. McKernan became Senior Vice President and Actuary of the Company in April, 1996 and was elected a Director of the Company in August, 1997. He was named Chief Financial Officer of the Company in December, 1997. Mr. McKernan has been Vice President and Actuary of WMA Life since April, 1996. He has also been Senior Vice President and Actuary of WMA Agency since April, 1996. Immediately prior to joining the Company and WMA Agency, Mr. McKernan had been a Senior Manager for three years in the Life Actuarial Consulting Practice of KPMG Peat Marwick LLP. From August, 1990 through September, 1993, Mr. McKernan was the Marketing Actuary of U.S. Operations for Seaboard Life Insurance Company. Prior to his tenure with this firm, Mr. McKernan was employed by Tillinghast, a Towers Perrin company, which is an international actuarial consulting firm. He is a Fellow of the Society of Actuaries (1988) and a Member of the American Academy of Actuaries (1985).

     Mr. Scupham was elected a Director of the Company in April, 1996. He is the President of CFM Insurance Managers, Ltd., a Bermuda corporation that provides professional management services to international companies operating in Bermuda. He is a qualified Chartered Accountant (CA) and Associate Fellow of the Institute of Mathematics and its Applications. Mr. Scupham is also President of Mutual Risk Management (Bermuda) Ltd., the parent company of CFM Insurance Managers, Ltd., and Shoreline Mutual Management (Bermuda) Ltd. Prior to joining CFM, Mr. Scupham served as the director of Bermuda operations for the Kemper Group.

     Mr. Barone became a Director of the Company in June   , 1998. Since July,
1997, he has been Managing Director -- Research of The Firemark Group of Morristown, New Jersey, a private merchant banking firm. From January, 1992 through June, 1997, he was associated with Swiss Re Insurance as a Senior Vice President. From 1981 through 1991, he was a Managing Director of Investment Banking for the insurance industry at Bear Stearns & Company, Inc. Mr. Barone is a member of the New York Society of Security Analysts and the Association of Insurance and Financial Analysts. He is a Chartered Financial Analyst.

EXECUTIVE COMPENSATION

  Stock Options

     On June   , 1998, the Company's Board of Directors, subject to ratification of the stockholders of the Company at its 1998 annual meeting, authorized a 1998 stock option plan for the directors, officers and employees of the Company (the "Plan") that contemplates the issuance of up to 900,000 shares of the Company's authorized, but unissued, Common Stock upon the exercise of options granted under the Plan. Such options are non-transferable (except by will or the laws of descent and distribution in the event of death), shall have a term of five (5) years, and become exercisable on the third anniversary of an optionee's date of hire, appointment or election, provided the optionee at that time has been a director, officer or employee of the Company for at least one year after the date of grant. Upon termination of an optionee's service as a director, officer or employee of the Company for reasons other than retirement, death or permanent and total disability, the option and the optionee's rights thereunder shall terminate. Options become immediately exercisable upon a change in control of the Company, as defined in the Plan. The per share exercise price of options granted under the Plan is the fair market value of a share of Common Stock on the date of grant. The Plan will be administered by the Audit and Compensation Committee created by the Board of Directors on the above date.

     On the above date, the Board of Directors also authorized the grant of
options under the Plan to purchase up to        shares of Common Stock to
several directors, officers and employees of the Company, including shares to Mr. Humphrey. The 1998 options granted have an exercise price equal to the Subscription Price. The shares owned by the option holders upon exercise of their options will not be registered in the Subscription Offering or otherwise and shall be considered restricted shares which may only be resold pursuant to an effective registration statement, an exemption from registration, or Rule 144.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Humphrey, the Company's Chief Executive Officer, is the beneficial owner of approximately 20% of the Company's Common Stock outstanding prior to the Subscription Offering. Mr. Humphrey, together with his wife, Norma P. Humphrey, owns substantially all the outstanding shares of World Marketing Alliance, Inc., and certain affiliated entities constituting WMA Agency which recruit, train and supervise the sales force responsible for selling life insurance and annuity contracts reinsured by the Company. Certain directors and executive officers of the Company are also directors and/or executive officers of WMA Agency and certain of its affiliates. See "Management -- Executive Officers and Directors".

WMA AGENCY AGREEMENT

     On June   , 1998, the Company entered into an agreement with WMA Agency which provides that WMA Agency will use its best efforts to cause any life insurance company with which WMA Agency has selling agreements ("Life Companies") to enter into reinsurance agreements with the Company covering the life insurance products sold through WMA Agency (the "WMA Agency Agreement"). As partial consideration for WMA Agency's agreement, the Company agreed to authorize the issuance of warrants to purchase 600,000 shares of the Company's Common Stock ("Warrants") to key management employees of WMA Agency designated
by WMA Agency. Warrants to purchase 250,000 shares were issued on June   , 1998,
exercisable at the Subscription Price with respect to 20% of the shares issuable under the warrant in each of the five years after the first anniversary of the date of issuance. The exercise price of any future warrants issued will be equal to fair market value of the Company's Common Stock as of the date of warrant issue. Such Warrants are subject to ratification by the Company's stockholders and the Company's achieving specified annual premium production levels during the exercise period. Pursuant to the terms of the WMA Agency Agreement: (i) WMA Agency may not enter into a selling agreement with a Life Company prior to allowing the Company the opportunity to provide the terms and conditions of reinsurance which the Company desires to include in such selling agreement; and (ii) WMA Agency must give the Company 120 days' notice of the termination of any selling agreement with a Life Company or of its intention to discontinue the sale of any life insurance product. The WMA Agency Agreement expires after the earlier of: (A) ten years; (B) material breach by either party; or (C) the occurrence of any circumstance that adversely affects the ability of WMA agency or the Company to perform its obligations under the agreement.

     The Company believes that this agreement will give it the ability to continue its existing arrangement with the existing Life Companies and enable it to have the opportunity to provide reinsurance to life insurance companies with whom WMA Agency may enter into sales agreements in the future. The agreement also provides through the exercise of Warrants an opportunity to certain key management employees of WMA Agency to acquire and increase their stock ownership in the Company.

CONFLICTS WITH WMA AGENCY

     Commissions for sales of life insurance and annuity contracts reinsured by the Company are paid to WMA Agency and WMA Sales Associates by the Ceding Life Companies. Mr. Humphrey and Mr. Montgomery receive income from WMA Agency which is far in excess of the compensation each receives from the Company. In addition, Mr. Humphrey, Mr. Montgomery and certain of the directors are also executive officers and employees of companies constituting WMA Agency. As a result of such relationships, the interests of WMA Agency with respect to the commissions received on life insurance sales by WMA Agency from the Ceding Life Companies (and indirectly under coinsurance agreements from the Company) may conflict with the interests of the Company in negotiating reinsurance agreements beneficial to the Company.

MANAGEMENT AND RELATED SERVICES

     The Company has had a management agreement with WMA Management, which is owned 100% by Mr. Humphrey, who is its director and President. WMA Management has been responsible for the day-to-day activities of the Company and WMA Life. For these services, WMA Management received a fee in 1997 of $120,000, and $100,000 in 1996. Due to the Lease Agreement and the Corporate Services Agreement with WMA Agency described below and the Company's employment of its own personnel, this agreement is no longer necessary and was terminated as of December 31, 1997. Effective as of April 1, 1998, the Company entered into a Corporate Services Agreement with WMA Agency pursuant to which WMA Agency will provide incidental office supplies and services to the Company for a fixed monthly fee of $2,250, adjustable annually, plus a monthly payroll allocation based on personnel assignments during the month and such other amounts as the parties may mutually agree.

     The Company has previously received certain management and consulting services from WMA Agency. During the years ended December 31, 1996 and 1997, the Company paid $76,875 and $110,714, respectively, to WMA Agency for these services. During 1995, WMA Agency funded certain expenditures incurred for the organization of the Company and for the related 1995 public offering. The Company has reimbursed all amounts paid by WMA Agency for such expenditures.

PRINCIPAL REPRESENTATIVE AGREEMENT

     On August 2, 1995, WMA Life entered into an agreement with CFM Insurance Managers, Ltd. ("CFM"), a Bermuda corporation providing professional management services to international companies operating in Bermuda. Pursuant to this agreement, CFM acts as, among other things, the Principal Representative for WMA Life in Bermuda. This agreement is for an unlimited duration, but may be terminated by either party upon 90 days prior written notice or upon 30 days prior written notice under specified circumstances. The Company pays to CFM a $5,000 monthly fee pursuant to its agreement with the Company.

LEASE AGREEMENT WITH WMA AGENCY

     As of January 21, 1998, the Company entered into an agreement with WMA Agency to sublease on a triple net basis approximately 1,500 square feet of office space for the Company's offices in Duluth, Georgia. The initial term of the sublease is ten years at an annual base rent of $18,675 for the first five years of the lease term, which annual base rent will increase by approximately 13.5% thereafter.

OTHER WMA AGENCY MATTER

     WMA Agency recently entered into discussions with AEGON USA, Inc. ("AEGON") regarding the possible restructuring of WMA Agency in a manner which would more fully utilize the resources of AEGON. These discussions have centered around the possible separation of the administrative functions of WMA Agency into a separate administrative services corporation. It is contemplated that AEGON would become a majority owner in this new administrative services corporation. Also discussed was the possibility of AEGON taking a minority position in WMA Agency (which would then be a marketing entity only) and the creation of a WMA Agency stock incentive program for key WMA Sales Associates and employees of WMA Agency. WMA Agency's management feels that such a restructuring would greatly enhance its ability to recruit and retain quality sales associates and employees, provide WMA Sales Associates with additional incentive to produce a greater volume of profitable business and make available AEGON resources to WMA Agency.

     These discussions are at a very preliminary stage; however, management intends to begin negotiations with representatives of AEGON toward achieving an agreement in principal and eventually a definitive agreement. There can be no assurance that any negotiations that may be undertaken between WMA Agency and AEGON will lead to a definitive agreement encompassing the restructuring of WMA Agency in a manner envisioned by the preliminary discussions or otherwise, nor can it be determined at this time, how such an agreement, if achieved, will affect the Company.

FUTURE CONFLICTS OF INTEREST

     The Company has in the past and may from time to time in the future enter into other transactions with WMA Agency and other affiliates of its directors and officers, provided that the terms thereof are, in the view of the Board of Directors, no less favorable to the Company than could be obtained from a third party.

     The Company recently amended its by-laws to provide that any transaction involving the Company in which a director or executive officer has a material, direct or indirect, interest must be approved by a majority vote of the Board of Directors as well as by two independent and disinterested directors, upon full disclosure of all relevant facts, or by vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote.

LACK OF SEPARATE LEGAL REPRESENTATION

     Counsel for the Company, Merritt & Tenney, LLP, of Atlanta, Georgia, also represents WMA Agency and Mr. Humphrey.

                             PRINCIPAL STOCKHOLDERS

     As of March 31, 1998, the Company had 2,495,710 shares of Common Stock issued and outstanding and approximately 800 stockholders of record. Upon completion of the Subscription Offering, assuming all shares are subscribed for,
there will be      shares of Common Stock outstanding.

     The following table indicates the number of shares of Common Stock beneficially owned by the directors and executive officers of the Company and by persons known to the Company to beneficially own more than 5% of any class of the Company's Common Stock as of March 31, 1998.

                                           BEFORE SUBSCRIPTION OFFERING            AFTER SUBSCRIPTION OFFERING
                                      --------------------------------------   -----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER  NUMBER OF SHARES(1)   PERCENT OF CLASS   NUMBER OF SHARES   PERCENT OF CLASS
------------------------------------  -------------------   ----------------   ----------------   ----------------
S. Hubert Humphrey, Jr............          500,000(2)            20.02%               X                  X
Thomas W. Montgomery..............            9,908                0.40                X                  X
Edward F. McKernan................    5,000........                0.20                X                  X
Richard L. Thawley................          200,000(3)             8.00                X                  X
  1110 W. Kettleman Lane
  Suite 24
  Lodi, CA 95240
Monte Holm........................          153,500(4)             6.21                X                  X
  2004 Calle de Espana
  Las Vegas, NV 89102
All directors and executive officers
  as a Group (6 persons)..........          514,908               20.62                X                  X

---------------

(1) All shares are owned individually of record unless otherwise indicated below.
(2) In addition to the above shares of Common Stock, WMA Agency (of which Mr. Humphrey is the principal stockholder) holds proxies with respect to 402,836 shares of Common Stock.
(3) Mr. Thawley owns 108,200 shares individually of record. An IRA rollover trust for the benefit of Mr. Thawley and his wife owns 91,800 shares.
(4) Mr. Holm owns 3,500 shares individually of record, and 40,000 shares jointly of record with his wife. 110,000 shares are held of record by seven trusts created by Mr. Holm and his wife.

     Mr. Humphrey intends to purchase           shares of Common Stock from the
Company in a private transaction at the Subscription Price. These shares will be considered restricted shares which may only be resold pursuant to an effective registration statement, an exemption from registration, or Rule 144.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The authorized capital stock of the Company consists of common stock, $.001 par value per share, of which the Company is authorized to issue 10,000,000 shares. As of March 31, 1998, 2,495,710 shares of Common Stock were issued and
outstanding. On June   , 1998, the Company's Board of Directors authorized an
amendment to the Company's Certificate of Incorporation which will, subject to stockholder's approval at the 1998 Annual Meeting, increase the number of authorized shares of Common Stock to 50,000,000. The holders of shares of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and have the sole right and power to vote on all matters on which a vote of stockholders is taken, except as otherwise provided by statute.

     The shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election, if they choose to do so, and in such event the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive or conversion rights, and there is no redemption right with respect to the Common Stock. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of this Subscription Offering, when issued, will be fully paid and nonassessable.

DELAWARE BUSINESS COMBINATION STATUTE

     As a Delaware corporation, the Company is subject to Section 203, which restricts certain transactions and business combinations between a corporation and an "interested stockholder" (as defined in Section 203 as any person who is the beneficial owner of 15% or more of the corporation's outstanding voting stock) for a period of three years from the date the stockholder becomes an interested stockholder. Under Section 203, subject to certain exceptions, the approval of the Board of Directors and the holders of at least 66 2/3% of the outstanding voting stock of the Company (excluding shares held by the interested stockholder) would be required for significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the Company's capital stock. The statutory ban will not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder will own at least 85% of the outstanding voting stock of the Company (excluding shares held by (i) persons who are both directors and officers and (ii) certain employee stock plans).

     Mr. Humphrey is an "interested stockholder" as defined in Section 203; however, since he became an interested stockholder on March 9, 1995, the three year holding period set forth in Section 203 has been satisfied. The restrictions set forth in Section 203 no longer apply to transactions and business combinations between Mr. Humphrey and the Company. The Section would apply however, to others who may subsequently become "interested stockholders" in the Company.

TRANSFER AGENT AND REGISTRAR

     The Company has secured the services of American Stock Transfer and Trust Company as its transfer agent and registrar for its Common Stock. Their address is 40 Wall Street, New York, New York 10005 and their telephone number is 212-936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Subscription Offering, the Company will have shares of Common Stock outstanding unless the Company in its sole
discretion, increases the maximum offering to                shares, in which
event the number of shares outstanding after completion of the Subscription
Offering will be                . Such shares will be freely tradable without
restriction or further registration under the Securities Act, except by "affiliates" of the Company, as defined under the Securities Act. Generally officers and directors of the Company and stockholders of more than 10% of the outstanding Common Stock are deemed to be "affiliates" or "control persons" and, subject to the agreement mentioned in the following paragraph, their shares will be eligible for resale pursuant to Rule 144 under the Securities Act which contains certain limitations based upon volume, holding period, manner of sale and notice upon any such resales.

     In connection with its agreement with WMA Agency, the Company agreed to authorize the issuance of warrants to designated key management employees of WMA Agency to purchase 600,000 shares of Common Stock (the "Warrants") exercisable with respect to 20% of the shares issuable under the warrant in each of the five years of the exercise period commencing on the first anniversary of the date of grant. Pursuant to this agreement, Warrants have been issued to key management employees of WMA Agency to purchase 250,000 shares of Common Stock exercisable at the Subscription Price beginning on the first anniversary of the date of issuance over the ensuing five year period. The exercise of the Warrants is also subject to the warrant holder being employed of WMA Agency at the time of exercise and the Company achieving specified annual premium production levels during each of the years in the exercise period. Neither the Warrants nor the Common Stock to be issued upon exercise of the Warrants will be registered. The Common Stock shall be considered restricted shares which may only be resold pursuant to an effective registration statement, an exemption from registration, or Rule 144. See "Certain Relationships and Related Transactions -- WMA Agency Agreement".

     The Company has adopted a 1998 stock option plan pursuant to which it can grant nontransferable options to purchase up to 900,000 shares of its Common Stock to officers, directors and employees of the Company, which options may not be exercised until three years after the date on which the optionee became a director, officer or employee of the Company but no earlier than one year after
the date of the grant. Options to purchase                shares of Common Stock
at the Subscription Price have been granted pursuant to this Plan, including
options for                shares to Mr. Humphrey. The shares owned by the
option holders upon exercise of their options will not be registered in the Subscription Offering and shall be considered restricted shares which may only be resold pursuant to an effective registration statement, an exemption from registration, or Rule 144. See "Management -- Executive Compensation".

     Both the Plan and the Warrants will be submitted to the stockholders of the Company at its 1998 Annual Meeting for ratification and are subject to obtaining such ratification.

     No prediction can be made of the effect that the sale or availability for sale of shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Merritt & Tenney, LLP, 200 Galleria Parkway, Suite 500, Atlanta, Georgia 30339.

                                    EXPERTS

     The Consolidated Financial Statements of the Company for the years ended December 31, 1997 and 1996, appearing in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

     The Consolidated Financial Statements of the Company for the period March 9, 1995 through December 31, 1995 included in this Prospectus have been audited by Snyder, Camp, Stewart & Co., LLP ("Snyder Camp"), independent certified public accountants, as stated in their report appearing elsewhere herein and in the Registration Statement are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     Snyder Camp was previously the principal accountant for the Company. On December 4, 1996, that firm's appointment as principal accountant was terminated, and KPMG Peat Marwick LLP was engaged as principal accountant. The decision to change accountants was approved by the Board of Directors.

     In connection with the audit of the period from inception (March 9, 1995) through December 31, 1995, and the subsequent interim period through December 4, 1996, there were no disagreements with Snyder Camp on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

     The audit report of Snyder Camp on the financial statements of the Company as of December 31, 1995 and for the period from inception (March 9, 1995) through December 31, 1995, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules promulgated thereunder, with respect to the Common Stock. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed below. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

REPORTS TO STOCKHOLDERS

     The Company furnishes its stockholders with annual reports containing audited financial statements and makes available quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                  SUBSCRIPTION OFFERING -- QUESTIONS & ANSWERS

     The WMA Corporation (the "Company") has decided to offer shares of its Common Stock to certain independent sales agents and employees of World Marketing Alliance, Inc. ("WMA Agency"), their Pension Plans, and other investors in this subscription offering (the "Subscription Offering"). The following questions and answers are intended to assist you in subscribing in the Subscription Offering.

1. WHAT IS THE SUBSCRIPTION OFFERING WHICH IS BEING MADE?

The Subscription Offering is an offering of the Company's Common Stock to certain agents and employees of WMA Agency, their Pension Plans, and other
investors acceptable to the Company. Up to                shares of Common Stock
are being offered in the Subscription Offering. Subscription Agreements must be received by the Company by the Expiration Time, which is the earlier of (i) October 30, 1998 if the Minimum Offering is not attained by that date, (ii) the date on which the Company has received and accepted Subscription Agreements to purchase the maximum of $37,500,000 of Common Stock (or such greater amount as
the Company may hereafter determine not to exceed $       in the aggregate),
(iii) March 31, 1999, unless such date is extended by the Company to no later than December 31, 1999 or (iv) the date of termination of the Subscription Offering by the Company after the Minimum Offering is attained.

2. HOW MANY SHARES CAN I BUY AND WHAT IS THE PRICE?

The minimum subscription is for 50 shares. As discussed in the answer to Question 16, the actual number of shares that you can buy will be determined based on priority levels of Subscribers. Subscribers the first and second priority level may subscribe for more or less than the preprinted allotted number of shares shown on the Subscription Agreement enclosed with this Prospectus, subject to minimum and maximum limitations. These Subscribers who subscribe for shares in excess of their preprinted allocation will be subject to proration in the third priority level for such excess. The maximum subscription
for all Subscribers, including their Pension Plans, is      shares. The purchase
price per share is $          (the "Subscription Price"). See "How to
Subscribe -- Allocation and Acceptance of Subscription Agreements". The Aggregate Purchase Price is the total amount that you must pay as a Subscriber and is determined by multiplying the Subscription Price by the number of shares to which you wish to subscribe.

3. HOW MANY SUBSCRIPTION AGREEMENTS CAN I SUBMIT?

You may submit only one Subscription Agreement, unless you also want your Pension Plan to subscribe, in which event you can submit two Subscription Agreements.

You may subscribe for shares by submitting the completed Subscription Agreement, together with your check or money order, using one or both of the following options for registering the shares:

     (i) Registration may be in your individual name, or in your and your spouse's names together, as joint tenants with right of survivorship or as tenants in common. You may not submit Subscription Agreements in both an individual name and joint name.

     (ii) Registration may be in the name of your Pension Plan.

You may submit one or two Subscription Agreements, as described above. If you submit additional Subscription Agreements, all Subscription Agreements from you will be rejected and returned to you, along with your check or money order. Subscription Agreements seeking forms of registration other than those listed above, including trusts other than Pension Plans, will be rejected and returned to you, along with your check or money order.

4. CAN MORE THAN ONE PERSON PER HOUSEHOLD SUBSCRIBE FOR SHARES IN THE SUBSCRIPTION OFFERING?

Yes. You and your spouse can subscribe jointly provided that the total number of shares subscribed from a single household does not exceed the maximum number of shares to which you are entitled to subscribe. You cannot, however, divide your subscription between individual and joint ownership.

5. WHO IS QUALIFIED TO INVEST IN THE SUBSCRIPTION OFFERING?

Only individual WMA Sales Associates, employees of WMA Agency and its affiliated companies, other investors and their respective spouses, if subscribing jointly, and their Pension Plans, who have received from the Company a copy of the Prospectus and a preprinted Subscription Agreement may purchase shares in the Subscription Offering. A Pension Plan for the purposes of the Subscription Offering is an individual retirement plan ("IRA"), a simplified employee plan ("SEP") or a Keogh plan.

If you wish to acquire shares for a family trust or another entity other than a Pension Plan, you must first subscribe individually and after you have received your stock certificates arrange with the Company's transfer agent to transfer the shares acquired according to your instructions.

6. HOW DO I SUBSCRIBE?

To subscribe, complete and sign the preprinted Subscription Agreement included with this Prospectus and make a check or money order payable to THE WMA CORPORATION for the Aggregate Purchase Price in good funds. Mail both the completed Subscription Agreement and your check (described below) to American Stock Transfer & Trust Company, the Company's Subscription Agent, in the pre-addressed envelope enclosed with this Prospectus, no later than the Expiration Time. (See Question #1). "Good funds" mean checks or money orders payable in U.S. dollars, drawn on a bank in the United States that are cashed by such bank upon initial deposit (a certified check is not required). Checks drawn on an IRA, SEP or a Keogh account will not be accepted unless they are in payment for shares being purchased directly by a Pension Plan. Specifically, a returned check is not good funds; it will be returned to the sender with no attempt to redeposit.

7. WHAT IS THE SUBSCRIPTION AGREEMENT?

The preprinted Subscription Agreement that you must complete, sign and return to the Subscription Agent in order to qualify as a Subscriber in the Subscription Offering was enclosed with the copy of the Prospectus that you received from the Company. The document requires certain information, such as your name, address and social security number. The Subscription Agreement also requires you to confirm that you are a qualified investor (see Question #5) and that you have received the Prospectus. A copy of the Subscription Agreement is also included as Exhibit A to the Prospectus on page A-1. Photocopies of the Subscription Agreement will not be accepted by the Subscription Agent.

8. TO WHOM SHOULD I MAKE MY CHECK OR MONEY ORDER PAYABLE?

Please make your check or money order payable to "THE WMA CORPORATION".

9. HOW SHOULD I RETURN MY SUBSCRIPTION AGREEMENT?

Return your fully completed and signed Subscription Agreement, along with your check or money order for the Aggregate Purchase Price, to American Stock Transfer and Trust Company (the "Subscription Agent") in the enclosed envelope. Please be sure to allow adequate mailing time for your Subscription Agreement and check or money order to be received by the Subscription Agent no later than the Expiration Time. (See Question #1). The reply address for delivery by U.S. Postal Service or overnight courier is included in the Prospectus under "How to Subscribe -- Completion and Mailing of Subscription Agreements". If your Pension Plan is also subscribing, it is your responsibility to insure that the Plan's Subscription Agreement is properly completed and received by the Subscription Agent on or before the Expiration Time.

10. WHAT FORM OF PAYMENT SHOULD I USE WHEN I RETURN MY SUBSCRIPTION AGREEMENT?

Payment may only be made by check or money order. Please do not send cash or credit card numbers. The check or money order must be payable to THE WMA CORPORATION in U.S. dollars and drawn on a U.S. bank. Due to legal and other restrictions, the Subscription Agent will not accept checks drawn on IRAs, SEPs or Keogh accounts unless they are in payment for shares being purchased directly by the Pension Plan upon which the check is drawn.

11. WILL I EARN ANY INTEREST ON MY FUNDS BEFORE THE SUBSCRIPTION OFFERING
CLOSES?

It depends. Upon receipt of your Subscription Agreement by the Subscription Agent, your check or money order will be deposited by the Subscription Agent in an escrow account for safe keeping until the earlier of (i) the date on which the Company has received and accepted the Minimum Offering (ii) at the option of the Company, the termination of the Subscription Offering, or (iii) October 30, 1998, if the Minimum Offering is not attained by such date. No interest will be paid if the Minimum Offering is not attained. If the Minimum Offering is attained, Subscribers whose Subscription Agreements have been accepted, in whole or in part, will not be entitled to any interest, including any interest on any amounts refunded. In addition, no interest will be paid on funds held in escrow unless (i) the Subscription Offering is terminated by the Company after the Minimum Offering is attained, or (ii) a properly submitted Subscription Agreement is not accepted by the Company for any reason. If you are entitled to interest, a pro rata amount of interest on all funds held in escrow accrued from the date on which the Company has received and accepted the Minimum Offering, will be refunded to you. There can be no assurance, however, of the rate of interest earned on your funds.

12. WHAT IS THE DEADLINE TO SUBMIT MY SUBSCRIPTION AGREEMENT AND CHECK FOR GOOD FUNDS TO THE SUBSCRIPTION AGENT?

     The deadline (or Expiration Time) by which all completed and signed Subscription Agreements accompanied by checks or money orders for good funds (as described in Question #6) MUST BE RECEIVED by the Subscription Agent to be considered for acceptance by the Company is the earlier of the (i) October 30, 1998 if the Minimum Offering is not attained, (ii) date on which the Company has received and accepted Subscription Agreements to purchase the maximum of $37,500,000 of Common Stock (or such greater amount as the Company may hereafter
determine not to exceed $       in the aggregate), (iii) March 31, 1999 unless
such date is extended by the Company to no later than December 31, 1999, or (iv) termination of the Subscription Offering by the Company after the Minimum Offering is attained. The Subscription Offering will be automatically terminated on October 30, 1998, if the Minimum Offering is not attained by that date.

13. WHEN WILL MY SUBSCRIPTION AGREEMENT BE ACCEPTED BY THE COMPANY?

No Subscription Agreements will be formally accepted by the Company until after the Company has received and accepted Subscription Agreements to purchase a minimum of $5,250,000 of Common Stock. The Company at any time in its absolute discretion may decide to terminate the Subscription Offering, in which event refunds will be made to Subscribers whose Subscription Agreements have not been accepted by the Company. The Company expects it will begin accepting Subscription Agreements no later than October 30, 1998. As a consequence, you may not receive a certificate representing the shares until several months after your Subscription Agreement has been accepted, but in no event later than sixty days after the Expiration Time.

14. CAN I FIND OUT IF MY SUBSCRIPTION AGREEMENT HAS BEEN RECEIVED BY THE SUBSCRIPTION AGENT PRIOR TO THE CLOSING OF THE SUBSCRIPTION OFFERING?

Yes, you can obtain information regarding the status of your Subscription Agreement by calling the Company's toll-free Information Line at 1-800-741-5279.

15. MAY I REVOKE MY SUBSCRIPTION AGREEMENT ONCE IT HAS BEEN RECEIVED BY THE SUBSCRIPTION AGENT?

No. Once your Subscription Agreement has been received by the Subscription Agent, it is irrevocable.

16. IF I SUBMIT MY CHECK OR MONEY ORDER FOR GOOD FUNDS TOGETHER WITH A PROPERLY COMPLETED AND SIGNED SUBSCRIPTION AGREEMENT, WILL I DEFINITELY BE ABLE TO PURCHASE SHARES IN THE SUBSCRIPTION OFFERING?

Not necessarily. The Subscription Offering is initially limited in size to shares of Common Stock and Subscription Agreements will generally be accepted in a three step process established by WMA Agency. Subscribers in the first and second priority levels will be allocated the lesser of the shares to which they have subscribed, or the allotted number of shares, subject to minimum and maximum share limitations, timely receipt, and the Company's acceptance of the Subscription Agreements. To be assured of being able to subscribe to the maximum number of shares allocated to Subscribers in the first and second priority levels, such Subscribers must return their properly completed Subscription Agreements by the earlier of the termination date of the Subscription Offering by the Company or October 30, 1998. Subject to the maximum per Subscriber share limitations, Subscribers in the third and final priority level, which may include Subscribers in the first two levels, will have their Subscription Agreements filled for the maximum number of shares indicated on their completed Subscription Agreements to which they have subscribed provided they are received in a timely manner and there are sufficient shares available to do so after the first and second levels' subscriptions have been filled. If there are not sufficient shares remaining to fill all of the subscriptions in the third level, all subscriptions in the third level may be reduced on a pro-rata basis, unless the Company determines, in its sole discretion, to increase the maximum number of shares of Common Stock available in the Subscription Offering for this level. If the Subscription Offering is terminated or your Subscription Agreement is rejected, your funds will be refunded to you. See Question #11 and "How to Subscribe -- Returned Subscription Agreements and Funds".

17. HOW MANY STOCK CERTIFICATES WILL I RECEIVE FOR MY SHARES?

If your Subscription Agreement is accepted by the Company, you will receive one stock certificate representing your shares. A separate stock certificate will be sent to your Pension Plan custodian, if it was a Subscriber. Unfortunately, you may not request additional certificates for smaller denominations of shares. After you have received your initial stock certificate, however, you may at your own expense, request the Company's transfer agent to issue new certificates in smaller denominations or to transfer ownership to a family trust or other form of ownership.

18. WHAT IF MY ADDRESS CHANGES EITHER DURING THE SUBSCRIPTION OFFERING OR BEFORE I RECEIVE MY STOCK CERTIFICATE?

The stock certificate representing your purchase, and any refund check will be mailed to the address provided in the Subscription Agreement. It is expected that these items will be mailed at the same time in one envelope. Therefore, it is your responsibility to provide appropriate forwarding instructions to your post office or, alternatively, when completing your Subscription Agreement, providing an address where you will be sure your mail will be safely received.

19. WILL I BE CHARGED A COMMISSION ON THE PURCHASE OF SHARES IN THE SUBSCRIPTION OFFERING?

No brokerage commission will be charged on the sale of shares in the Subscription Offering.

20. CAN I PURCHASE SHARES IN THE SUBSCRIPTION OFFERING THROUGH MY BROKER?

No. Shares offered in the Subscription Offering may be purchased only through the Subscription Agreement process described in this Prospectus. See "How to Subscribe".

21. ON WHICH STOCK EXCHANGE WILL THE SHARES BE TRADED, AND WHAT WILL THE TICKER SYMBOL BE?

The Company has applied for listing of the shares on the NASDAQ National Market under the symbol "WMAC", subject to official notice of issuance.

22. CAN I CALL THE COMPANY OR THE SUBSCRIPTION AGENT WITH ANY QUESTIONS?

The Company has established a toll-free "Information Line" 1-800-741-5279, to answer any questions that you may have after you have read these "Questions and Answers." The Subscription Agent will be unable to answer your questions. As a courtesy to other Subscribers having questions, Subscribers are urged to keep "Information Line" calls to a minimum. The "Information Line" may not be used for any other Company business.

                          GLOSSARY OF INSURANCE TERMS

     Acquisition Cost means the reinsurer's acquisition cost in the form of commission normally paid by a reinsurer to the ceding company and other expenses incurred by the reinsurer in connection with writing new business. If a reinsurance broker is used, the acquisition cost also includes the reinsurance broker's commission.

     Annuity means a contract that pays a periodic income benefit for the life of a person (the annuitant), the lives of two or more persons or a specified period of time.

     Automatic Reinsurance means reinsurance under which the reinsurer is obligated to accept or assume risks which meet certain specific criteria based on the ceding company's underwriting.

     Capacity means the amount of insurance or reinsurance available from a company based on its internal policy, financial strength and the market in general.

     Cede; Ceding Company; Cession means the process by which an insurance company reinsures its liability with another by passing a portion of the risk exposure and related premium to a reinsurer, is thereby deemed to "cede" business and is referred to as a "ceding company." A "cession" is the amount of liability or premium passed to a reinsurer or other institution.

     Coinsurance means a form of reinsurance with respect to which the risk generally is reinsured on the same basis as that of the original policy. The reinsurer receives a part of the gross premium charged to the policyholder on the reinsured part of the policy less expense allowances granted the ceding company by the reinsurer. The reinsurer maintains policy reserves and is liable for its share of death claims and other policy benefits. See Modified Coinsurance.

     Deferred Acquisition Costs ("DAC") means commissions and other selling expenses which vary with and are directly related to the production of business. These acquisition costs are often deferred and amortized in conformity with GAAP.

     Deposits means all payments and other considerations received on certain contracts, principally universal and investment type contracts. These amounts are not included in revenues under GAAP but are included directly in policy account balances.

     Disintermediation means the risk to a financial institution of a loss due to the movement of customer's funds at book value (i.e., without a market value adjustment) when interest rates are higher than at contract inception.

     ERISA means Employee Retirement Income Security Act of 1974 found in Volume 29 United States Code, Section 1001 and following.

     Fixed Annuity means a contract that provides for annuity premiums to be deposited in a fixed account backed by a general obligation of the insurance company.

     Generally Accepted Accounting Principles ("GAAP") means United States generally accepted accounting principles as defined by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

     Insurance In Force means the total face amount of insurance coverage under contracts that have not expired.

     Lapse means termination of a policy because of surrender, failure to pay a premium or lack of sufficient cash value to maintain in force status.

     Modified Coinsurance ("ModCo") means a form of reinsurance which differs from coinsurance only in that reserves are retained by the ceding company while the risk remains with the reinsurer. The ceding company normally pays interest to replace the interest the reinsurer would have earned if it had held the assets corresponding to the reserves in its own investment portfolio.

     Mortality means the relative incidence of death.

     Ordinary Life Insurance means a life insurance policy that remains in full force and effect for the life of the insured, with premium payments being made for the same period.

     Persistency means the maintenance of insurance policies in full force until completion of the term for which the policy was written (with respect to life insurance this includes death or maturity). The term may also refer to continuance and renewal of insurance and annuity contracts.

     Policy Fees and Charges means those policy charges for the cost of insurance, policy administration and surrenders that have been assessed against policy account balances during the period.

     Premiums, Gross means total premiums received from all sources, including premiums ceded to retrocessionaires.

     Premiums, Net means gross premiums less premiums ceded to retrocessionaires.

     Quota Share means a form of reinsurance whereby the reinsurer accepts a stated percentage of each and every risk within a defined category of business on a pro-rata basis.

     Recapture means the practice of a ceding company recapturing or taking back some of the reinsurance on a policy, once automatically ceded reinsurance has been in force for a given period of time.

     Reinsurance means the practice whereby the reinsurer, in consideration of premiums received, agrees to indemnify the ceding company or reinsured, for all or a portion of the liability under a policy or policies of insurance issued by the ceding company.

     Reinsurance Expense Allowance means an amount paid by the reinsurer to the ceding company for part or all of a ceding company's acquisition costs, other overhead costs (including premium taxes) and in certain cases a profit factor.

     Reinsurance Premium means the premium paid by the ceding company to the reinsurer in consideration of the liability assumed by the reinsurer.

     Reinsurer means the insurer that assumes all or a part of the insurance or reinsurance risk written by another insurer.

     Reserves means liabilities established by insurers to reflect the estimated discounted present value of cost of claims payments or contract liabilities and related expenses that the insurer will ultimately be required to pay in respect of insurance or annuities it has written.

     Retention means the amount or portion of risk that an insurer retains for its own account. Claims and other policy benefits in excess of the retention are paid by the reinsurer or retrocessionaire.

     Retrocession means the contractual transfer from one reinsurer to another of all or a portion of the ceding company's reinsurance risk.

     Retrocessionaire means an insurance company that assumes reinsurance from a reinsurer.

     Statutory Accounting Practices means the accounting practices prescribed or permitted by state insurance regulatory authorities, usually the domiciliary state or country of a particular insurer or reinsurer.

     Statutory Capital and Surplus means the excess of statutory admitted assets over statutory liabilities.

     Surrender means the act of terminating a contract during the accumulation period where the contract-holder receives the contract's account value less any applicable surrender charges (cash surrender value).

     Term Life Insurance means life insurance offering protection during a certain number of years, but expiring without policy cash value if the insured survives the stated period.

     Universal Life Insurance means life insurance under which (i) premiums generally are flexible, (ii) the level of death benefits may be adjusted and
(iii) expenses and other charges specifically are disclosed to a purchaser. This policy is sometimes referred to as unbundled life insurance because its three basic elements

(investment earnings, cost of insurance and expense charges) are separately identified both in the policy and in an annual report to the policyholder.

     Variable Annuity means an annuity in which premium payments may be used to purchase accumulation units of separate accounts. The value of a unit fluctuates in accordance with the investment experience of the related separate account. Variable annuity contracts may include a general account guaranteed interest investment option. At the time of benefit payments to the annuitant, the annuitant can generally elect from a number of payment options which provide either fixed or variable benefit payments.

     Variable Life Insurance means a form of permanent life insurance in which the death benefit and cash values are determined by the market value of the assets in the separate account into which a portion of the premiums are deposited.

     Variable Universal Life Insurance ("VUL") means a form of variable life insurance in which the premium payments and death benefit can also be adjusted from time to time to suit the policyholder's needs.

     Whole Life Insurance means permanent life insurance offering guaranteed death benefits and guaranteed cash values.

     Yearly Renewable Term means a form of reinsurance in which the reinsurer assumes, for a premium that varies each year, the risks associated with the mortality of the underlying life insurance policyholders, but not the risks associated with the policy cash values. The premium for the reinsurance varies with age, sex and policy duration.

                                                                       EXHIBIT A

                  Nontransferable Individual Subscription Card         ALLOTMENT
                              THE WMA CORPORATION
             VOID UNLESS DELIVERED IN ACCORDANCE WITH THE TERMS OF
     THE PROSPECTUS BEFORE THE EXPIRATION TIME SET FORTH IN THE PROSPECTUS

     Please enter in Box (1) below, the number of shares you wish to purchase, which may be more or less than the allotment indicated in the upper right hand corner of this card and the total amount due. If your subscription is not accepted because the Offering is terminated, the Offering is fully subscribed, or your subscription is rejected, as provided in the Prospectus, refunds will be made by the Subscription Agent. If no allotment is indicated, enter the number of shares you wish to purchase in Box (1) below.

                                           (1)                     (2)
                                 -----------------------------------------------
                                    Shares Subscribed          Amount Due*
                                 -----------------------------------------------

                                 -----------------------------------------------

                                    50 Shares Minimum     * -- # in box (1) x $

           BE SURE TO COMPLETE BOTH SIDES OF THIS CARD BEFORE MAILING

RETURN TO THE SUBSCRIPTION AGENT:

     To exercise your subscription rights, complete both sides of this card and return with full payment payable to The WMA Corporation in the enclosed envelope. Delivery must be made before the Expiration Time set forth in the Prospectus. By signing below, you confirm that you are a qualified investor and that you have received a copy of the Prospectus.

                                                         I (we) hereby subscribe for the number of shares of the
                                                         common stock of The WMA Corporation, as indicated in Box
                                                         (1) of this subscription card and in accordance with the
                                                         terms specified in the Prospectus, receipt of which is
                                                         hereby acknowledged.
                                                         ---------------------------   ---------------------------
                                                           Signature of Shareholder      Signature of Shareholder
                                                                                            (if jointly held)
                                                         ---------------------------------------------------------
                                                                                  TAX ID #

                                                         PLEASE INDICATE BELOW THE NAME OF YOUR SPOUSE, IF
                                                         SUBSCRIBING JOINTLY.
                                                         ---------------------------------------------------------
                                                                               NAME OF SPOUSE

                              THE WMA CORPORATION

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Snyder, Camp, Stewart & Co., LLP..................  F-2

Report of KPMG Peat Marwick LLP.............................  F-3

Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................  F-4

Consolidated Statements of Operations for the years ended
  December 31, 1997 and 1996 and for the period March 9,
  1995 through December 31, 1995............................  F-5

Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997 and 1996 and for the period
  March 9, 1995 through December 31, 1995...................  F-6

Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1996 and for the period March 9,
  1995 through December 31, 1995............................  F-7

Notes to Consolidated Financial Statements..................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The WMA Corporation

     We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of The WMA Corporation (formerly known as WMA International Corporation) for the period from inception (March 9, 1995) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of The WMA Corporation (formerly known as WMA International Corporation) for the period from inception (March 9, 1995) through December 31, 1995, in conformity with generally accepted accounting principles.

                                          SNYDER, CAMP, STEWART & CO., LLP

Atlanta, Georgia
March 14, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The WMA Corporation:

     We have audited the accompanying consolidated balance sheets of The WMA Corporation (formerly known as WMA International Corporation) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The WMA Corporation (formerly known as WMA International Corporation) as of December 31, 1997 and 1996, and the results of their operations and their cash flows, for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
March 6, 1998

                              THE WMA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Fixed maturity securities -- available for sale (amortized
  cost of $17,686,390 and $15,860,123 for 1997 and 1996,
  respectively).............................................  $17,782,055   $15,678,474
Equity securities -- available for sale (cost of $487,733
  for 1997 and 1996)........................................      630,929       479,016
                                                              -----------   -----------
          Total investments.................................   18,412,984    16,157,490
Cash and cash equivalents...................................    1,469,663     1,980,201
Investment income due and accrued...........................      257,629       181,265
Reinsurance receivables.....................................      183,524        30,396
Deferred acquisition costs..................................    4,503,338       732,329
Deferred organization costs (net of accumulated amortization of $62,128 and $25,692 at December 31, 1997 and 1996,
  respectively).............................................      124,741       161,177
Other assets................................................      114,026        26,861
                                                              -----------   -----------
          Total assets......................................  $25,065,905   $19,269,719
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Future policy benefits....................................  $ 1,293,917   $   614,477
  Reinsurance balances payable..............................      434,443            --
  Accrued expenses..........................................      173,735       141,983
  Accounts payable..........................................      107,024        96,695
  Due to stockholders.......................................           --        15,418
  Deferred tax liability....................................      980,411        48,083
                                                              -----------   -----------
          Total liabilities.................................    2,989,530       916,656
                                                              -----------   -----------
Stockholders' equity:
  Common stock, par value $.001, 10,000,000 authorized;
     2,500,000 and 2,305,550 shares issued in 1997 and 1996,
     respectively...........................................        2,500         2,306
  Additional paid-in capital................................   20,228,973    18,286,667
  Unrealized gain (loss) on securities available for sale,
     net of taxes...........................................      157,670      (125,641)
  Retained earnings.........................................    1,709,232       189,731
  Treasury stock, at cost (2,200 shares)....................      (22,000)           --
                                                              -----------   -----------
          Total stockholders' equity........................   22,076,375    18,353,063
                                                              -----------   -----------
Commitments (note 9)
          Total liabilities and stockholders' equity........  $25,065,905   $19,269,719
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                              THE WMA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               YEARS ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE
                 PERIOD MARCH 9, 1995 THROUGH DECEMBER 31, 1995

                                                               1997          1996        1995
                                                           ------------   ----------   ---------
Revenues:
  Premiums...............................................  $  5,217,365   $2,007,391   $      --
  Deposits and other considerations......................    30,098,974           --          --
  Modified coinsurance reserve adjustment................   (29,903,850)          --          --
  Net investment income..................................     1,087,465      626,635       6,661
  Other income...........................................       300,000           --          --
                                                           ------------   ----------   ---------
          Total revenue..................................     6,799,954    2,634,026       6,661
                                                           ------------   ----------   ---------
Benefits and expenses:
  Benefits, claims, and settlement expenses..............     2,408,842      976,635          --
  Reinsurance premium allowances, net....................     1,454,204      576,297          --
  Amortization of deferred acquisition costs.............       121,283        6,414          --
  Professional, management, and other expenses...........       480,381      417,520     361,282
                                                           ------------   ----------   ---------
          Total benefits and expenses....................     4,464,710    1,976,866     361,282
                                                           ------------   ----------   ---------
          Net income (loss) before income taxes..........     2,335,244      657,160    (354,621)
Income tax expense.......................................       815,743      112,808          --
                                                           ------------   ----------   ---------
          Net income (loss) after income taxes...........  $  1,519,501   $  544,352   $(354,621)
                                                           ============   ==========   =========
Basic and diluted income (loss) per share................  $       0.63   $     0.44   $   (0.87)
                                                           ============   ==========   =========
Weighted-average common shares outstanding...............     2,394,769    1,246,500     408,219
                                                           ============   ==========   =========

          See accompanying notes to consolidated financial statements.

                              THE WMA CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               YEARS ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE
                 PERIOD MARCH 9, 1995 THROUGH DECEMBER 31, 1995

                                                 ADDITIONAL    UNREALIZED                                       TOTAL
                             NUMBER     COMMON     PAID-IN       LOSS IN       ACCUMULATED      TREASURY    STOCKHOLDERS'
                            OF SHARES   STOCK      CAPITAL     INVESTMENTS   EQUITY (DEFICIT)    STOCK     EQUITY (DEFICIT)
                            ---------   ------   -----------   -----------   ----------------   --------   ----------------
Balance, March 9, 1995....         --   $  --    $        --    $      --       $       --      $     --     $        --
Common stock issued.......    500,000     500        249,500           --               --            --         250,000
Net loss..................         --      --             --           --         (354,621)           --        (354,621)
                            ---------   ------   -----------    ---------       ----------      --------     -----------
Balance, December 31,
  1995....................    500,000     500        249,500           --         (354,621)           --        (104,621)
Common stock issued.......  1,805,550   1,806     18,553,694           --               --            --      18,555,500
Net income................         --      --             --           --          544,352            --         544,352
Unrealized loss in
  investments.............         --      --             --     (125,641)              --            --        (125,641)
Deferred offering costs...         --      --       (516,527)          --               --            --        (516,527)
                            ---------   ------   -----------    ---------       ----------      --------     -----------
Balance, December 31,
  1996....................  2,305,550   2,306     18,286,667     (125,641)         189,731            --      18,353,063
Common stock issued.......    194,450     194      1,944,306           --               --            --       1,944,500
Net income................         --      --             --           --        1,519,501            --       1,519,501
Unrealized gain (loss) in
  investments.............         --      --             --      283,311               --            --         283,311
Purchase of treasury stock
  (2,200 shares and 2,000
  warrants)...............         --      --         (2,000)          --               --       (22,000)        (24,000)
                            ---------   ------   -----------    ---------       ----------      --------     -----------
Balance, December 31,
  1997....................  2,500,000   $2,500   $20,228,973    $ 157,670       $1,709,232      $(22,000)    $22,076,375
                            =========   ======   ===========    =========       ==========      ========     ===========

          See accompanying notes to consolidated financial statements.

                              THE WMA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               YEARS ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE
                 PERIOD MARCH 9, 1995 THROUGH DECEMBER 31, 1995

                                                             1997           1996         1995
                                                          -----------   ------------   ---------
Cash flows from operating activities:
  Net income............................................  $ 1,519,501   $    544,352   $(354,621)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Amortization.......................................      157,719         32,106          --
     Deferred tax expense...............................      815,743        112,808          --
     Change in:
       Investment income due and accrued................      (76,364)      (181,265)         --
       Reinsurance receivables..........................     (153,128)       (30,396)         --
       Deferred acquisition costs.......................   (3,892,292)      (738,743)         --
       Other assets.....................................      (87,165)       (26,861)         --
       Future policy benefits...........................      679,440        614,477          --
       Reinsurance balances payable.....................      434,443             --          --
       Accrued expenses.................................       31,752        141,983          --
       Accrued interest.................................           --        (12,995)     12,995
       Accounts payable.................................       10,329        (28,181)     65,095
                                                          -----------   ------------   ---------
          Net cash (used in) provided by operating
            activities..................................     (560,022)       427,285    (276,531)
                                                          -----------   ------------   ---------
Cash flows from investing activities:
  Proceeds from sales of available-for-sale
     securities.........................................    5,363,904      4,783,000          --
  Purchase of available-for-sale securities.............   (7,219,502)   (21,130,856)         --
                                                          -----------   ------------   ---------
          Net cash used in investing activities.........   (1,855,598)   (16,347,856)         --
                                                          -----------   ------------   ---------
Cash flows from financing activities:
  Issuance of common stock..............................    1,944,500     18,555,500     250,000
  Purchase of treasury stock and warrants...............      (24,000)            --          --
  Proceeds from borrowings under note payable...........           --             --     750,000
  Repayments of borrowings under note payable...........           --       (748,679)     (1,321)
  Offering costs........................................           --       (217,989)   (298,538)
  Organization costs....................................           --        (10,512)   (116,576)
  (Decrease) increase in due to stockholders............      (15,418)        15,418          --
                                                          -----------   ------------   ---------
          Net cash provided by financing activities.....    1,905,082     17,593,738     583,565
                                                          -----------   ------------   ---------
          Net (decrease) increase in cash and cash
            equivalents.................................     (510,538)     1,673,167     307,034
Cash and cash equivalents at beginning of year..........    1,980,201        307,034          --
                                                          -----------   ------------   ---------
Cash and cash equivalents at end of year................  $ 1,469,663   $  1,980,201   $ 307,034
                                                          ===========   ============   =========
Supplemental disclosure of cash flow
  information -- interest paid..........................  $    10,971   $     56,032   $  16,406
                                                          ===========   ============   =========

          See accompanying notes to consolidated financial statements.

                              THE WMA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

(1) ORGANIZATION

     The WMA Corporation (formerly known as WMA International Corporation) is an insurance holding company originally formed March 9, 1995.

     The consolidated financial statements include the assets, liabilities, and results of operations of The WMA Corporation ("WMA Corporation") and its wholly owned subsidiaries, WMA Life Holding, Ltd. ("Holding"), a Bermuda domiciled insurance holding company, and WMA Life Insurance Company Limited ("WMA Life"), a Bermuda domiciled life reinsurance company (collectively, the "Company").

     The Company provides reinsurance for certain national life insurance companies on life insurance and annuity policies sold by World Marketing Alliance, Inc. ("WMA"), a sales and marketing organization. Such policies are sold throughout the United States. A major shareholder of WMA Corporation owns a controlling interest in WMA and WMA Management Services, Inc. ("WMA Management"), which provide operating assistance to the Company for a fee. WMA Management is primarily responsible for the maintenance of the financial records of the Company.

     Reinsurance is an arrangement under which an insurance company, the "reinsurer," agrees to indemnify another insurance company, the ceding company, for all or a portion of the insurance risks underwritten by the ceding company. The reinsurer, in turn, assumes a portion of the underwritten risk in exchange for a portion of the premium collected. The Company currently assumes portions of mortality and other risks relating to life insurance and annuity policies in order to share in the net profits generated through the sale of such policies by WMA.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation and Basis of Presentation. The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles prescribed for stock life insurance companies. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that the Company deems to be sensitive to changes in estimates include deferred policy acquisition costs and future policy benefits. In all instances, actual results could differ from estimates.

     The accompanying financial statements consolidate the accounts of WMA Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

     Investments. The Company classifies all fixed maturity securities and equity securities as "available for sale." Such securities are reported at fair value. Fixed maturities available for sale are so classified based upon the possibility that such securities could be sold prior to maturity if that action enables the Company to execute its investment philosophy and appropriately match investment results to operating and liquidity needs.

     Although no impairments in value have occurred which would require adjustment to the carrying value of securities, any such impairment identified in the future would result in a reduction of the carrying value and reflection of a corresponding realized capital loss in the consolidated statements of operations. The Company's policy is to recognize such an impairment when the projected cash flows of these securities have been reduced on other than a temporary basis so that the realizable value is reduced to an amount less than the carrying value.

     Investment income is recognized as it accrues or is legally due. Income on mortgage-backed securities includes amortization and accretion of purchase premiums and discounts using a method that approximates a level yield, taking into consideration assumed prepayment patterns. The retrospective adjustment is used to

                              THE WMA CORPORATION
adjust for prepayment activity. Realized gains and losses on sales of investments are included in net income, as are write-downs of securities where declines in value are deemed to be other than temporary in nature. The cost of investment securities sold is determined based upon the specific identification method. Unrealized gains and losses on marketable equity securities and fixed maturity securities available for sale, less applicable deferred income taxes, are reported as a separate component of stockholders' equity.

     The Company does not participate in investments defined as derivatives under Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments.

     Fair Value Disclosures. The carrying values of cash and cash equivalents, reinsurance receivables and payables, accrued expenses and accounts payable approximate their fair values due to the short-term nature of these accounts. The carrying value of future policy benefits approximates its fair value as credited interest approximates current market rates. See note 3 for fair value information covering the Company's investment portfolio.

     Additional Information Regarding Statements of Cash Flows. Cash and cash equivalents include cash on hand and on deposit purchased with an original maturity of three months or less.

     Deferred Policy Acquisition Costs. Costs of acquiring new business, which vary with and are primarily related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future premiums. Such costs include commissions, expense allowances and certain other underwriting costs.

     Deferred acquisition costs are amortized over the lives of the underlying policies (with regard to the terms of the reinsurance agreement), in proportion to the ratio of revenues collected during the then current period to total anticipated revenues. On those policies under a monthly renewable term reinsurance agreement, revenues represent premiums recognized for the mortality risk reinsured. Such total anticipated premium revenues are estimated using the same assumptions used for computing liabilities for future policy benefits. For policies under a modified coinsurance agreement, revenues represent gross profits associated with mortality charges, investment margins, surrender charges, and expense loads.

     Reinsurance Premium Allowances. Allowances represent a percentage of each reinsurance premium which is paid or allowed by WMA Life to the ceding company for each policy reinsured. Allowances are shown net of amounts deferred as policy acquisition costs.

     Future Policy Benefits. Liabilities for future benefits on life policies are established in an amount adequate to meet the estimated future obligations on policies in force. Liabilities for future policy benefits under long-term life insurance policies have been computed based upon expected investment yields, mortality and withdrawal rates, and other assumptions including estimates for incurred but not reported losses. These assumptions include a margin for adverse deviation and vary with the characteristics of the plan of insurance, year of issue, age of insured, and other appropriate factors. Interest rates range from 6.0% to 7.0%. The mortality and withdrawal assumptions are based on industry experience and standards. Policy and contract reserves are included in future policy benefits on the consolidated balance sheet.

     Liabilities for future policy benefits under the modified coinsurance agreement equal policy holder account balances.

     Income Taxes. The Company uses the asset and liability method to record deferred income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using enacted tax rates expected to apply when such temporary differences are expected to reverse.

                              THE WMA CORPORATION

     Recognition of Revenues and Related Expenses. Reinsurance premiums received under the monthly renewable term agreements are recognized as revenue over the premium paying periods of the reinsured policies. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the related contract. This association is accomplished through the provision for future policy benefits and the amortization of deferred policy acquisition costs.

     Deposits and Other Considerations. Deposits and other considerations represent gross premiums and other considerations received on policies subject to modified coinsurance agreements between the Company and the national life insurance companies (the ceding companies) from which the Company assumes reinsurance. Under such agreements, future policy benefit reserves and related assets supporting such reserves are maintained by the ceding companies. Other consideration received includes surrender charges, maintenance and expense charges, and other administrative charges.

     Modified Coinsurance Reserve Adjustment. The modified coinsurance reserve adjustment recorded by the Company represents the increase in policy benefit reserves allocated to the ceding company under modified coinsurance agreements. The adjustment consists of the increase or decrease in benefit reserves held by the ceding company, plus benefits and less interest earned on benefit reserve amounts. The modified coinsurance reserve adjustment is shown as an offset to deposits and other considerations in the accompanying statement of operations.

     Income Per Share. Basic income per share is computed based on the weighted-average number of common shares outstanding during the period, in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. The Company has no dilutive potential common shares outstanding, and thus basic and diluted income per share are the same.

     Deferred Offering Costs. Costs relating to the common stock offering were deferred at December 31, 1995 and were offset against the proceeds of the offering during 1996.

     Deferred Organization Costs. Costs of organizing the Company have been capitalized and are being amortized over five years on the straight-line method.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the statement to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains, and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the Company consists of items recorded directly in equity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes new standards for the disclosures made by public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for years beginning after December 15, 1997. The Company does not have any separate segments that are considered material.

                              THE WMA CORPORATION

     Reclassification. The Company has reclassified the presentation of certain 1996 information to conform with the 1997 presentation.

(3) INVESTMENTS

     Major categories of net investment income consist of the following:

                                                            PERIODS ENDED DECEMBER 31,
                                                          ------------------------------
                                                             1997        1996      1995
                                                          ----------   --------   ------
Fixed maturity securities...............................  $1,035,453   $276,693   $   --
Short-term investments..................................     117,035    384,997    6,661
                                                          ----------   --------   ------
                                                           1,152,488    661,690    6,661
Investment expense......................................     (65,023)   (35,055)      --
                                                          ----------   --------   ------
          Net investment income.........................  $1,087,465   $626,635   $6,661
                                                          ==========   ========   ======

     The amortized cost, unrealized gains and losses, and estimated fair values of investments in fixed maturity securities at December 31, 1997 and 1996 are as follows:

                                            AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                              COST         GAINS        LOSSES        VALUE
                                           -----------   ----------   ----------   -----------
1997
Available for sale:
  Fixed maturities:
     U.S. Government and agencies........  $ 5,846,323    $ 50,622     $     --    $ 5,896,945
     Commercial and industrial...........    8,813,657     103,456       59,698      8,857,415
     Public utilities....................      797,949      11,300        6,554        802,695
     Mortgage-backed securities..........    2,228,461      26,960       30,421      2,225,000
                                           -----------    --------     --------    -----------
                                            17,686,390     192,338       96,673     17,782,055
Equity securities........................      487,733     143,196           --        630,929
                                           -----------    --------     --------    -----------
                                           $18,174,123    $335,534     $ 96,673    $18,412,984
                                           ===========    ========     ========    ===========
1996
Available for sale:
  Fixed maturities:
     U.S. Government and agencies........  $ 6,558,639    $    221     $ 30,382    $ 6,528,478
     Commercial and industrial...........    7,998,112          --      127,322      7,870,790
     Public utilities....................      797,718          --       17,044        780,674
     Mortgage-backed securities..........      505,654          --        7,122        498,532
                                           -----------    --------     --------    -----------
                                            15,860,123         221      181,870     15,678,474
Equity securities........................      487,733          --        8,717        479,016
                                           -----------    --------     --------    -----------
                                           $16,347,856    $    221     $190,587    $16,157,490
                                           ===========    ========     ========    ===========

     There were no investments in any entity in excess of 10% of stockholders' equity at December 31, 1997, other than investments issued or guaranteed by the U.S. Government. Fixed maturity securities are valued based upon quoted market prices.

                              THE WMA CORPORATION

     At December 31, 1997, the contracted maturities of investments in fixed maturity securities were as follows:

                                                               AMORTIZED       FAIR
                                                                 COST          VALUE
                                                              -----------   -----------
Available for sale:
  Due after one year through five years.....................  $ 9,283,473   $ 9,334,185
  Due after five years through ten years....................    5,849,646     5,929,302
  Due after ten years.......................................      324,810       293,568
  Mortgage-backed securities................................    2,228,461     2,225,000
                                                              -----------   -----------
                                                              $17,686,390   $17,782,055
                                                              ===========   ===========

     Expected maturities will differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

     Changes in net unrealized gains and losses were as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                1997            1996
                                                              ---------      ----------
Fixed maturity securities available for sale................  $277,314       $(181,649)
Equity securities...........................................   151,913          (8,717)
                                                              --------       ---------
                                                              $429,227       $(190,366)
                                                              ========       =========

(4) REINSURANCE

     Retrocession reinsurance contracts do not relieve the Company from its obligations to ceding companies. Failure of retrocessionaires to honor their obligations could result in losses to the Company; consequently, allowances would be established for amounts deemed uncollectible. At December 31, 1997 and 1996, there were no retrocession agreements.

     The Company has entered into several reinsurance contracts. As of December 31, 1997, the majority of the reinsurance assumed is written through two contracts, a monthly renewable term agreement with Western Reserve Life Assurance Co. of Ohio ("WRL"), and a modified coinsurance agreement with American Skandia Life Assurance Corporation ("Skandia"). As of December 31, 1996, the majority of the reinsurance assumed was written through WRL. There was no reinsurance activity for the period ended December 31, 1995.

     Policies reinsured under these contracts are administered by WRL and Skandia (the ceding companies). The ceding companies provide the Company with all information necessary for processing the reinsurance, including claims.

     The effect of reinsurance on premiums and amounts earned is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Reinsurance assumed.........................................  $5,217,365    $2,007,391
Reinsurance ceded...........................................          --            --
                                                              ----------    ----------
Net premiums and amounts earned.............................  $5,217,365    $2,007,391
                                                              ==========    ==========

                              THE WMA CORPORATION

     The effect of reinsurance on policyholder claims and other policy benefits is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                  1997          1996
                                                              ------------   ----------
Direct......................................................   $       --     $     --
Reinsurance assumed.........................................    2,408,842      976,635
Reinsurance ceded...........................................           --           --
                                                               ----------     --------
Net policyholder claims and benefits........................   $2,408,842     $976,635
                                                               ==========     ========

     The impact of reinsurance on life insurance in force is shown in the following schedule (in millions):

                                                                                     ASSUMED/
LIFE INSURANCE IN FORCE                          DIRECT   ASSUMED   CEDED    NET      NET %
-----------------------                          ------   -------   -----   ------   --------
December 31, 1997..............................   $ --    $4,162    $ --    $4,162     100%
December 31, 1996..............................     --     2,673      --     2,673     100

(5) DEFERRED POLICY ACQUISITION COSTS

     The following reflects the amounts of policy acquisition costs deferred and amortized:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                  1997          1996
                                                              ------------   ----------
Deferred acquisition cost:
     Assumed................................................   $4,503,338     $732,329
     Retroceded.............................................           --           --
                                                               ----------     --------
          Net...............................................   $4,503,338     $732,329
                                                               ==========     ========
Beginning of year...........................................   $  732,329     $     --
  Capitalized:
     Assumed................................................    3,892,292      738,743
     Retroceded.............................................           --           --
  Amortized:
     Assumed................................................     (121,283)      (6,414)
     Retroceded.............................................           --           --
                                                               ----------     --------
          End of year.......................................   $4,503,338     $732,329
                                                               ==========     ========

(6) INCOME TAX

     Under current Bermuda law, WMA Life is not required to pay any taxes in Bermuda on either income or capital gains. WMA Life has received an undertaking from the Minister of Finance in Bermuda that in the event of any such taxes being imposed, WMA Life will be exempted from taxation until the year 2016.

     The Company determined its income tax expense and liability in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

     Effective January 1, 1996, WMA Life made an irrevocable election under section 953(d) of the Internal Revenue Code of 1986, as amended, to be treated as a domestic insurance company for United Stated Federal income tax purposes. As a result of this "domestic" election, WMA Life is subject to U.S. taxation on its worldwide income as if it were a U.S. corporation.

                              THE WMA CORPORATION

     Total income taxes (benefit) for the years ended December 31, 1997 and 1996 were allocated as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Tax attributable to:
  Income from continuing operations.........................   $815,743      $112,808
                                                               ========      ========
  Unrealized gains (losses) on securities available for
     sale...................................................   $145,948      $(64,725)
                                                               ========      ========

     The Federal income tax expense from continuing operations for the years ended December 31, 1997, 1996, and 1995 is as follows:

                                                           1997       1996       1995
                                                         --------   --------   --------
Current................................................  $ 29,363   $     --   $     --
Deferred...............................................   786,380    112,808         --
                                                         --------   --------   --------
          Total........................................  $815,743   $112,808   $     --
                                                         ========   ========   ========

     The income tax expense from continuing operations for the years ended December 31, 1997, 1996, and 1995 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                                           YEARS ENDED DECEMBER 31,
                                                       --------------------------------
                                                         1997       1996        1995
                                                       --------   ---------   ---------
Computed expected tax expense........................  $793,983   $ 223,434   $(120,571)
Change in valuation allowance........................        --    (117,307)    117,307
Other, net...........................................    21,760       6,681       3,264
                                                       --------   ---------   ---------
          Total......................................  $815,743   $ 112,808   $      --
                                                       ========   =========   =========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and Federal income tax purposes. The net deferred tax liability at December 31, 1997 and 1996 is composed of the following amounts:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              -----------    ---------
Deferred tax assets:
  Policy acquisition costs..................................  $       --     $ 12,903
  Deferred organizational costs.............................       5,888       20,673
  Net operating loss carry forward..........................     731,423      166,615
  Unrealized losses on securities held for sale.............          --       64,724
                                                              ----------     --------
          Gross deferred tax assets:........................     737,311      264,915
                                                                      --           --
                                                              ----------     --------
  Less valuation allowance
          Net deferred tax assets...........................     737,311      264,915
                                                              ----------     --------
Deferred tax liabilities:
  Policy benefit reserves...................................     105,363       64,006
  Deferred acquisition costs................................   1,531,135      248,992
  Unrealized gains on securities held for sale..............      81,224           --
                                                              ----------     --------
          Gross deferred tax liabilities....................   1,717,722      312,998
                                                              ----------     --------
          Net deferred tax liabilities......................  $  980,411     $ 48,083
                                                              ==========     ========

                              THE WMA CORPORATION

     There were no valuation allowances for deferred tax assets as of December 31, 1997 and 1996 since it is management's belief that it is more likely than not that the deferred tax assets will be realized. However, the amount of the deferred tax asset could be reduced in the near term if estimates of future taxable income are reduced.

(7) RELATED PARTY TRANSACTIONS

     The Company receives certain management and consulting services from WMA and WMA Management, an affiliate of WMA. During the years ended December 31, 1997 and 1996, the Company paid $110,714 and $76,875, respectively, to WMA for these services. During the years ended December 31, 1997 and 1996, the Company paid $120,000 and $47,805, respectively, to WMA Management for these services. A portion of amounts paid to WMA Management were deferred as policy acquisition costs. During 1995, WMA funded certain expenditures incurred for the organization of the Company and for the related public offering. The Company has reimbursed all amounts paid by WMA for such expenditures.

(8) STATUTORY RESTRICTIONS

     WMA Corporation's subsidiary, WMA Life, is a Bermuda-domiciled insurance company, and as such, is subject to the restrictions of the Bermuda Insurance Act of 1978. The most significant of these restrictions is that WMA Life must maintain a minimum of $250,000 capital and surplus. In addition, WMA Life must maintain a solvency margin, defined as the excess of statutory assets over statutory liabilities, of at least $250,000. Through funding from WMA Corporation, WMA Life met this restriction.

(9) CAPITAL INFUSION

     Pursuant to a registration statement filed with the Securities and Exchange Commission, the Company had sold as of December 31, 1996, 2,305,550 shares of common stock ($0.001 par value) for $10 a share. This resulted in $18,805,500 raised at December 31, 1996, which when netted against deferred offering costs of $516,527, resulted in total common stock and paid-in capital of $18,288,973. An additional 194,450 shares were sold during the year ended December 31, 1997.

(10) COMMITMENTS AND CONTINGENT LIABILITIES

     From time to time, the Company may be subject to reinsurance-related litigation and arbitration in the normal course of business. Management does not believe that the Company is a party to any such pending litigation or arbitration which would have a material adverse effect on its future operations.

     The Company has obtained letters of credit in favor of unaffiliated insurance companies from which the Company assumes business. The posting of a letter of credit allows the ceding company to take statutory reserve credit for reinsurance ceded which would otherwise not be available as WMA Life is not "authorized" (essentially licensed) by the ceding company's state of domicile. At December 31, 1997, the amount of the outstanding letters of credit was $2,030,000. Within the terms of the agreement, the Company has pledged the fixed maturity securities as collateral for the letters of credit.

                              THE WMA CORPORATION

     The Company currently leases office space from WMA under a lease agreement which expires in 2008. The agreement requires the Company to pay during the first five years of the lease term an amount equivalent to the rate paid by WMA to its lessor. The rate paid is subject to increase during the last five years of the lease term. The following is a schedule of future minimum lease payments as of December 31, 1997:

                                                              YEAR ENDING
                                                              DECEMBER 31,
                                                              ------------
1998........................................................    $ 18,675
1999........................................................      18,675
2000........................................................      18,675
2001........................................................      18,675
2002........................................................      18,675
Thereafter..................................................      93,375
                                                                --------
                                                                $186,750
                                                                ========

                              THE WMA CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                    CONTENTS

                                                              PAGE
                                                              ----
Consolidated Balance Sheets as of March 31, 1998 and 1997
  (Unaudited)...............................................  F-18
Consolidated Statements of Operations for the three months
  ended March 31, 1998, 1997 and 1996 (Unaudited)...........  F-19
Consolidated Statements of Cash Flows for the three months
  ended March 31, 1998, 1997 and 1996 (Unaudited)...........  F-20
Notes to Consolidated Financial Statements (Unaudited)......  F-21

                              THE WMA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

                                                                    THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                --------------------------
                                                                   1998           1997
                                                                -----------    -----------
                                          ASSETS
Fixed maturity securities -- available for sale (amortized
  cost of $16,995,247 and $16,942,853 for 1998 and 1997,
  respectively).............................................    $17,121,692    $16,364,373
Equity securities -- available for sale (cost of $487,733
  for 1998 and 1997)........................................        714,597        492,583
                                                                -----------    -----------
          Total investments.................................     17,836,289     16,856,956
Cash and cash equivalents...................................      1,991,275      2,174,115
Investment income due and accrued...........................        259,414        244,955
Prepaid expenses............................................        387,766         43,889
Deferred acquisition costs..................................      6,558,706      1,033,939
Deferred organization costs (net of accumulated amortization of $71,238 and $34,801 at March 31, 1998 and 1997
  respectively).............................................        115,632        152,068
Other assets................................................          9,600         36,090
                                                                -----------    -----------
          Total assets......................................    $27,158,682    $20,542,012
                                                                ===========    ===========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Future policy benefits....................................    $ 1,498,899    $   545,511
  Reinsurance balances payable..............................      1,396,536         80,307
  Accrued expenses..........................................        228,501        224,679
  Accounts payable..........................................        400,920         71,810
  Deferred tax liability....................................      1,184,242        147,421
                                                                -----------    -----------
          Total liabilities.................................      4,709,098      1,069,728
Stockholders' equity:
  Common stock, par value $.001, 10,000,000 authorized:
     2,500,000 and 2,411,742 shares issued in 1998 and
     1997, respectively.....................................          2,500          2,412
  Additional paid-in capital................................     20,228,973     19,348,481
  Accumulated other comprehensive income....................        238,212       (395,773)
  Retained earnings.........................................      2,022,799        517,164
  Treasury stock, at cost (4,290 shares)....................        (42,900)            --
                                                                -----------    -----------
          Total stockholders' equity........................     22,449,584     19,472,284
                                                                -----------    -----------
          Total liabilities and stockholders' equity........    $27,158,682    $20,542,012
                                                                ===========    ===========

          See accompanying notes to consolidated financial statements.

                              THE WMA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                     THREE MONTHS ENDED
                                                                         MARCH 31,
                                                           --------------------------------------
                                                               1998          1997         1996
                                                           ------------   ----------   ----------
Revenues:
  Premiums...............................................  $  1,728,837   $1,067,902   $       --
  Deposits and other considerations......................    20,708,126           --           --
  Modco and coinsurance reserve adjustment...............   (20,549,169)          --           --
  Net investment income..................................       250,201      256,714       54,941
                                                           ------------   ----------   ----------
          Total revenue..................................     2,137,995    1,324,616       54,941
Benefits and expenses:
Benefits, claims and settlement expenses.................       875,417      393,588           --
Reinsurance premium allowances, net......................       472,505      303,442           --
Amortization of deferred acquisition costs...............       124,573       (1,657)          --
Professional, management, and other expenses.............       189,595      101,259           --
                                                           ------------   ----------   ----------
          Total benefits and expenses....................     1,662,090      796,632       99,214
                                                           ------------   ----------   ----------
          Net income (loss) before income taxes..........       475,905      527,984      (44,273)
          Income tax (expense) benefit...................      (162,339)    (205,152)      10,893
                                                           ------------   ----------   ----------
          Net income (loss) after income taxes...........  $    313,566   $  322,832   $  (33,380)
                                                           ============   ==========   ==========
Basic and diluted income per (loss) share................  $       0.13   $     0.14   $    (0.03)
                                                           ============   ==========   ==========
Weighted-average common shares outstanding...............     2,497,452    2,385,558    1,065,068
                                                           ============   ==========   ==========

          See accompanying notes to consolidated financial statements.

                              THE WMA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,
                                                          ---------------------------------------
                                                             1998          1997          1996
                                                          -----------   -----------   -----------
Cash flows from operating activities:
  Net income (loss).....................................  $   313,566   $   322,832   $   (33,380)
  Adjustments to reconcile net income (loss) to cash
     provided by (used in) operations
     Amortization.......................................      133,682         7,452        70,184
     Deferred tax expense...............................      162,339       205,152       (10,893)
     Change in:
       Investment income due and accrued................       (1,786)      (63,691)           --
       Reinsurance receivables..........................      183,524        30,396            --
       Deferred acquisition costs.......................   (2,179,941)     (299,953)           --
       Prepaid expenses.................................     (274,523)      (17,523)      (10,574)
       Other assets.....................................       (8,816)      (35,306)           --
       Future policy benefits...........................      204,982       (68,966)           --
       Reinsurance balances payable.....................      962,093        80,307            --
       Accrued expenses.................................       52,851       (16,054)           --
       Accrued interest.................................           --            --           (60)
       Accounts payable.................................      295,812        24,885       (65,913)
                                                          -----------   -----------   -----------
       Net cash provided by (used in) operating
          activities....................................     (156,217)      169,242        50,636
                                                          -----------   -----------   -----------
Cash flows from investing activities:
  Proceeds from sales of available-for-sale
     securities.........................................      698,729       974,858            --
  Purchase of available-for-sale securities.............           --    (2,050,266)   (7,263,005)
                                                          -----------   -----------   -----------
       Net cash provided by (used in) investing
          activities....................................      698,729    (1,075,408)   (7,263,005)
                                                          -----------   -----------   -----------
Cash flows from financing activities:
  Issuance of common stock..............................           --     1,061,920     7,500,000
  Purchase of treasury stock............................      (20,900)           --            --
  Repayments of borrowings under note payable...........           --            --        (1,350)
  Offering costs and organization costs.................           --            --      (136,544)
  Increase in due to stockholders.......................           --        38,160     5,604,239
                                                          -----------   -----------   -----------
  Net cash provided by (used in) financing activities...      (20,900)    1,100,080    12,966,345
                                                          -----------   -----------   -----------
       Net increase in cash and cash equivalents........      521,612       193,914     5,652,704
  Cash and cash equivalents at beginning of period......    1,469,663     1,980,201       307,034
                                                          -----------   -----------   -----------
  Cash and cash equivalents at end of period............  $ 1,991,275   $ 2,174,115   $ 5,959,738
                                                          ===========   ===========   ===========
  Supplemental disclosure of cash flow
     Information -- interest paid.......................  $        --   $        --   $    16,377
                                                          ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                              THE WMA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

(2) STOCK SUBSCRIPTIONS

     As of March 31, 1998, there were 2,495,710 shares of common stock outstanding. The aggregate market value of the common stock held by non-affiliates computed on the basis of the price at which the stock was sold was $19,957,100. All warrants previously issued in 1995 have been exercised. There is no established market for the shares of common stock.

(3) DEFERRED TAX

     Deferred income tax liabilities and related expenses are determined in accordance with Statement of Financial Accounting Standard No. 109 (SFAS No.
109) using an effective federal tax rate of 34%. SFAS No. 109 specifically excludes recognition of the "small life insurance company deduction" available under Section 806 of the Internal Revenue Code for qualifying life insurance companies. This special deduction, for which management believes the Company will qualify for a number of years, can reduce the effective federal income tax rate from 34% to less than 20% depending upon the amount of taxable income. Consequently, the effective tax rate on the Company's earnings may ultimately prove to be less than the deferred income tax liabilities and related expenses determined under SFAS No. 109, at March 31, 1998.

(4) ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130). Statement 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted Statement 130 effective January 1, 1998. The primary component of the differences between net income and comprehensive income for the Company is unrealized gains on securities. Total comprehensive income for the three months ended March 31, 1998 was $394,108 compared to $52,700 for the three months ended March 31, 1997. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement
131). Statement 131 is effective for financial statements for years ending after December 15, 1997. The Company does not have any separate segments that are considered material.

======================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS AFFILIATES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Summary Consolidated Financial Data...    4
Risk Factors..........................    5
The Company...........................   13
How to Subscribe......................   13
Use of Proceeds.......................   18
Dividend Policy.......................   18
Dilution..............................   18
Capitalization........................   19
Selected Consolidated Financial
  Data................................   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   27
Management............................   39
Certain Relationships and Related
  Transactions........................   40
Principal Stockholders................   43
Description of Capital Stock..........   44
Shares Eligible for Future Sale.......   45
Legal Matters.........................   45
Experts...............................   45
Available Information.................   46
Subscription Offering -- Questions and
  Answers.............................   47
Glossary of Insurance Terms...........   52
Financial Statements..................  F-1

======================================================
======================================================
                             SUBSCRIPTION OFFERING

                                        SHARES

                                OF COMMON STOCK

                                       OF

                                   (LOGO WMA)
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Fees and expenses incurred by the Registrant in connection with the Subscription Offering are as follows:

SEC registration fees.......................................  $      *
Accounting fees and expenses................................         *
Printing and engraving costs................................         *
Legal fees and expenses.....................................         *
Advisory fees...............................................         *
State "Blue Sky" Fees and Expenses..........................         *
NASDAQ filing and listing fees..............................         *
Escrow Agents fee...........................................         *
Subscription Agent fees.....................................         *
Registry and Transfer Agents fees...........................         *
Miscellaneous fees and expenses.............................         *
                                                              --------
          Total.............................................  $
                                                              ========

---------------

* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VII, Section 7, of the Registrant's By-laws provide for indemnification of the Registrant's officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

     Section 145 ("Section 145") of the Delaware General Corporation Law ("DGCL"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     With respect to actions by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

     Because of these provisions, the Company and its shareholders may have a more limited right of action against a director than they would have absent these provisions. To the extent these provisions may purport to provide indemnification for violations of federal securities laws, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES

     In late December, 1997, the Company issued 88,258 shares of its common stock to ten agents of WMA Agency who exercised warrants that they had purchased from the Company pursuant to a registration statement, which became effective December 22, 1995. The Company received $882,580 in cash upon the exercise of these warrants, which funds were used for general working capital purposes. The shares issued by the Company upon exercise of these warrants were also included in the above registration statement.

     On June   , 1998, the Company's Board of Directors, subject to ratification of the stockholders of the Company at its 1998 annual meeting, authorized a 1998 stock option plan for the directors, officers and employees of the Company (the "Plan") that contemplates the issuance of up to 900,000 shares of the Company's authorized, but unissued, Common Stock upon the exercise of options granted under the Plan. Such options are non-transferable (except by will or the laws of descent and distribution in the event of death), shall have a term of five (5) years, and become exercisable on the third anniversary of an optionee's date of hire, appointment or election, provided the optionee at that time has been a director, officer or employee of the Company for at least one year after the date of grant. Upon termination of an optionee's service as a director, officer or employee of the Company for reasons other than retirement, death or permanent and total disability, the option and the optionee's rights thereunder shall terminate. Options become immediately exercisable upon a change in control of the Company, as defined in the Plan. Except as to the option granted in 1998 (see below). Except for options granted in 1998, the per share exercise price of options granted under the Plan is the fair market value of a share of Common Stock on the date of grant. The Plan will be administered by the Audit and Compensation Committee created by the Board of Directors on the above date.

     On the above date, the Board of Directors also authorized the grant of
options under the Plan to purchase up to      shares of Common Stock to several
directors, officers and employees of the Company, including      shares to Mr.
Humphrey. The 1998 options granted have an exercise price equal to the Subscription Price. The Company does not intend to register the shares of Common Stock to be issued upon exercise of these options since the options will only be issued in private transactions to accredited investors and no more than 35 non-accredited investors.

     The Board of Directors of the Company, also on June   , 1998, authorized
the issuance of six year non-transferrable warrants to purchase up to 600,000 shares of Common Stock. The warrants are exercisable with respect to twenty percent (20%) of the shares issuable under the warrant in each of the five (5) years after the first anniversary of the date of issuance. The exercise price for warrants issued in 1998 is the Subscription Price. The exercise price of all warrants issued thereafter will be the fair market value of the Common Stock on the date of issuance. The exercise of warrants is also subject to the warrant holder being employed by WMA Agency at the time of exercise and the Company achieving specified annual premium production levels during each of the years in the exercise period. Warrants to purchase 250,000 shares of Common Stock have been issued to key management employees of WMA Agency as partial consideration for its agreement to use its "best efforts" to cause any life insurance company with which WMA Agency has selling agreements to reinsure life insurance and annuities sold through WMA Agency with the Company. Both the option plan and the warrants will be submitted to the stockholders of the Company at its 1998 Annual Meeting for ratification.

     The Company, in granting the options, will rely upon the Commission's interpretation or practice not to consider options granted in voluntary, non-contributory corporate employee plans to be a security. See Part II, Section A.2.c. of Release No. 33 -- 6188. The Company has relied upon the exemption from registration in Section 4(2) of the Securities Act of 1933, as amended, in issuing the warrants. The Company will rely upon the applicable provisions of Regulation D with respect to the issuance of Common Stock upon the exercise of the options and the warrants.

ITEM 16.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT
-------                          ----------------------
 3.1      --  Articles of Incorporation (1)
 3.2      --  Amendment to Articles of Incorporation changing the name of the Company to "The WMA Corporation".(2)
 3.2      --  By-Laws(1)
 3.3      --  Amendment to By-Laws re Related Party Transactions*
 4.1      --  Specimen Stock Certificate(3)

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT
-------                          ----------------------
 4.2      --  1998 Stock Option Plan*
 4.3      --  Form of Warrant*
 5.1      --  Opinion re legality (Filed herewith)
10        --  Material contracts
10.1      --  Loan Agreement with Money Services, Inc. and WMA Agency(4)
10.2      --  Modification of Loan & Security Agreement between Money
              Services, Inc. and WMA Agency(2)
10.3      --  Automatic Reinsurance Agreement No. 1 between Western
              Reserve Life Assurance Company of Ohio and WMA Life
              Insurance Company Limited dated July 9, 1996.(2)
10.4      --  Automatic Variable Annuity Reinsurance Agreement between
              Western Reserve Life Assurance Company of Ohio and WMA Life
              Insurance Company Limited effective January 1, 1998.*
10.5      --  Automatic Variable Universal Life Reinsurance Agreement
              between Western Reserve Life Assurance Company of Ohio and
              WMA Life Insurance Company Limited effective April 1, 1998.*
10.6      --  Agreement dated June   , 1998 between WMA Agency and The WMA
              Corporation.*
16.1      --  Letter re change in certifying accountant(5)
21.1      --  Subsidiaries of the registrant (Filed herewith)
23        --  Consents of experts and counsel
23.1      --  Consent of KPMG Peat Marwick LLP (Filed herewith)
23.2      --  Consent of Merritt & Tenney LLP (Filed herewith)
23.3      --  Consent of Snyder, Camp, Stewart & Co., LLP (Filed herewith)
24.1      --  Power of attorney
27.1      --  Financial Data Schedule (for SEC use only)(2)(6)
99        --  Additional Exhibits
99.1      --  Subscription Agent Agreement with American Stock Transfer
              Company*
99.2      --  Subscription Agreement*

---------------

(1) Filed on June 28, 1995 as an exhibit to Registration Statement and incorporated herein by reference pursuant to Rule 12b-23.
(2) Filed on May 15, 1998 as an exhibit to Quarterly Report of Form 10-QSB and incorporated herein by reference pursuant to Rule 12b-23.
(3) Filed on September 22, 1995 as an exhibit to Registration Statement and incorporated herein by reference pursuant to Rule 12b-23.
(4) Filed on November 17, 1995 as an exhibit to Registration Statement and incorporated herein by reference pursuant to Rule 12b-23.
(5) Filed on December 21, 1995 as an exhibit to Registration Statement and incorporated herein by reference pursuant to Rule 12b-23.
(6) Filed on March 31, 1998 as an Exhibit to Annual Report on Form 10-KSB and incorporated herein by reference pursuant to Rule 12b-23.
 *  To be filed by Amendment

     (b) Financial Statement Schedules

          Not Applicable

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b) (1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be the initial bona fide offering thereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, and the State of Georgia, on June 2, 1998.

                                          THE WMA CORPORATION
                                          (Registrant)

                                          By:  /s/ S. HUBERT HUMPHREY, JR.
                                            ------------------------------------
                                                  S. Hubert Humphrey, Jr.
                                                   President and Director

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints S. Hubert Humphrey, Jr. as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the S-1 Registration Statement filed by The WMA Corporation, to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by the virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                      SIGNATURE                                      TITLE                     DATE
                      ---------                                      -----                     ----

             /s/ S. HUBERT HUMPHREY, JR.               President and Director              June 2, 1998
-----------------------------------------------------
               S. Hubert Humphrey, Jr.

              /s/ THOMAS W. MONTGOMERY                 Executive Vice President,           June 2, 1998
-----------------------------------------------------    Secretary and Director
                Thomas W. Montgomery

               /s/ EDWARD F. MCKERNAN                  Senior Vice President,              June 2, 1998
-----------------------------------------------------    Chief Financial Officer
                 Edward F. McKernan                      and Director

                /s/ C. SIMON SCUPHAM                   Director                            June 3, 1998
-----------------------------------------------------
                  C. Simon Scupham

                /s/ JOSEPH F. BARONE                   Director                            June 3, 1998
-----------------------------------------------------
                  Joseph F. Barone